Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

$175,000,000 Revolving Credit Facility

$350,000,000 Term Loan

dated as of November 30, 2011

among

LUFKIN INDUSTRIES, INC.

and
LUFKIN FINANCE (US) LP
as the Borrowers

the Lenders party hereto

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A.
as Co-Syndication Agents

REGIONS BANK
as Documentation Agent

J.P. MORGAN SECURITIES LLC
as Sole Bookrunner

J.P. MORGAN SECURITIES LLC
 MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO SECURITIES LLC
as Joint Lead Arrangers

                                                                                                                                      USA Patriot Act Notice126

SCHEDULES:

2.01                      Commitments
2.05(n) Existing Letters of Credit
3.14           ERISA Plans
3.16                      Subsidiaries
3.22                      Chief Executive Offices and Principal Places of Business of Loan Parties
6.01                      Existing Indebtedness
6.02                      Existing Liens
6.04                      Existing Investments
6.09                      Restrictive Agreements

EXHIBITS:

Exhibit A                         Form of Revolving Note
Exhibit B                         Form of Term Note
Exhibit C                         Form of Swingline Note
Exhibit D                         Form of Assignment and Assumption
Exhibit E                         Form of Guaranty Agreement
Exhibit F                         Form of Pledge Agreement
Exhibit G                         Form of Security Agreement
Exhibit H                         Form of Borrowing Request
Exhibit H-1                         Form of Interest Election Request
Exhibit I                         Form of New Lender Acceptance
Exhibit J                         Form of Commitment Increase Agreement
Exhibit K                         Form of Commitment Increase Notice
Exhibit L                         Form of U.S. Tax Compliance Certificate
Exhibit M                         Form of Assumption Agreement
Exhibit N                         Form of Lufkin Guarantee
THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 30, 2011, is among LUFKIN INDUSTRIES, INC., a Texas corporation (“Lufkin”); LUFKIN FINANCE (US) LP, a limited partnership formed under the laws of the State of Texas (“Newco” and together with Lufkin the “Borrowers” and each a “Borrower”); the Lenders party hereto; and JPMORGAN CHASE BANK, N.A., in its individual capacity (“JPMCB”) and as Administrative Agent (in such capacity, the “Administrative Agent”), Issuing Bank (in such capacity, the “Issuing Bank”) and Swingline Lender (in such capacity, the “Swingline Lender”).

Preliminary Statements

1.           Lufkin, JPMorgan Chase Bank (now known as JPMorgan Chase Bank, N.A.), as Administrative Agent and Issuing Bank, and the lenders party thereto entered into that certain Credit Agreement dated December 30, 2002 (such Credit Agreement, as amended, the “Original Credit Agreement”).

2.           Lufkin, JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank, and the lenders party thereto entered into that certain Amended and Restated Credit Agreement dated as of December 31, 2010, amending and restating the Original Credit Agreement (such Amended and Restated Credit Agreement, as amended, the “Existing Credit Agreement”).

3.           The Borrowers, JPMCB and the Lenders party to this Agreement have agreed to amend and restate the Existing Credit Agreement; provided that this Agreement shall not constitute a novation or termination of the Obligations (such as defined in the Existing Credit Agreement) as further detailed at Section 9.21 hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1 - Definitions

SECTION 1.1.     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance” means a New Lender Acceptance, substantially in the form of Exhibit I or any other form approved by the Administrative Agent, entered in to by a Lender added hereto in accordance with Section 2.01(c)(iii) and accepted by the Administrative Agent.

“Acquisition” means the acquisition by Quinn Pumps Canada Ltd. (formerly known as Lufkin Pump Acquisition Ltd.), an Alberta corporation (“Buyer”) and purchaser of substantially all of the assets of Quinn’s Oilfield Supply Ltd., an Alberta corporation (“Quinn’s”), in accordance with the Asset Purchase Agreement. The Acquisition shall occur in the following steps: Lufkin will borrow a total of $350,000,000 in Term Loans from the Lenders pursuant to this Agreement. Lufkin will lend approximately $303,000,000 to Buyer to be applied against the purchase price of the assets to be purchased from Quinn’s. Buyer will direct Lufkin to pay that approximately $303,000,000 to Quinn’s as the purchase price of the assets to be purchased from Quinn’s. Buyer will repay a portion of its debt to Lufkin by transferring to Lufkin 100% of the Equity Interest in the U.S. Subsidiaries of Quinn’s acquired by Buyer in the Acquisition. Lufkin will assign the remaining debt owed to Lufkin by Buyer to Newco, and Newco will assume that amount of debt under this Agreement, thereby becoming a Borrower.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in that capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means (i) any Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with another Person, (ii) any Person owning of record or beneficially, directly or indirectly, either individually or together with all other Persons to whom such Person is related as spouse, sibling, child, grandchild or great grandchild by blood, adoption, or marriage, the Equity Interests of another Person aggregating 10% or more of the voting power of all Equity Interests of such other Person, or (iii) any Person related by blood, adoption, or marriage to any Person specified in clause (i) or (ii) of this definition.

“Agreement” means this Second Amended and Restated Credit Agreement, as amended, modified, supplemented, restated and in effect from time to time.

“Alternate Base Rate” means the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.5%, and (iii) the Adjusted LIBO Rate for an Interest Period of one month plus 1.0%.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the Applicable Margin per annum set forth in basis points below under the caption “ABR Spread”, “Eurodollar Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon Lufkin’s Leverage Ratio as of the most recent determination date:

Level	Leverage Ratio	Eurodollar Spread (bps)	ABR Spread (bps)	Unused Commitment Fee Rate (bps)
1	≤ 1.50x	200.0	100.0	25.0
2	˃ 1.50x but ≤ 2.00x	250.0	150.0	30.0
3	˃ 2.00x but ≤ 2.50x	275.0	175.0	30.0
4	˃ 2.50x but ≤ 3.00x	300.0	200.0	40.0
5	˃ 3.00x	325.0	225.0	50.0

Until the first determination of the Leverage Ratio, Level 3 shall apply. For purposes of determining the Applicable Margin, (i) the Leverage Ratio shall be determined as of the last day of each fiscal quarter based upon the Borrower’s financial statements for each respective fiscal quarter end, delivered to the Administrative Agent as required by Section 5.01(a) (with respect to financial statements for the fourth quarter of each fiscal year of the Borrower) and Section 5.01(b) (with respect to financial statements for all other fiscal quarters of the Borrower), or Section 5.01(c) if applicable, beginning with the fiscal quarter ended September 30, 2011, and (ii) any resulting change in the Applicable Margin shall become effective on and including the date of delivery to the Administrative Agent of such financial statements and the compliance certificate required by Section 5.01(d) and ending on the date immediately preceding the effective date of the next such change; provided, however, that in the event the Borrower fails to deliver any such financial statements or compliance certificate to the Administrative Agent within the period required by this Agreement, the Eurodollar Spread, the ABR Spread and the Unused Commitment Fee Rate shall be calculated as if Level 5 above applied, and each change shall be effective on the first Business Day of the first calendar month to begin following the calendar month in which such financial statements and compliance certificate were required to be delivered pursuant to Section 5.01 and shall continue at that rate until otherwise determined in accordance with this definition. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment and, with respect to any Term Lender, the percentage of the total Term Loan Commitments represented by such Term Lender’s Term Loan Commitment; provided that in each case when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments of the relevant Class (disregarding any Defaulting Lender’s Commitment). If the Commitments of a Class have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments of that Class most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Purchase Agreement” means the Asset Purchase Agreement dated as of September 6, 2011, by and among Lufkin, Buyer, Quinn’s, certain Subsidiaries of Quinn’s, and others, as amended from time to time.

“Asset Sale” means any Disposition to any Person (including by way of merger or consolidation), directly or indirectly, in one or a series of related transactions, of (a) any Equity Interest in any Subsidiary held by the Borrower or any of its consolidated Subsidiaries (including the issuance of additional Equity Interests), or (b) except in the ordinary course of business, any other property of the Borrower or any of its consolidated Subsidiaries.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Assumption Agreement” means an agreement, substantially in the form of Exhibit M, by which Newco shall assume primary liability for approximately $303,000,000 of the debt of Lufkin to the Term Lenders.

“Authorized Officer” means the chief executive officer, president, chief financial officer, or chief operating officer of a Borrower.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of the Revolving Commitments.

“Banking Services” means each and any of the following bank services provided to any Loan Party by the Administrative Agent, any Lender, the Issuing Bank or an Affiliate of the foregoing: (a) commercial credit cards, (b) stored value cards, (c) treasury and/or cash management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) and foreign exchange services.

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any entity succeeding to its functions.

“Board of Directors” means (a) with respect to any Person that is a corporation, the board of directors of such Person, and (b) with respect to any Person that is not a corporation, an analogous body, officer or representative of such Person which is the functional equivalent of the board of directors of a corporation and which has the power and authority to authorize and effectuate the execution, delivery, and performance of agreements, documents and instruments on behalf of such Person and to take other actions to on behalf of such Person.

“Borrowers” has the meaning ascribed to such term in the introduction to this Agreement. Both Lufkin and Newco, as assumptor of a portion of the Obligations of Lufkin under this Agreement, are herein sometimes called the “Borrower” and that term shall be construed to mean either or both of Lufkin and Newco as the context may require.

“Borrowing” means a portion or portions of the Loans of the same Type and Class, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing substantially in the form of Exhibit H to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or day which shall be in New York City a legal holiday or a day on which banking institutions in New York City are authorized or required by law to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Buyer” means Quinn Pumps Canada Ltd. (formerly known as Lufkin Pump Acquisition Ltd.), an Alberta corporation and, after the Acquisition, a Wholly-Owned Subsidiary of Holdings 1, an indirect Wholly-Owned Subsidiary of Lufkin and the owner of the assets purchased from Quinn’s (other than the U.S. Subsidiaries of Quinn’s) pursuant to the Asset Purchase Agreement.

“Canadian AML Legislation” means each of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws within Canada, including any guidelines or orders thereunder.

“Canadian Benefit Plan” means all material benefit plans or arrangements subject to Canadian federal or applicable provincial law or regulation maintained or contributed to by Quinn’s or Buyer or any consolidated Subsidiary of Quinn’s or Buyer that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of Quinn’s or Buyer or any of their consolidated Subsidiaries participate or are eligible to participate, but excluding all stock option or stock purchase plans.

“Canadian Insolvency Laws” means each of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Canadian Pension Plan” means all pension plans required to be registered under Canadian federal or provincial law established, maintained or contributed to by Quinn’s or Buyer or any consolidated Subsidiary of Quinn’s or Buyer for their employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Capital Lease Obligations” means the obligations of the Borrower or any consolidated Subsidiary to pay rent or other amounts under any lease (a “Capital Lease”) of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on the balance sheet of the Borrower or such consolidated Subsidiary under GAAP and, for purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Bank or Lenders, as collateral for obligations related to LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Lufkin; (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Lufkin by Persons who were neither (i) nominated by the Board of Directors of Lufkin nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of Lufkin by any Person or group.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service or any entity succeeding to all or part of its functions.

“Collateral” means, all Accounts, Chattel Paper (whether tangible or electronic), Contract Rights, Commodity Accounts, Deposit Accounts, Documents, Equipment, Financial Assets, General Intangibles, Instruments, Inventory, Investment Property, Letter of Credit Rights, Payment Intangibles, Proceeds, Products, Securities Accounts, Securities, Supporting Obligations, and Records and any other personal property of every kind and nature, now owned or at any time hereafter acquired or which at any time in the future may be acquired (other than Excluded Assets) and, to the extent not otherwise included, all Proceeds and Products of any of the foregoing; capitalized terms used in this definition shall have the respective meanings provided therefor in the UCC, except as otherwise defined herein.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment or Term Loan Commitment, as the case may be.

“Commitment Increase Agreement” means a Commitment Increase Agreement, substantially in the form of Exhibit J or any other form approved by the Administrative Agent, entered into by a Lender in accordance with Section 2.01(c)(iv) and accepted by the Administrative Agent.

“Commitment Increase Notice” has the meaning assigned to such term in Section 2.01(c)(i).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for Lufkin and its consolidated Subsidiaries on a consolidated basis, an amount equal to the sum of (a) net income from continuing operations after extraordinary items (“Consolidated Net Income”) for such period, (b) Consolidated Interest Expense, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, and (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, provided that in determining Consolidated Net Income as used in this definition there shall be included gains or losses of any acquired enterprise from the date of acquisition and there shall be excluded, without duplication: (a) the proceeds of any insurance policy, (b) gains or losses from the sale, exchange, transfer or other disposition of Property or assets of Lufkin or any consolidated Subsidiary and related tax effects in accordance with GAAP, and (c) any extraordinary or non-recurring gains or losses of Lufkin or any consolidated Subsidiary and related tax effects in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, for Lufkin and its consolidated Subsidiaries on a consolidated basis, the aggregate of all interest expense, all prepayment charges and all amortization of debt discount and expense, including, without limitation, all interest expense attributable to Capital Lease Obligations, in each instance determined in accordance with GAAP, paid or accrued by Lufkin and its consolidated Subsidiaries.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which such Person or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Co-Syndication Agents” means Bank of America, N.A. and Wells Fargo Bank, N.A., in their capacity as Co-Syndication Agents hereunder.

“Credit Exposure” of a Lender means the total of such Lender’s Revolving Credit Exposure and Term Loan Exposure.

“Debtor Relief Laws” means all applicable federal, state, provincial or foreign liquidation, dissolution, termination, winding-up, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, or similar laws (including all Canadian Insolvency Laws), or general equitable principles from time to time in effect affecting the rights of creditors generally (including, to the extent applicable, the rights and remedies of creditors of a “financial company” as such term is defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or providing for the relief of debtors.

“Default” means any event, circumstance or condition specified in Section 7.01, which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, on any day, a rate per annum equal to two percent (2%) plus the then-applicable Alternate Base Rate.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Lufkin in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified Lufkin, the Administrative Agent or the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Lufkin, to confirm in writing to the Administrative Agent and Lufkin that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Lufkin), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to Lufkin, each Issuing Bank, each Swingline Lender and each Lender.

 “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” (and its correlative “Dispose”) with respect to any Property means any direct or indirect actual or constructive sale, transfer, assignment, grant, conveyance, issuance, or gift of such Property or any interest therein, any grant of any power of attorney or any proxy with respect to such Property or any interest therein, any change of title to or control over such Property or any interest therein, any other release or disposition of any kind of such Property or any interest therein, or any event, occurrence or circumstance with respect to such Property or any interest therein having substantially the same effect as any of the foregoing.

“Documentation Agent” means Regions Bank in its capacity as documentation agent hereunder.

 “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or formed under the laws of a State of the United States of America or the District of Columbia.

“Effective Date” means the first day on which all conditions in Section 4.01 have been satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.03(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.03(b)(iii)).

“Environmental Laws” means any federal, state, provincial, local, or foreign law, statute, code, or ordinance, principle of common law, rule, or regulation, as well as any License, order, decree, judgment, or other injunction issued, promulgated, approved, or entered thereunder, relating to pollution or the protection, cleanup, or restoration of the environmental or natural resources, or to the public health or safety, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, discharge, or disposal of Hazardous Materials, including, as to U.S. laws, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1975, the Occupational Safety and Health Act, the Clean Air Act, the Clean Water Act, the Emergency Planning and Community Right to Know Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Toxic Substance Control Act, and any state or local counterparts.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Lufkin or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, (a) any and all shares, interests, units representing interests, participations, rights in or other equivalents (however designated) of or interests in (however designated) corporate stock of such Person, including shares of preferred or preference stocks; (b) all partnership interests (whether general or limited) and any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, in any Person which is a partnership, (c)all interests or limited liability company interests in any limited liability company, and (d) all equity or ownership interests in any Person of any other type, and (e) all warrants, options, or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and all rules, regulations rulings and interpretations thereof or thereunder adopted by the Internal Revenue Service, the U.S. Department of Labor, the PBGC, or any entity succeeding to all or part of their respective functions.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Lufkin or any consolidated Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan or of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in at-risk status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by Lufkin or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Lufkin or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by Lufkin or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Lufkin or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Lufkin or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or is endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (i) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) concerning any Plan and with respect to which Lufkin or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a party in interest (within the meaning of Section 406 of ERISA) or could otherwise be liable; or (j) any other event or condition with respect to a Plan that could result in liability of Lufkin or any ERISA Affiliate.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, (A) EBITDA of Lufkin and its consolidated Subsidiaries on a consolidated basis for that period, minus (B) (i) the total of all scheduled principal payments of Funded Debt of Lufkin and its consolidated Subsidiaries in that period, (ii) the total of all prepayments (whether mandatory or voluntary) of Funded Debt of Lufkin and its consolidated Subsidiaries in that period (including any payments or prepayments of any Term Loan), (iii) Consolidated Interest Expense for that period, (iv) the total of all cash payments on Capital Lease Obligations of Lufkin and its consolidated Subsidiaries in such period, (v) the total of all Capital Expenditures (other than Capital Expenditures financed through the incurrence of Funded Debt) in that period, and (vi) the aggregate cash paid by the Borrowers and their consolidated Subsidiaries in connection with the Acquisition or other acquisitions in that period.

“Excluded Assets” means (i) all real estate, fixtures and leasehold estates of Lufkin or any of its Subsidiaries, (ii) automobiles and trucks;(iii) “commercial tort claims” (as that term is defined in the UCC), (iv) the outstanding Equity Interests in all second-tier Foreign Subsidiaries and in each Foreign Subsidiary which is owned directly by Lufkin or any of its Material Domestic Subsidiaries in excess of 65% of issued and outstanding Equity Interests of such Foreign Subsidiary (or such greater percentage that would not reasonably be expected to result in adverse tax consequences), (v) any property owned by any Foreign Subsidiary (unless a Lien on such property securing the Obligations then and thereafter existing or arising would not reasonably be expected to result in adverse tax consequences), and (vi) any item of general intangibles or rights under a lease or other contract that is now or hereafter held by Lufkin or any of its Subsidiaries but only to the extent that such item of general intangibles, rights under a lease or other contract (or any agreement evidencing such item) contains a term, provision or other contractual obligation or is subject to a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than Borrower or any of its Subsidiaries) to, the grant, creation, attachment or perfection of the security interest granted in the Security Documents, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, and any successor provision thereto).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 2.21)or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Collateral” means the Equity Interests in Lufkin France and Lufkin Argentina S.A. securing the obligations under the Existing Credit Agreement pursuant to the Existing Collateral Documents.

“Existing Collateral Documents” means, collectively, the Pledge and Security Agreement dated May 6, 2011, with respect to Lufkin Argentina S.A. and related documents and the Pledge of Securities Account and Cash Account dated April 29, 2011 with respect to Lufkin France and related documents.

“Existing Credit Agreement” has the meaning set forth in the second Preliminary Statement.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.05(n).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the applicable Borrower.

“First-Tier Foreign Subsidiary” means, initially, Holdings 1, ULC 1, Lufkin Argentina, Lufkin France, and Lufkin Romania, and shall mean at any time any Foreign Subsidiary at least 65% of the total Equity Interest in which is then owned directly by Lufkin.

“Fixed Charge Coverage Ratio” means, for Lufkin and its consolidated Subsidiaries for any period of four consecutive fiscal quarters then most recently ended, the ratio of the following determined in accordance with GAAP: (a) Consolidated EBITDA to (b) the sum of (i) Consolidated Interest Expense, (ii) cash income taxes paid or otherwise payable for such period, (iii) regularly scheduled payments of principal paid or that were required to be paid on Funded Debt (excluding the Revolving Loans and Swingline Loans) in such period and excluding any principal payments made prior to the Effective Date, and (iv)any Restricted Payment.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary incorporated, organized or formed under the laws of a State of the United States of America or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by the Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or which has been Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, and (d) all Capital Lease Obligations of such Person. The Funded Debt of any Person shall include the Funded Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Funded Debt provide that such Person is not liable therefor.

“GAAP” means, as to a particular Person, such accounting practice as, in the opinion of the independent certified public accountants of recognized national standing regularly retained by such Person, conforms at the time to generally accepted accounting principles. “Generally accepted accounting principles” means those principles and practices which are recognized as such by the Financial Accounting Standards Board and which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Lenders. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board, all reports and financial statements required hereunder may be prepared in accordance with such change only after written notice of such change is given to Administrative Agent.

“Governmental Authority” means the government of the United States of America or of any other nation, or any political subdivision of the United States of America or of any other nation, whether state, provincial or local, and any agency, department, commission, board, bureau, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any approval, authorization, consent, license, registration, certificate or permit required to be issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any requirement of Law, including but not limited to any required by the HSR Act.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means all Material Domestic Subsidiaries of Lufkin existing on the Effective Date or which become Material Domestic Subsidiaries of Lufkin, whether by growth, acquisition, formation or otherwise.

“Guaranty Agreement” means a Guaranty Agreement in substantially the form of Exhibit E among Lufkin, the Material Domestic Subsidiaries and the Administrative Agent, together with all supplements thereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and all commodity price protection agreements and commodity price hedging agreements.

“Highest Lawful Rate” means, at any time and with respect to any Lender or the Issuing Bank, the maximum nonusurious interest rate or any amount computed in reference to such rate (as applicable), if any, that at any time or from time to time may be contracted for, taken, reserved, charged, collected or received with respect to the particular obligations as to which such rate is to be determined, by such Lender or the Issuing Bank pursuant to this Agreement or any other Loan Document, under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. The Highest Lawful Rate shall be calculated in a manner that takes into account any and all fees, payments and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Highest Lawful Rate resulting from a change in the Highest Lawful Rate shall take effect without notice to either Borrower at the time of such change in the Highest Lawful Rate.

“Holdings 1” means Lufkin Canada Holdings 1 Ltd, an Alberta corporation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication,

(a)           all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (including obligations, contingent or otherwise, of such Person relative to drawn letters of credit and drawn letters of guaranty),

(b)           all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c)           all obligations of such Person upon which interest charges are customarily paid,

(d)           all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person,

(e)           all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business),

(f)           all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on Property owned, leased or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person or is limited in recourse,

(g)           all Guarantees by such Person of Indebtedness of others,

(h)           all Capital Lease Obligations of such Person,

(i)           the aggregate amount (after giving effect to any netting or set-off agreements) that such Person would be required to pay in respect of Swap Agreements or Hedge Agreements if such Swap Agreements or Hedge Agreements were terminated at each time Indebtedness is computed, and

(j)           all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning ascribed to such term in Section 9.03(b).

“Intellectual Property” means any U.S. or foreign patents, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including, without limitation, unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, process, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, engineering know-how, custom and supplier information, assembly and test data drawings, or royalty rights.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) the last Business Day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) the Maturity Date, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect in accordance with this Agreement; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition of any Equity Interest in, evidence of Indebtedness of, or other securities of, any other Person (including any option, warrant or other right to acquire any such Equity Interest, Indebtedness, or other securities), (b) any making of any loan, advance, transfer of Property or capital contribution to, or any Guarantee of any Indebtedness or other obligation of, or any purchase or other acquisition (in one transaction of a series of transactions) of any asset or debt of, or any Equity Interest in, any other Person, including any partnership or joint venture interest in such other Person, (c) any incurrence, assumption or existence of any liability, contingent or otherwise, with respect to any obligation or liability of any other Person, or (d) any making of any commitment to make any of the foregoing. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMCB or any Affiliate thereof, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity, as well as any successor in such capacity as provided in Section 2.05(j). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities LLC in their capacities as lead arrangers.

 “JPMCB” means JPMorgan Chase Bank, N.A.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, Licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Lufkin at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Revolving Lenders or the Term Lenders, as the case may be. “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including, without limitation, the Existing Letters of Credit.

“Letter of Credit Agreement” means, with respect to each Letter of Credit to be issued by the Issuing Bank, the letter of credit application and reimbursement agreement which such Issuing Bank requires to be executed by Lufkin in connection with the issuance of such Letter of Credit.

“Leverage Ratio” means, as of any date, the ratio of (a) Funded Debt of Lufkin and its consolidated Subsidiaries as shown on the financial statements then most recently delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) to (b) Consolidated EBITDA for the four fiscal quarters then most recently ended.

“LIBO Rate” means the rate for US dollar deposits in the London interbank market for Interest Periods of one, two, three or six months, as selected by the Borrower; provided that, for the avoidance of doubt, the LIBO Rate for any Interest Period shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) as the rate for US dollar deposits with a maturity comparable to such Interest Period at approximately 11:00 a.m. London time on the Business Day that is two (2) Business Days prior to the beginning of such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“License” means any consent, permit, franchise, certificate, approval, order, license, right-of-way (whether an easement, contract, or agreement in any form), or other authorization.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, assignment, pledge, hypothecation, deposit arrangement, encumbrance, charge or security interest in, on or of such asset, in each case whether based on common law, constitutional provision, statute or contract, including the interest of a purchaser of accounts receivable and including any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a Revolving Loan, a Term Loan or a Swingline Loan.

“Loan Documents” means this Agreement, the Notes, the Guaranty Agreements, the Security Documents, the Assumption Agreement, the Lufkin Guarantee, all Letters of Credit, any and all Letter of Credit Agreements, and all other agreements, documents, instruments and certificates now or hereafter executed and/or delivered pursuant to or in connection with any of the foregoing (excluding any commitment letter, term sheet, or other agreement entered into prior to the Effective Date) and any and all amendments, restatements, or other modifications thereof.

“Loan Parties” means each Borrower, each Guarantor, each Person providing Collateral, and any other Person who may at any time be obligated to pay all or any part of the Obligations or to perform any obligation under any of the Loan Documents.

“Lufkin Argentina” means Lufkin Argentina, S.A., a company organized under the laws of the Argentine Republic.

“Lufkin France” means Lufkin France, a societe paractions simplifee.

“Lufkin Guarantee” means a Guarantee, substantially in the form of Exhibit N, by which Lufkin shall Guarantee the obligations of Newco to the Term Lenders assumed by Newco pursuant to the Assumption Agreement.

“Lufkin Romania” means Lufkin Industries Romania SRL, a Societate cu Raspundere Limitata organized under the laws of Romania.

“Material Adverse Effect” means (a) a material adverse change in or a material adverse effect upon the business, assets, Property, operations or condition (financial or otherwise) of Lufkin and its consolidated Subsidiaries taken as a whole; (b) a material impairment of the ability of either of the Borrowers or any other Loan Party to perform its obligations under any Loan Document to which it is a party or with respect to which it shall have assumed responsibility; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against either Borrower or any other Loan Party of this Agreement or any of the other Loan Documents, or the validity, perfection, priority or enforceability of any Lien granted to the Administrative Agent in respect of the Collateral; or (d) a material adverse effect upon the rights of or benefits available to the Administrative Agent, the Issuing Bank or any Lender under this Agreement or any other Loan Document.

“Material Domestic Subsidiary” means any Material Subsidiary organized under the laws of the United States of America, any state thereof, or the District of Columbia. Quinn US, Quinn North Dakota, and Quinn California shall constitute Material Domestic Subsidiaries of Lufkin.

“Material Foreign Subsidiary” means any Material Subsidiary owned by Lufkin or a Domestic Subsidiary other than a Material Domestic Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements or Hedge Agreements, of any one or more of the Borrowers and their respective consolidated Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Borrower or any consolidated Subsidiary in respect of any Swap Agreement or Hedge Agreement at any time shall be the maximum aggregate amount (after giving effect to any netting or set-off agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement or Hedge Agreement were terminated at such time.

“Material Subsidiary” means, at any time, any one or more consolidated Subsidiaries of Lufkin (excluding Lufkin Romania) that, according to the financial statements most recently delivered to the Lenders pursuant to Section 5.01(a) or (b), either singly or in the aggregate, either (i) owns 10% or more of the consolidated net assets of Lufkin and its consolidated Subsidiaries, taken as a whole, as of the date of such financial statements, or (ii) generated 10% or more of the consolidated revenues of Lufkin and its consolidated Subsidiaries for the most recently ended period of four consecutive fiscal quarters reflected in such financial statements. Notwithstanding the foregoing, Quinn US, Quinn California and Quinn North Dakota shall constitute Material Subsidiaries upon the Acquisition.

“Maturity Date” means the earliest of (a) the date specified by Lufkin in accordance with Section 2.08 for the termination of the Commitments, (b) the date the principal amount then outstanding of, and accrued and unpaid interest on, the Loans becomes due pursuant to Article 7, or (c) November 30, 2016.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Lufkin or any ERISA Affiliate makes, or is (or within the preceding five years has been) obligated to make contributions or with respect to which Lufkin or any ERISA Affiliate has any liability, contingent or otherwise.

“Net Cash Proceeds” means, (a) in connection with any Asset Sale, any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding (or proceeding in lieu thereof) relating to any asset of Lufkin or its consolidated Subsidiaries, the proceeds thereof (including any proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale or such settlement or payment; (ii) amounts paid in relation to attorneys’ fees, accountants’ fees, investment banking fees, or other customary fees and expenses actually incurred in connection therewith; and (iii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); provided that evidence of each of (i), (ii) and (iii) is provided to the Administrative Agent in form and substance reasonably satisfactory to it, and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans by Lufkin or its consolidated Subsidiaries, the cash proceeds received from such issuance, sale or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Newco” means Lufkin Finance (US) LP, a Texas limited partnership and a Borrower under this Agreement. Newco is an indirect Wholly-Owned Subsidiary of Lufkin, 99% owned by ULC 1, and a consolidated Material Domestic Subsidiary of Lufkin.

“New Revolving Lender” has the meaning assigned to such term in Section 2.01(c)(iii).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 2.21 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Note, a Term Loan Note or the Swingline Note, as the case may be.

“Obligations” means, as at any date of determination thereof, the sum of (a) the aggregate principal amount of Loans and unreimbursed LC Disbursements and other obligations with respect to LC Exposures outstanding on such date, plus (b) all accrued and unpaid Banking Services Obligations of Lufkin or any Material Subsidiary on such date, plus (c) all accrued and unpaid fees in connection with the Loan Documents on such date, plus (d) all other indebtedness, liabilities, obligations, covenants, indemnities and duties of Lufkin and the other Loan Parties under or in connection with the Loan Documents owing on such date with respect to or arising in connection with any of the foregoing matters by any Loan Party to any Lender, the Administrative Agent, the Issuing Bank, or any other Person required to be indemnified under any Loan Document, of any kind or nature, present or future, plus (e) all indebtedness, liabilities and obligations under Swap Agreements and Hedge Agreements with a Lender on such date; plus (f) all accrued and unpaid interest on the amounts described in clause (a), (b), (c), (d), or (e) on such date. The term “Obligations” includes all interest and other obligations accruing or arising after the commencement of any case under any bankruptcy or similar laws by or against either Borrower or any other Loan Party. The term “Obligations” also includes all expenses, attorneys’ fees and disbursements, and any other sum chargeable to either of the Borrowers or any other Loan Party under this Agreement or any other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Lease” means any lease of property (excluding rentals of office, retail or other space) which, in accordance with GAAP, shall be reflected as an operating lease in the financial statements of a Person.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation, and the regulations, operating agreement, or limited liability company agreement, as the case may be; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case including all modifications and supplements thereof as of the date of the Loan Document referring to such Organizational Document.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning specified in clause (d) of Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens disclosed in Schedule 6.02;

(b)           Liens in favor of the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) pursuant to the Loan Documents;

(c)           Liens imposed by Law for taxes, assessments or other governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, operators’, vendors’, workers’, and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not yet due or are being contested in compliance with Section 5.04;

(e)           Liens (other than any Lien imposed by ERISA), pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(f)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and not incurred or made in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property; and

(g)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Lufkin or any consolidated Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest rating then obtainable from S&P or from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment);

(c)           Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any Lender (other than a Defaulting Lender) or Affiliate thereof, (ii) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and undivided surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 (or any successor rule) under the Investment Company Act of 1940; (ii) are rated either AAA by S&P and Aaa by Moody’s or invest only in other Permitted Investments described in clause (a), (b) or (c) above; and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, bank, trust, joint venture, association, company, partnership, unincorporated organization, government, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Lufkin or any consolidated Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means a “Security Agreement – Pledge” substantially in the form of Exhibit F to this Agreement, together with all supplements thereto.

“Pledged Collateral” has the meaning set forth in the Pledge Agreement and shall include (a) 100% of the total Equity Interest of each Material Domestic Subsidiary and (b) 65% of the total Equity Interest in ULC 1, Holdings 1,. and, after completion of the post-closing obligations in Section 5.15, Lufkin Romania and each other First-Tier Foreign Subsidiary.

“Prime Rate” means, on any day, the prime rate of JPMCB in effect for that day at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change becomes effective.

“Property” or “Properties” means any interest or right of any kind or character in property, whether real, personal, or mixed, owned or leased, tangible or intangible, and whether now held or hereafter acquired.

“Quinn California” means Quinn Pumps [California], Inc., a California corporation.

“Quinn North Dakota” means Quinn Pumps North Dakota, Inc., a North Dakota corporation.

“Quinn US” means Quinn Pumps Inc., a Texas corporation.

“Quinn’s” means Quinn’s Oilfield Supply Ltd., an Alberta corporation.

“Re-Allocation Date” has the meaning set forth in Section 2.01(c)(v).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, managers, trustees, partners, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, discharge, disposal, dispersement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of Property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, or ground water.

“Remedial Action” means all actions required to (a) cleanup, remove, respond to, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment, (c) perform studies and investigations on the extent and nature of any actual or suspected contamination, the remedy or remedies to be used or health effects or risks of such contamination, or (d) perform post-remedial monitoring, care, or remedy of a contaminated site.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in either of the Borrowers or any consolidated Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in either of the Borrowers or any consolidated Subsidiary; or any option, warrant or other right to acquire any such Equity Interests in either of the Borrowers or any consolidated Subsidiary or any Indebtedness of either of the Borrowers or any consolidated Subsidiary subordinate in right of payment to the Loans prior to the scheduled maturity thereof as in effect at the time of the incurrence of such subordinated Indebtedness.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.01(c) or Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $175,000,000. The agreement of the Swingline Lender to make Swingline Loans shall not constitute part of its Revolving Commitment for purposes of determining the Swingline Lender’s Unused Commitment but shall be taken into account in determining the Revolving Credit Exposure of the Swingline Lender.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, Swingline Loans and LC Exposure at such time.

“Revolving Lenders” means the Persons listed as Revolving Lenders on Schedule 2.01 and any other Person that shall have become a Revolving Lender pursuant to an Assignment and Assumption or pursuant to Section 2.01(c) or Section 2.21(b), other than any such Person that ceases to be a Revolving Lender pursuant to an Assignment and Assumption.

“Revolving Loan” means a Loan made by a Revolving Lender pursuant to Section 2.01(b).

“Revolving Note” means a promissory note made by Lufkin payable to the order of a Lender evidencing such Lender’s Revolving Loans, substantially in the form of Exhibit A to this Agreement.

“S&P” means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Secured Parties” means, collectively, all Lenders, the Administrative Agent, the Arrangers, the Issuing Bank, the Swingline Lender and all Indemnified Parties. “Secured Party” means any of such Persons.

“Security Agreement” means (a) a security agreement in substantially the form of Exhibit G to this Agreement, dated the Effective Date and executed by Lufkin and each Material Domestic Subsidiary, and (b) any security agreement or other similar document of whatever name from time to time executed by a Material Domestic Subsidiary pursuant to Section 5.14.

“Security Documents” means any and all Guaranties, any and all Pledge Agreements, any and all Security Agreements, and any and all other security agreements, pledges, control agreements, assignments, financing statements and all other agreements and instruments at any time executed and delivered by any Person to the Administrative Agent to secure or guarantee the payment, the performance, or both, of all or any part of the Obligations.

“Sole Bookrunner” means J.P. Morgan Securities LLC in its capacity as Sole Bookrunner and its successors in that capacity.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Borrowings shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other Equity Interests representing more than 50% of the total Equity Interests or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context clearly requires otherwise, any reference to a “Subsidiary” means a Subsidiary of Lufkin.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of either of the Borrowers or the Subsidiaries, shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder, and its successors in such capacity.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Note” means the promissory note, if any, made by Lufkin payable to the order of the Swingline Lender evidencing the Swingline Loans, substantially in the form of Exhibit C to this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, and all liabilities with respect thereto, including any interest, additions to tax or penalties applicable thereto, and including such taxes, levies, imposts, duties, deductions, assessments, fees, charges, withholdings or liabilities whatsoever, in the case of each Lender, the Administrative Agent, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder.

 “Term Lenders” means the Persons listed as Term Lenders on Schedule 2.01 and any other Person that shall have become a Term Lender pursuant to an Assignment and Assumption or pursuant to Section 2.21(b), other than any such Person that ceases to be a Term Lender pursuant to an Assignment and Assumption.

“Term Loan” means a Loan made by a Term Lender pursuant to Section 2.01(a).

“Term Loan Borrowing Date” means the date on which the Term Loans are made, which date shall be, at the election of the Borrower, the Effective Date or any Business Day no later than sixty (60) days after the Effective Date.

 “Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Lender to make a Term Loan, as such commitment may be reduced or increased from time to time pursuant to Section 2.08 or by assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Loan Commitments is $350,000,000.

“Term Loan Exposure” means, with respect to any Term Lender at any time, the sum of the outstanding principal amount of such Lender’s Term Loans at such time.

“Term Loan Note” means a promissory note made by Lufkin payable to the order of a Term Lender evidencing such Lender’s Term Loan, substantially in the form of Exhibit B to this Agreement.

“Total Credit Exposure” means, as to any Lender at any time, the aggregate unused Commitments, the Revolving Credit Exposure and the Term Loan Exposure of such Lender at such time.

“Transactions” means the execution, delivery and performance by each Borrower and the other Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the assumption of liability, the granting of Collateral, the making of Guaranties, the use of the proceeds of the Loans, and the issuance of Letters of Credit hereunder.

 “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base.

“ULC 1” means Lufkin Finance ULC, an unlimited liability corporation organized under the laws of the Province of Alberta, Canada, a Wholly-Owned Subsidiary of Lufkin and owner of a 99% interest in Newco.

“Unused Commitment” means, on any day, with respect to any Class, the difference between the aggregate Commitments of that Class on such day and the aggregate Credit Exposures (excluding Swingline Exposure) with respect to that Class on such day.

“Unused Commitment Fee” has the meaning set forth in Section 2.13(a).

“Unused Commitment Fee Rate” means the unused commitment fee rate determined as provided in the definition of “Applicable Margin”.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 2.18.

“Wholly-Owned Subsidiary” means, with respect to any Person, a subsidiary of such Person all of whose outstanding Equity Interests (other than directors’ qualifying shares, if any) shall at the time be owned by such Person and/or one or more of its Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.2.                                Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.3.                                Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The term “pro rata” means pro rata based upon the Applicable Percentages. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to the Loan Document in which they appear in its entirety and not to any particular provision thereof, (d) all references in any Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, that Loan Document, (e) all references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and general intangibles.

SECTION 1.4.                                Accounting Terms; GAAP.

(a)           Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if Lufkin notifies the Administrative Agent that Lufkin requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Lufkin that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Any financial ratio required to be maintained by Lufkin and its consolidated Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(b)           Lufkin shall deliver to the Administrative Agent and the Lenders, at the same time as the delivery of any annual or quarterly financial statement under Section 5.01, (i) a description, in reasonable detail, of any material variation between the application of GAAP employed in the preparation of the next preceding annual or quarterly financial statements prepared in accordance with Section 1.04(a) preceding as to which no objection has been made by the Administrative Agent, and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c)           To enable the ready and consistent determination of compliance with the covenants set forth in this Agreement, neither Borrower will change the last day of its fiscal year from December 31 or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30, and September 30, respectively.

ARTICLE 2 - The Credits

SECTION 2.1.   Commitments.

(a)           Term Loans. Subject to the terms and conditions set forth herein, each Term Lender, severally and for itself alone, agrees to make a Term Loan to Lufkin in a principal amount not exceeding such Term Lender’s Term Loan Commitment. Amounts repaid in respect of Term Loans may not be reborrowed. On or about the day following the day on which  it borrows the Term Loans, Lufkin will lend approximately $303,000,000 of the proceeds of the Term Loans to Buyer, which will direct Lufkin to pay that amount to Quinn’s as the seller of the assets being purchased in the Acquisition. Thereafter Lufkin will assign a part of the indebtedness owed to Lufkin by Buyer to Newco, which will assume liability for approximately $303,000,000 of the Term Loans. Each of Lufkin (as the original borrower of the Term Loans) and Newco (as the assumptor of liability for approximately $303,000,000 of the Term Loans) will be a “Borrower” for all purposes of this Agreement.

(b)           Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender, severally and for itself alone, agrees to make Revolving Loans to Lufkin from time to time during the Availability Period in an aggregate principal amount at any one time outstanding that will not result in (i) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment or (ii) the sum of the aggregate Revolving Credit Exposures of all Revolving Lenders exceeding the aggregate Revolving Commitments of all Revolving Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, Lufkin may borrow, prepay and reborrow Revolving Loans.

(c)           Increase of Revolving Commitments.

(i)           At any time and from time to time prior to the expiration of the Availability Period, and so long as no Default or Event of Default shall have occurred which is continuing, Lufkin may elect to increase the aggregate of the Revolving Commitments to an amount not exceeding $225,000,000 minus any reductions in the Revolving Commitments pursuant to Section 2.08(b), provided that (i) Lufkin shall deliver to the Administrative Agent a Commitment Increase Notice in substantially the form of Exhibit J hereto (a “Commitment Increase Notice”) at least fifteen (15) Business Days prior to such increase to the Administrative Agent and each existing Revolving Lender, (ii) each existing Revolving Lender shall have the right (but not the obligation) to subscribe to its pro rata share of the proposed increase in the Revolving Commitments by giving written notice of such election to Lufkin and the Administrative Agent within ten (10) Business Days after receipt of a notice from Lufkin as above described and, provided that no existing Revolving Lender exercises such election, Lufkin may elect to add a new Revolving Lender, (iii) no Lender shall be required to increase its Revolving Commitment unless it shall have expressly agreed to such increase in writing, (iv) the addition of new Revolving Lenders shall be subject to the terms and provisions of Section 9.04 as if such new Revolving Lenders were acquiring an interest in the Revolving Loans by assignment from an existing Revolving Lender (to the extent applicable, i.e., required approvals, minimum amounts and the like), (v) Lufkin shall execute and deliver such additional or replacement Revolving Notes and such other documentation (including evidence of proper authorization) as may be reasonably requested by the Administrative Agent, any new Revolving Lender or any Revolving Lender which is increasing its Commitment, (vi) no Revolving Lender shall have any right to decrease its Revolving Commitment as a result of such increase of the aggregate amount of the Revolving Commitments, (vii) the Administrative Agent shall have no obligation to arrange, find or locate any Revolving Lender or new bank or financial institution to participate in any unsubscribed portion of such increase in the aggregate committed amount of the Revolving Commitments, (viii) such option to increase the Revolving Commitments may only be exercised once, and (ix) the consent of the Revolving Lenders shall be required for any increase of the Revolving Commitments (such consent to be given or denied in their sole discretion and subject to such terms as they may then require). Lufkin shall be required to pay (or to reimburse each applicable Revolving Lender for) any breakage costs incurred by any Revolving Lender in connection with the need to reallocate existing Revolving Loans among the Revolving Lenders following any increase in the Revolving Commitments pursuant to this provision. Except for fees provided in Section 2.13 or as may otherwise be agreed by Lufkin and any applicable Revolving Lender, Lufkin shall not be required to pay any upfront or other fees or expenses to any existing Revolving Lenders, new Revolving Lenders or the Administrative Agent with respect to any such increase in Revolving Commitments.

(ii)           Any such Commitment Increase Notice must offer each Revolving Lender the opportunity to subscribe for its Applicable Percentage of the increased Revolving Commitments. If any portion of the increased Revolving Commitments is not subscribed for by the Revolving Lenders within ten (10) Business Days following Borrower’s delivery of the Commitment Increase Notice to the Administrative Agent and each existing Revolving Lender, Lufkin may, in its sole discretion, but subject to the consent of the Administrative Agent and the Issuing Bank (which consent shall not be unreasonably conditioned, delayed or withheld) as to any Person that is not at such time a Revolving Lender, offer to any existing Revolving Lender or to one or more additional banks or financial institutions the opportunity to acquire such unsubscribed portion of the increased Revolving Commitments pursuant to Section 2.01(c)(iii) or Section 2.01(c)(iv), as applicable, to increase the aggregate amount of Revolving Commitments to $225,000,000.

(iii)           Any bank or financial institution (that is not a Revolving Lender or its Affiliate) that Lufkin selects to offer participation in the increased Revolving Commitments and that elects to obtain a Revolving Commitment shall execute a New Lender Acceptance with Lufkin and the Administrative Agent, whereupon such bank or financial institution (a “New Revolving Lender”) shall become a Revolving Lender for all purposes and to the same extent as if originally a Revolving Lender and shall be bound by and entitled to the benefits of this Agreement, and this Agreement shall be deemed to be amended to add the New Revolving Lender as a Revolving Lender and the definition of Revolving Commitment in Section 1.01 shall be deemed amended to add the name and Revolving Commitment of such New Revolving Lender, provided that the Revolving Commitment of any such New Revolving Lender shall be in an amount not less than $5,000,000 unless Lufkin and the Administrative Agent otherwise consent.

(iv)           Any Revolving Lender that accepts an offer to it by Lufkin to increase its Revolving Commitment pursuant to this Section 2.01(c) shall, in each case, execute a Commitment Increase Agreement with Lufkin and the Administrative Agent, whereupon such Revolving Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Commitment as so increased, and the definition of Revolving Commitment in Section 1.01 shall be deemed to be amended to so increase the Revolving Commitment of such Revolving Lender.

(v)           On the effective date of an Acceptance, the applicable New Revolving Lender, or the effectiveness of a Commitment Increase Agreement, the applicable Revolving Lender, as the case may be (the “Re-Allocation Date”), will acquire LC Exposure described under clause (b) of the definition of LC Exposure in an amount equal to the percentage of all such outstanding LC Exposures that such Person’s increase in Revolving Commitment occurring on the Re-Allocation Date bears to all Revolving Commitments in effect on the Re-Allocation Date, and each other Revolving Lender shall be deemed to sell to such New Revolving Lender or Lenders, as the case may be, such other Lender’s pro rata share of such outstanding LC Exposure acquired hereunder by such New Revolving Lender or Lenders. All Revolving Loans (including conversions or continuations of Revolving Loans) made by each Revolving Lender, and LC Exposure purchased by each Revolving Lender, shall be pro rata to each Revolving Lender based on its respective Revolving Commitment in effect on and after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Revolving Lender making an aggregate principal amount of Revolving Loans in excess of its Revolving Commitment, in which case such excess amount will be allocated to, and made by, such New Revolving Lender and/or Lenders with such increased Revolving Commitments to the extent of, and pro rata based on, their respective Revolving Commitments), and continuations of Eurodollar Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Eurodollar Loans on the last day of the Interest Period applicable thereto and the making of new Eurodollar Loans pro rata based on the respective Revolving Commitments in effect on and after such Re-Allocation Date. In the event that on any such Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless Lufkin elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Revolving Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.

(vi)           Notwithstanding anything to the contrary in this Section 2.01(c), no Lender shall have any obligation to increase its Revolving Commitment unless it agrees to do so in its sole discretion.

SECTION 2.2.  Loans and Borrowings.

(a)           Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments of that Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations (if any) hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Each Swingline Loan shall be an ABR Loan.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $250,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of that Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, neither Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing as a Eurodollar Borrowing if a Default shall have occurred and be continuing, or if the Interest Period requested with respect thereto would end after the scheduled Maturity Date, or if, after giving effect to such Interest Period, the aggregate principal amount of all Term Loans with Interest Periods ending after the next installment payment date for Term Loans would exceed the aggregate principal amount of all Term Loans then permitted to be outstanding.

SECTION 2.3.                                Requests for Borrowings. To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the same Business Day; or (c) in the case of a Swingline Loan, as provided in Section 2.04; provided that any such notice of a ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a Borrowing Request signed by the applicable Borrower. Neither the Administrative Agent nor any Lender shall incur any liability to either Borrower in acting upon any telephonic notice referred to above which the Administrative Agent believes in good faith to have been given by a Borrower or for otherwise acting in good faith under this Section 2.03. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)           whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of the account to which funds are to be disbursed, which account shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.4.   Swingline Loans.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Lufkin from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the aggregate Revolving Credit Exposures exceeding the aggregate Revolving Commitments. Each Swingline Loan shall be made in an amount of $250,000 or an integral multiple of $50,000 in excess thereof and shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin. Within the foregoing limits and subject to the terms and conditions set forth herein, Lufkin may borrow, repay and reborrow Swingline Loans.

(b)           To request a Swingline Loan, Lufkin shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 11:00 a.m., New York City time, on the day of the proposed Swingline Loan; if such telephonic notice is received later than 11:00 a.m., New York City time, the request shall be deemed to be a request for a Swingline Loan to be made on the next Business Day. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from Lufkin. The Swingline Lender shall make each Swingline Loan available to Lufkin by means of a credit to the general deposit account of Lufkin with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(d), by remittance to the applicable Issuing Bank) by 2:00 p.m., New York City time, on the requested date of such Swingline Loan. Lufkin shall repay the principal amount of each Swingline Loan (together with all accrued and unpaid interest) no later than 2:00 p.m., New York City time, on the date that is the earlier of (i) one week after the date on which such Swingline Loan is made and (ii) the Maturity Date; provided that on each date that a Revolving Borrowing is made, Lufkin shall repay all Swingline Loans then outstanding.

(c)           The Swingline Lender may, at its option, by written notice to the Administrative Agent not later than 11:00 a.m., New York City time, on any Business Day, before or after the maturity of the Swingline Loan (regardless of whether a Default or an Event of Default has, or has not, occurred and is continuing) require the Revolving Lenders to acquire, without recourse or warranty, participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice from the Swingline Lender shall specify the aggregate principal amount of Swingline Loans in which Revolving Lenders will be required to participate. Promptly upon receipt of such notice from the Swingline Lender, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of such notice from the Administrative Agent properly delivered as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that, subject to Section 2.04(e), upon receipt of such notice properly delivered, its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute, unconditional and irrevocable shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Revolving Commitments, shall be made without any offset, abatement, withholding or reduction whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to qualification or exception and shall be made in accordance with the terms of this Agreement. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06(a) with respect to Revolving Loans made by such Revolving Lender (and Sections 2.06(a) and 2.06(b) shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Lufkin of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter (i) payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender and (ii) the Revolving Lenders’ respective interests in such Swingline Loans, and the remaining interest of the Swingline Lender in such Swingline Loans shall in all respects be treated as Revolving Loans under this Agreement, except that Swingline Loans shall be due and payable by Lufkin on the dates referred to in Section 2.04(b). Any amounts received by the Swingline Lender from Lufkin (or other Person on behalf of Lufkin) in respect of a Swingline Loan after receipt by the Swingline Loan of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to Lufkin for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Lufkin of any default in the payment thereof.

(d)           If any Revolving Lender does not pay any amount that it is required to pay pursuant to this Section 2.04 and to the extent not otherwise provided for in Section 2.22, as applicable, promptly upon the Swingline Lender’s demand therefor, (a) the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon, at the Federal Funds Effective Rate for the first three Business Days, and thereafter at the Alternate Base Rate, for each day from the date of such demand, if made prior to 2:00 p.m., New York City time, on any Business Day, or, if made at any later time, from the next Business Day following the date of such demand, until the date such amount is paid in full to the Swingline Lender by such Revolving Lender and (b) the Swingline Lender shall be entitled to all interest payable by Lufkin to such Revolving Lender on such amount until the date on which such amount is received by the Swingline Lender from such Revolving Lender. Moreover, any Revolving Lender that shall fail to make available the required amount shall not be entitled to vote on or consent to or approve any matter under this Agreement and the other Loan Documents until such amount with interest is paid in full to the Swingline Lender by such Revolving Lender. Without limiting any obligations of any Revolving Lender pursuant to this Section 2.04(d), but subject to Section 9.17, if any Revolving Lender does not pay such corresponding amount promptly upon the Swingline Lender’s demand therefor, the Swingline Lender shall notify Lufkin and Lufkin shall promptly repay such corresponding amount to the Swingline Lender together with accrued interest thereon at the applicable rate on such Swingline Loans.

(e)           No Revolving Lender shall be obligated to purchase a participation in any Swingline Loan pursuant to Section 2.04(c), if such Lender proves that (a) any one or more of the applicable conditions specified in Section 4.03 was not satisfied at the time such Swingline Loan was made (unless such condition was waived in accordance with the terms of this Agreement) and (b) such Revolving Lender had notified the Swingline Lender in a writing received by the Swingline Lender at least one Business Day prior to the time that it made such Swingline Loan that the Swingline Lender was not authorized to make such Swingline Loan because any such condition was not satisfied and stating with specificity the reason therefor.

SECTION 2.5.   Letters of Credit.

(a)           General. Subject to the terms and conditions set forth herein, Lufkin may request the issuance of Letters of Credit for its own account and for the account of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application, Letter of Credit Agreement or other agreement submitted by Lufkin to, or entered into by Lufkin with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Lufkin shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, Lufkin also shall submit a Letter of Credit Agreement or a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Lufkin shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate LC Exposures shall not exceed $30,000,000, and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments. On each day during the period commencing with the issuance of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Revolving Lender’s Applicable Percentage of the sum of (i) the undrawn amount of such Letter of Credit on such day plus (ii) the amount of all LC Disbursements that have not been reimbursed by or on behalf of Lufkin on such day with respect to such Letter of Credit. Notwithstanding anything in this Section 2.05, the Issuing Bank shall be under no obligation to issue, renew, amend or extend a Letter of Credit if there is a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank with Lufkin or the Defaulting Lender to eliminate the Issuing Bank’s risk with respect to such Defaulting Lender.

(c)           Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the scheduled Maturity Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date that is five (5) Business Days prior to the scheduled Maturity Date). After the termination of the Availability Period, no Letter of Credit may be issued, amended, renewed or extended. After the termination of the Availability Period, all terms of this Agreement (other than Sections 2.01, 2.02, 2.03, 2.04, 2.06, 2.07, 2.08, 2.11, 2.12, 2.17, and 2.21, Article 3 and Article 5) shall survive and remain in effect for the benefit of the Secured Parties and all other parties benefited thereby, notwithstanding the termination of the Availability Period, until each Lender’s LC Exposure is zero and all obligations of Lufkin, under Section 2.04 and otherwise, with respect to any such LC Exposure have been fully and finally satisfied.

(d)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or any Lender, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the total Revolving Commitments the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Lufkin on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to Lufkin for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Lufkin shall reimburse such LC Disbursement by paying to the Administrative Agent for the account of the Issuing Bank in immediately available funds an amount equal to such LC Disbursement (i) not later than 12:00 noon New York City time on the date that such LC Disbursement is made, if Lufkin shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time on such date, or (ii) if such notice has not been received by Lufkin prior to such time on such date, then not later than 12:00 noon New York City time on the Business Day immediately following the day that Lufkin receives such notice; provided that, if such LC Disbursement is $1,000,000 or more, Lufkin may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.06 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, Lufkin’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. The Revolving Lenders may, but shall not be obligated to, at any time deem that Lufkin has requested an ABR Borrowing to satisfy any LC Disbursement, and the Revolving Lenders may without further action by Lufkin satisfy such LC Disbursement (without regard to the conditions precedent to a Loan, the minimum size of a Loan or other matters) through an ABR Borrowing. All rights, powers, benefits and privileges of this Agreement and the other Loan Documents with respect to the Revolving Loans, all security therefor and guaranties thereof and all restrictions, provisions for repayment or acceleration and all other covenants, warranties, representations and agreements of Lufkin or any other Loan Party contained in this Agreement or any other Loan Document with respect to the Revolving Loans shall apply to each LC Disbursement. If Lufkin fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Lufkin in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent for the account of the Issuing Bank such Revolving Lender’s Applicable Percentage of the payment then due from Lufkin, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders). Promptly following receipt by the Administrative Agent of any payment from Lufkin pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders (other than Defaulting Lenders) and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve Lufkin of its obligation to reimburse such LC Disbursement. If the amount drawn under any Letter of Credit is in non-United States currency (“foreign currency”), Lufkin shall pay the United States dollar equivalent of the amount computed at the Issuing Bank’s selling rate, as of the date of Borrower’s payment, for cable transfers of such foreign currency to the place of payment; provided, further, that if, for any reason, the Issuing Bank has no selling rate for cable transfers of that currency to such place on the payment date, Lufkin shall pay an amount in United States currency equivalent to the Issuing Bank’s actual cost of settlement of its obligation.

(f)           Obligations Absolute. Lufkin’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and each applicable Letter of Credit Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) payment against presentation of any draft or other document presented under a Letter of Credit that proves to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person (or a transferee of such Person) purporting to be a successor or transferee of the beneficiary of such Letter of Credit, (iii) payment by the Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit; (iv) any correspondent of the Issuing Bank with respect to a Letter of Credit honoring a drawing under any drawing document up to the amount available under any Letter of Credit even if such drawing document claims an amount in excess of the amount available under such Letter of Credit; (v) the existence of any claim, set-off, defense or other right that Lufkin or any other Person may have at any time against any beneficiary, any assignee of proceeds, the Issuing Bank or any other Person; (vi) the Issuing Bank’s or any correspondent’s having previously paid against fraudulently signed or presented drawing documents (whether or not Lufkin reimbursed the Issuing Bank for such drawing), (vii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or (viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Lufkin’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders or the Issuing Bank nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Lufkin to the extent of any direct damages (as opposed to consequential or special, indirect, punitive or exemplary damages, claims in respect of which are hereby waived by Lufkin to the extent permitted by applicable law) suffered by Lufkin that are caused by the Issuing Bank’s failure to exercise care, or for gross negligence or willful misconduct, when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion (but without any obligation to do so), either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures. The Issuing Bank for a Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and Lufkin by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Lufkin of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)           Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Lufkin shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Lufkin reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if Lufkin fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(d) shall apply. Interest accrued pursuant to this paragraph shall be due on demand and shall be for the account of the Issuing Bank with respect to such Letter of Credit, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender (unless such Revolving Lender is a Defaulting Lender) to the extent of such payment.

(i)           Assumption of Risk by Borrower. Subject to paragraph (f) of this Section, as among Lufkin, the Issuing Bank and the Revolving Lenders, Lufkin assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the applications for the issuance of Letters of Credit, neither the Revolving Lenders, the Issuing Bank, nor the Administrative Agent shall be responsible for:

(i)           the validity, sufficiency, accuracy, genuineness, or legal effect of any document submitted by any Person in connection with the application for, and issuance of, and presentation of drafts with respect to, any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged;

(ii)           the validity or sufficiency of any instrument transferring or assigning, or purporting to transfer or assign, any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii)           the failure of the beneficiary of any Letter of Credit to comply with conditions required in order to draw upon such Letter of Credit, other than those conditions the failure to comply with which is significant and readily apparent on the face of a document submitted in connection with a requested draw under the Letter of Credit;

(iv)           errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise, whether or not they be in cipher;

(v)           errors in interpretation of technical terms;

(vi)           any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

(vii)           the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(viii)           the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

(ix)           any consequence arising from causes beyond the control of any Revolving Lender, the Administrative Agent or the Issuing Bank, including, without limitation, any act of any Governmental Authority.

(j)           Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among Lufkin, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, Lufkin shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)           Cash Collateralization. Lufkin shall deposit Cash Collateral in an account with the Administrative Agent in accordance with Section 7.02.

(l)           Standards. Each Letter of Credit shall be subject to (A) (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (and any subsequent revision thereof approved by a Congress of the International Chamber of Commerce) or (ii) the International Standby Practices 1998, as appropriate, and (B) to the extent required by the laws of the State of New York, the laws of the State of New York. Without in any way limiting any of the foregoing, Lufkin and each Revolving Lender acknowledge that the Issuing Bank shall have no greater responsibility in the operation of the Letters of Credit than is specified in the Uniform Customs and Practice of Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 or the International Standby Practices 1998, as the case may be.

(m)           Increased Costs. If, after the date of this Agreement, as a result of any Change in Law, there shall be imposed, modified or deemed applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations in such Letters of Credit, and the result shall be to increase the cost to the Issuing Bank or any other Revolving Lender of issuing or maintaining any Letter of Credit or any participation therein, or reduce any amount receivable by the Issuing Bank or any other Revolving Lender hereunder in respect of any Letter of Credit or any participation therein (which increase in cost, or reduction in amount receivable, shall be the result of the reasonable allocation by the Issuing Bank or such other Revolving Lender, as the case may be, of the aggregate of such increases or reductions resulting from such event; the determination of such amount by the Issuing Bank or such other Revolving Lender, as the case may be, shall be conclusive and binding, absent manifest error), then the Issuing Bank or such other Revolving Lender shall notify Lufkin or the Administrative Agent, as the case may be, and upon demand therefor by the Administrative Agent, Lufkin (subject to Section 9.17) shall pay to the Issuing Bank or such other Revolving Lender, from time to time as specified by the Issuing Bank or such other Revolving Lender through the Administrative Agent, such additional amounts as shall be sufficient to compensate the Issuing Bank or such other Revolving Lender for such increased costs or reductions in amount.

(n)           Existing Letters of Credit. Prior to the date of this Agreement, Lufkin has caused the letters of credit described on Schedule 2.05(n) (the “Existing Letters of Credit”) to be issued by JPMCB on behalf of Lufkin. The Existing Letters of Credit shall be deemed a utilization of the Revolving Commitments and shall constitute Letters of Credit for all purposes of this Agreement (except the payment of fronting fees pursuant to Section 2.13(b)) and the other Loan Documents, and on the Effective Date JPMCB shall be deemed, without further action by any party to this Agreement, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party to this Agreement, to have purchased from JPMCB, a participation, to the extent of such Revolving Lender’s Applicable Percentage, in each Existing Letter of Credit and the related LC Exposure.

SECTION 2.6.   Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be funded as provided in Section 2.04. The Administrative Agent will make such Loans available to Lufkin by promptly crediting the amounts so received, in like funds, to an account of Lufkin maintained with the Administrative Agent in Houston, Texas, and designated by Lufkin in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank. Any deposit to Lufkin’s account by the Administrative Agent in good faith pursuant to a request (whether written or oral) believed by the Administrative Agent to be an authorized request by Lufkin for a Loan hereunder shall be deemed to be a Loan hereunder for all purposes with the same effect as if Lufkin had in fact requested the Administrative Agent to make such Loan.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may (but shall not be required to), in reliance upon such assumption, make available to Lufkin a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the interest rate (including the Applicable Margin) then applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.7.    Interest Elections.

(a)           Each Borrowing initially shall be of the Type and Class specified in the applicable Borrowing Request and, if the applicable Borrower has elected a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section but subject to the last sentence of Section 2.02(c). The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Swingline Loans may not be converted.

(b)           To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit H-1 attached and signed by the applicable Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)           if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Lufkin, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.8.   Termination and Reduction of Commitments.

(a)           Unless previously used or terminated, the Term Loan Commitments shall terminate on the date that is sixty (60) days after the Effective Date.

(b)           Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date (except that Letters of Credit issued before that date may remain outstanding in accordance with their terms and the terms of this Agreement).

(c)           Lufkin may at any time terminate, or from time to time reduce, the Commitments of either Class; provided that (i) each reduction of the Commitments of a given Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (ii) Lufkin shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11 or 2.12, the sum of the Credit Exposures of the applicable Class would exceed the total Commitments of that Class.

(d)           Lufkin shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraphs (a) and (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election, the Class of Commitments to be terminated and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of Loans of the applicable Class of the contents thereof. Each notice delivered by Lufkin pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Lufkin may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Lufkin (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders of Loans of the applicable Class in accordance with their respective Commitments of that Class.

(e)           The Commitments may not be reinstated after they have been terminated or (except in accordance with Section 2.01(c)) increased after they have been reduced.

SECTION 2.9.   Repayment of Loans; Evidence of Debt.

(a)           The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each applicable Lender, on the Maturity Date, the aggregate principal amount of all Loans and all LC Disbursements then outstanding, all accrued and unpaid fees under the Loan Documents, all accrued and unpaid interest under the Loan Documents, and all other Obligations accrued and unpaid on such date. Lufkin hereby unconditionally promises to pay to the Administrative Agent for the account of the Issuing Bank, when due, all LC Disbursements which may become due after the Maturity Date, together with all accrued and unpaid fees, all accrued and unpaid interest, and all other Obligations that may accrue under or in connection with this Agreement or any Letter of Credit on or after the Maturity Date. Lufkin hereby unconditionally promises to pay to the Swingline Lender the then-unpaid principal amount of each Swingline Loan on the date such Swingline Loan is due pursuant to Section 2.04.

(b)           The principal of the Term Loan shall be due and payable (i) in quarterly installments, the first of which shall be due on the last Business Day of March, 2012, and successive installments to fall due consecutively in their order, one on the last Business Day of each June, September, December and March thereafter, and (ii) in a final installment in the amount of all principal then unpaid, which shall be due on the Maturity Date. The amount of such installments (other than the final installment) shall be:

Payment                                                      Amount of Payment

Each payment due in 2012                                                                $  4,375,000.00

Each payment due in 2013                                                                $  6,562,500.00

Each payment due in 2014                                                                $13,125,000.00

Each payment due in 2015                                                                $21,875,000.00

Each payment due in 2016                                                                $21,875,000.00

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders (or any subset thereof) and each Lender’s share thereof.

(e)           The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the principal of and accrued and unpaid interest on Loans in accordance with the terms of this Agreement and the other Loan Documents.

(f)           Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders of Loans of the applicable Class or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, each of the Lenders of Loans of the applicable Class or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.10.   Notes. Upon the request of a Lender, all Loans made by a Lender of each Class shall be evidenced by a single Note of that Class, dated the date of this Agreement (or such appropriate later date if such Lender is a party to an Assignment and Acceptance), executed by Lufkin, payable to the order of such Lender in a principal amount equal to the Commitment of the applicable Class of such Lender as originally in effect and otherwise duly completed. Each Lender is hereby authorized by the Borrower to endorse on the schedule (or a continuation thereof attached to the appropriate Note of such Lender, to the extent applicable) the date, amount, Class and Type of, and the Interest Period (as applicable) for each Loan of that Class made by such Lender to the Borrower and the amount of each payment or prepayment of principal of such Loan received by such Lender; provided that any failure by such Lender to make any such endorsement shall not affect the obligations of either of the Borrowers or any other Loan Party under any Note or this Agreement or any other Loan Document in respect of any such Loan.

SECTION 2.11.   Optional Prepayment of Loans.

(a)           The Borrowers shall have the right, at any time and from time to time, to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (b) of this Section, on the following terms and conditions: (i) no Eurodollar Borrowing may be prepaid prior to the last day of its Interest Period unless the Borrower shall give notice to the Administrative Agent three (3) Business Days prior to the date of such prepayment and, simultaneously with such prepayment, the applicable Borrower pays to the Administrative Agent for the account of the Lenders of the applicable Class all sums necessary to compensate such Lender, including those costs described in Section 2.17; and (ii) each partial prepayment shall be in an initial aggregate principal amount of $1,000,000 and integral multiples thereof.

(b)           The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment, and (iii) in the case of prepayment of a Swingline Loan, no later than 11:00 a.m. New York City time on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Class and Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 2.14. The applicable Borrower shall reimburse the Administrative Agent on demand for any loss, cost or expense incurred or sustained by any Lender as a result of any such prepayment in accordance with Sections 2.14 and 2.17.

SECTION 2.12.   Mandatory Prepayments.

(a)           If at any time the aggregate of the Revolving Credit Exposures exceeds the total of the Revolving Commitments, Lufkin shall immediately pay to the Administrative Agent for the benefit of the Revolving Lenders the principal amount of any Revolving Loans and Swingline Loans then outstanding to the extent that (a) the aggregate Revolving Credit Exposures at such time exceed (b) the total of the Revolving Commitments at such time. Accrued and unpaid interest on the amount of the Loans so prepaid shall be due and payable at the time of such prepayment. If no Revolving Borrowings are outstanding and only LC Exposures remain, Lufkin shall deposit Cash Collateral in an account with the Administrative Agent pursuant to Section 7.02 in an aggregate amount equal to such excess.

(b)           On or before each date which is three Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 5.01(a) or  Section 5.01(b) for the fiscal quarter of the Borrower with respect to which such prepayment is made are required to be delivered to the Administrative Agent for delivery to the Lenders and (ii) the date such financial statements are actually delivered to the Administrative Agent (commencing with the fiscal quarter ending on March 31, 2012), the Term Loans shall be reduced on a pro rata basis according to the outstanding principal balance of the Term Loans by (x) when the most recently determined Leverage Ratio is greater than 2.00 to 1.00, an amount equal to fifty percent (50%) of Excess Cash Flow for the four consecutive fiscal quarters then most recently ended, and (y) when the most recently determined Leverage Ratio is equal to or less than 2.00 to 1.00 but equal to or greater than 1.50 to 1.00, an amount equal to twenty-five percent (25%) of Excess Cash Flow for the four consecutive fiscal quarters then most recently ended. No prepayment shall be required when the most recently determined Leverage Ratio is less than 1.50 to 1.00.

(c)           The Term Loans shall be reduced on a pro rata basis according to the outstanding principal balance of the Term Loans by

(i)           an amount equal to 100% of the Net Cash Proceeds of all Asset Sales received by a Borrower or any of its consolidated Subsidiaries and not reinvested within 180 days after receipt; and

(ii)           an amount equal to 100% of the Net Cash Proceeds in connection with any issuance or sale of debt securities, preferred Equity Interests or instruments or incurrence of loans, in each case by a Borrower or any of its consolidated Subsidiaries, in each case upon receipt thereof by the applicable Borrower or such consolidated Subsidiary; and

(iii)
an amount equal to fifty percent (50%) of the Net Cash Proceeds of all issuances of Equity Interests (other than preferred Equity Interests) by Lufkin or any of its consolidated Subsidiaries; provided, that in the case of such an issuance in connection with an acquisition by Lufkin or any of its consolidated Subsidiaries of Equity Interests in, or assets of, another Person, prepayment shall be required only of an amount equal to 50% of the Net Cash Proceeds remaining after application of such Net Cash Proceeds to such acquisition.

(d)           The Term Loans shall be reduced on a pro rata basis according to the outstanding principal balance of the Term Loans by an amount equal to 100% of the proceeds of insurance received by either of the Borrowers or any of their respective consolidated Subsidiaries on account of the damage, destruction or loss of any Property and not reinvested in similar Property within 180 days after receipt.

(e)           Payments of Term Loans pursuant to clause (b), (c) or (d) above shall be subject to Section 2.22 and shall be applied to the installments on the Term Loans in inverse order of their maturities.

(f)           If the Acquisition is not consummated on or before December 30, 2011, the Borrowers shall repay all Term Loans on such day.

SECTION 2.13.   Fees.

(a)           Lufkin shall pay to the Administrative Agent for the ratable account of each Lender (other than a Defaulting Lender) a commitment fee (the “Unused Commitment Fee”) (which fee shall accrue at the applicable Unused Commitment Fee Rate determined in accordance with the definition of Applicable Margin) on the average daily Unused Commitment of each Class of such Lender during the period from and including the date such Commitment arises to but excluding the date on which such Commitment terminates. Accrued and unpaid Unused Commitment Fees shall be due in arrears (i) with respect to the Term Loans, on the Term Loan Borrowing Date (if not the Effective Date) and (ii) on the last Business Day of March, June, September and December, beginning March 2012, and on the date on which the Commitments of the respective Classes terminate, commencing on the first such date to occur after the date hereof. Subject to Section 9.17, all Unused Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           Lufkin shall pay (i) to the Administrative Agent for the ratable account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue on each day at the rate of the Applicable Margin from time to time in effect for Eurodollar Borrowings on the amount of such Lender’s LC Exposure on such day (excluding any portion thereof attributable to unreimbursed LC Disbursements) on each day during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure; provided, however, that in no event shall the aggregate participation fees payable to all Lenders in any one year period be less than $500, and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the aggregate LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure under such Letter of Credit, as well as the Issuing Bank’s standard fees with respect to the administration, issuance, amendment, payment, negotiation, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued and unpaid participation fees and fronting fees for each Letter of Credit shall be due in arrears on the last Business Day of each March, June, September and December, beginning March 31, 2012; provided that all such accrued and unpaid fees shall be due on the date on which the Revolving Commitments terminate and all such fees accruing after the date on which the Revolving Commitments terminate shall be due on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be due within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           Lufkin shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Lufkin and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Unused Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.14.   Interest.

(a)           The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the lesser of (i) the Alternate Base Rate from time to time in effect plus the Applicable Margin from time to time in effect for ABR Borrowings and (ii) the Highest Lawful Rate.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the lesser of (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin from time to time in effect for Eurodollar Borrowings and (ii) the Highest Lawful Rate.

(c)           Swingline Loans shall bear interest at a rate per annum equal to the lesser of (i) the Alternate Base Rate from time to time in effect plus the Applicable Margin from time to time in effect and (ii) the Highest Lawful Rate.

(d)           Notwithstanding the foregoing, but subject to Section 9.17, if any principal of or interest on any Loan or any LC Disbursement or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan, not to exceed the Highest Lawful Rate, or (ii) in the case of any other amount, at the Default Rate, not to exceed the Highest Lawful Rate.

(e)           Accrued and unpaid interest on each Loan shall be due in arrears on each Interest Payment Date for such Loan and upon the termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be due on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a payment of an ABR Loan prior to the end of the Availability Period), accrued and unpaid interest on the principal amount repaid or prepaid shall be due on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued and unpaid interest on such Loan shall be due on the effective date of such conversion.

(f)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15.   Alternate Rate of Interest. If, prior to the commencement of any Interest Period for a Eurodollar Borrowing, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (a) Dollar deposits are not being offered to banks in the London interbank dollar market for the amount and Interest Period of such Eurodollar Borrowing or (b) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, or if the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, the Administrative Agent shall give notice thereof to Lufkin and the Lenders by telephone or telecopy as promptly as practicable thereafter, and, until the Administrative Agent notifies Lufkin and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.16.   Increased Costs.

(a)           If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets or with respect to or measured by reference to assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or the Issuing Bank or the London interbank dollar market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then subject to Section 9.17, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, within thirty (30) days after demand therefor, such additional costs incurred or reduction suffered.

(b)           If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time subject to Section 9.17, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Lufkin and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Lufkin of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.17.   Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21, then, in any such event, subject to Section 9.17, the Borrower shall compensate each Lender of the applicable Class for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then-current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank dollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Lufkin and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.18.   Taxes.

(a)           For purposes of this Section, the term “Lender” includes the Issuing Bank.

(b)           Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Lufkin by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(e)           Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)           As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Lufkin and the Administrative Agent, at the time or times reasonably requested by Lufkin or the Administrative Agent, such properly completed and executed documentation reasonably requested by Lufkin the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Lufkin or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Lufkin or the Administrative Agent as will enable Lufkin or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)           Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Borrower,

(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)           executed originals of IRS Form W-8ECI;

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)           Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.19.   Illegality. If at any time any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, the London interbank dollar market, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender (through the Administrative Agent) to Lufkin, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender (through the Administrative Agent) notifies Lufkin that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (through the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans to ABR Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrowers shall also pay interest on the amount so prepaid or converted. If a Lender gives a notice under this Section 2.19, such Lender shall, upon the request of the Borrowers, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation (i) would eliminate the need for such notice and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by such Lender in connection with any such designation.

SECTION 2.20.   Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 12:00 noon New York City time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, except with respect to Defaulting Lenders. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (unless, in the case of Eurodollar Borrowings, the result of such extension of time would be to extend the date of such payment into another calendar month (in the case of a Eurodollar Loan) or (in the case of any Loan) beyond the scheduled Maturity Date, and in either such event such payment shall be due on the Business Day immediately preceding the day on which such payment would otherwise have been due), and, in the case of any payment accruing interest, interest thereon shall be due for the period of such extension. All payments hereunder shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.05 and 2.22, such funds shall be applied by the Administrative Agent as provided in Section 7.03.

(c)           Except to the extent otherwise provided herein, (i) each Borrowing from the Lenders, each payment of Unused Commitment Fees and other fees and each termination or reduction of the Commitments shall be made pro rata according to the respective Applicable Percentages of the Lenders of Loans of the applicable Class; and (ii) each payment by the Borrowers of principal of or interest on Loans of a particular Class shall be made to the Administrative Agent for the account of the Lenders of such Class pro rata according to the Lenders’ respective Commitments.

(d)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

(e)           Unless the Administrative Agent shall have received notice from Lufkin prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(d) or (e), 2.06(b) or 2.20(e), the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of clauses (i) and (ii)above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.21.   Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.16, or requires either Borrower to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.21(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.16 or Section 2.18) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may, but need not, be another Lender, if a Lender accepts such assignment); provided that (i) Lufkin shall have paid to the Administrative Agent the assignment fee, (if any) specified in Section 9.04; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, all accrued and unpaid interest thereon, all accrued and unpaid fees and all other amounts due to it hereunder and other the other Loan Documents (including any amounts under Section 2.17)from the assignee (to the extent of such outstanding principal and accrued interest and fees) or a Borrower (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments; (iv) such assignment does not conflict with applicable law; and (v) in the case of any assignment resulting from a Lender’s becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.22.   Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.20(d) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(a)(v); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22(a)(v); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposures and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments of the applicable Class without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Unused Commitment Fee for any period during which that Lender is a Defaulting Lender (and neither Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(A)           Each Defaulting Lender shall be entitled to receive fees pursuant to Section 2.13(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.22(a)(v).

(B)           With respect to any Unused Commitment Fee or fee pursuant to Section 2.13(b) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposures or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(1)           Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Exposures and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.03 are satisfied at the time of such reallocation (and, unless Lufkin shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(i)           Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Lufkin shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in an amount not less than the Minimum Collateral Amount accordance with the procedures set forth in Section 7.02.

(b)           Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments of the applicable Class (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE 3 - Representations and Warranties

The Borrowers jointly and severally represent and warrant to the Administrative Agent, the Issuing Bank, and each Lender that:

SECTION 3.1.   Organization; Powers. Lufkin and each of its consolidated Subsidiaries and each Loan Party are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective formation or organization, have all requisite power and authority and all Licenses to carry on their respective businesses as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, are qualified to do business in, and are in good standing in, every jurisdiction where such qualification is required.

SECTION 3.2.   Authorization; Enforceability. The Transactions are within the organizational power and authority of each Borrower and each other Loan Party and have been duly authorized by all necessary corporate, limited liability company, partnership or other organizational action (and, if required, stockholder, member, manager, or partner action), on the part of the Borrowers and each other Loan Party. This Agreement and the other Loan Documents to be executed and delivered at or before such time, have been duly executed and delivered by the Borrowers and each other Loan Party, as applicable, and constitute legal, valid and binding obligations of the Borrowers and each other Loan Party, as applicable, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.3.   Governmental Authorizations; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (b) do not and will not violate any applicable Law or the Organizational Documents of either of the Borrowers or any other Loan Party or any order of any Governmental Authority, (c) do not and will not violate or result in a default under any Contractual Obligation binding upon either of the Borrowers or any of their respective consolidated Subsidiaries or any other Loan Party, or any of their respective assets, or give rise to a right thereunder to require any payment to be made by either of the Borrowers or any of Lufkin’s consolidated Subsidiaries or any other Loan Party, and (d) except for the Liens created by the Loan Documents, do not and will not result in the creation or imposition of any Lien on any asset of either of the Borrowers or any of Lufkin’s consolidated Subsidiaries or any other Loan Party.

SECTION 3.4.   Financial Condition; No Material Adverse Change.

(a)           Lufkin has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, reported on by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2011, certified by Lufkin’s chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Lufkin and its consolidated Subsidiaries as of such date and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause(ii) above.

(b)           Since the date of the financial statements most recently provided to the Administrative Agent pursuant to Section 5.01(a), there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of Lufkin and its consolidated Subsidiaries, taken as a whole.

(c)           All financial statements required to be delivered to the Administrative Agent in accordance with this Agreement are or will be delivered (as applicable) true and correct, have been or will be (as applicable) prepared in accordance with GAAP (except for year-end adjustments and the absence of financial statement footnotes required by GAAP) and fairly and accurately present or will fairly and accurately present (as applicable) the financial position of Lufkin and its consolidated Subsidiaries as of such dates and the results of their operations for the respective periods indicated therein. Except as set forth on Schedule 6.01, after giving effect to the Transactions, none of Lufkin or its Subsidiaries has, as of the Effective Date, any material contingent liabilities or unrealized losses.

(d)           Upon completion of the Acquisition, Newco and Buyer will be consolidated Subsidiaries of Lufkin.

SECTION 3.5.   Properties.  Lufkin and each of its consolidated Subsidiaries have good and indefeasible title to, or valid leasehold interests in, all of the real and personal Property material to their respective businesses, except for minor defects in title that do not interfere with their ability to conduct their businesses as currently conducted or to utilize such Properties for their intended purposes.

SECTION 3.6.   Litigation.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of either of the Borrowers, threatened against or affecting either of the Borrowers or any of their consolidated Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any of the other Loan Documents, any Collateral, or the Transactions.

(b)           Since the date of this Agreement, there has been no change in the status of any Disclosed Matter that, individually or in the aggregate, has resulted in or materially increased the likelihood of a Material Adverse Effect.

SECTION 3.7.   Compliance with Laws and Agreements.  Lufkin and each of its consolidated Subsidiaries is in compliance with all Laws, regulations and orders of any Governmental Authority applicable to it or its Property and all Contractual Obligations binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.8.   Investment Company Status. Neither Lufkin nor any of its consolidated Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.9.   Taxes.  Lufkin and each of its consolidated Subsidiaries have timely (taking into account any and all extensions) filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Lufkin or such consolidated Subsidiary, as applicable, has set aside on its books adequate reserves, or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against Lufkin or any consolidated Subsidiary that would, if made, have a Material Adverse Effect.

SECTION 3.10.   Environmental Matters.

(a)           Except for instances of noncompliance with or exceptions to any of the following representations and warranties that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)           Lufkin and its consolidated Subsidiaries, and all of their respective Properties and operations, are in compliance with all applicable Environmental Laws;

(ii)           neither Lufkin nor any consolidated Subsidiary has received written notice of any past, present or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance by such Person with all applicable Environmental Laws;

(iii)           Lufkin and its consolidated Subsidiaries have obtained all Licenses that are required under applicable Environmental Laws, all such Licenses are in good standing, and all such Persons are in compliance with all of the terms and conditions thereof;

(iv)           no Hazardous Materials exist on, about or within, or have been or are being used, generated, stored, transported, disposed of on, or Released from, any of the Properties of Lufkin or any consolidated Subsidiary except in compliance with applicable Environmental Laws;

(v)           the use which Lufkin and its consolidated Subsidiaries make and intend to make of their respective Properties will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in or from any of their currently owned Properties except in compliance with applicable Environmental Laws;

(vi)           there are no conditions or circumstances associated with the currently owned or leased Properties or operations of Lufkin or any consolidated Subsidiary that could be expected to give rise to any Environmental Liabilities or claims resulting in any Environmental Liabilities;

(vii)           neither Lufkin nor any consolidated Subsidiary, and none of their respective currently or previously owned or leased Properties or operations, is subject to any outstanding or, to the knowledge of Lufkin or any consolidated Subsidiary, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or administrative proceeding with respect to (A) any failure to comply with Environmental Laws, (B) any Remedial Action, or (C) any Environmental Liabilities;

(viii)           neither Lufkin nor any consolidated Subsidiary is subject to, or has received written notice of any claim from any Person alleging that it is or will be subject to, any Environmental Liabilities;

(ix)           none of the Properties of Lufkin or any of its consolidated Subsidiaries is a treatment facility (except for the recycling of Hazardous Materials generated on-site and the treatment of liquid wastes subject to the Clean Water Act or other applicable Environmental Law for temporary storage of Hazardous Materials generated on-site prior to their disposal off-site) or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law;

(x)           Lufkin and its consolidated Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws; and

(xi)           neither Lufkin nor any of its consolidated Subsidiaries has failed to file any notice required under any applicable Environmental Law reporting a Release.

(b)           No Lien arising under any Environmental Law that could have, individually or in the aggregate, a Material Adverse Effect has attached to any Property or revenue of Lufkin or any of its consolidated Subsidiaries.

SECTION 3.11.   Operation of Business; Licenses. Lufkin and its consolidated Subsidiaries (a) possess all material Licenses necessary or appropriate to conduct their respective businesses substantially as now conducted and as proposed to be conducted and for the ownership or use of any of their respective Properties, and (b) have complied with all initial and on-going conditions to the issuance and use of all Licenses, except, in each case, where failure to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Lufkin nor any of its consolidated Subsidiaries is in violation of any such material License which could be expected to result in any termination or cessation thereof. All such Licenses are in full force and effect, and all provisions of such Licenses have been complied with in all material respects. To the knowledge of Lufkin, as of the date of this Agreement, no such License is subject to any pending or threatened revocation or termination proceeding or action.

SECTION 3.12.   Intellectual Property. Lufkin and its consolidated Subsidiaries own or possess (or are licensed or have the full right to use) all Intellectual Property which is necessary or appropriate for the operation of their respective businesses as now conducted and proposed to be conducted, without any known conflict with the rights of others, except where failure to own or possess such Intellectual Property could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not materially alter or impair, individually or in the aggregate, any such rights of Lufkin or any consolidated Subsidiary. No product or service of Lufkin or any consolidated Subsidiary infringes upon the Intellectual Property of any other Person, and no claim or litigation is, to the knowledge of Lufkin or any consolidated Subsidiary, pending or threatened against Lufkin or any consolidated Subsidiary contesting the right of Lufkin or any consolidated Subsidiary to sell or otherwise use any product or material or service, in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.13.   Margin Securities. Neither Lufkin nor any consolidated Subsidiary is engaged principally, or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board) or of extending credit for the purpose of purchasing or carrying margin stock, and no part of the proceeds of any Loan, and no Letter of Credit, will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. Margin stock does not constitute more than 25% of the assets of Lufkin or any consolidated Subsidiary.

SECTION 3.14.   ERISA.  Neither Lufkin nor any consolidated Subsidiary nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Plan other than the Plans identified on Schedule 3.14. Each Plan of Lufkin or any consolidated Subsidiary is in compliance in all material respects with all applicable provisions of ERISA and the Code. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Neither Lufkin nor any consolidated Subsidiary nor any ERISA Affiliate has completely or partially withdrawn from the Multiemployer Plan. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

SECTION 3.15.   Canadian Benefit and Pension Plans. As of the Effective Date, neither Quinn’s, either of the Borrowers, nor any of their respective Subsidiaries maintains or contributes to, or has any obligation under, any Canadian Pension Plan. Each Canadian Pension Plan, should such a plan ever be in effect, and each Canadian Benefit Plan has been maintained in compliance with its terms and in compliance with the requirements of any and all applicable Laws and is in good standing with applicable regulatory authorities. All obligations of Quinn’s, either of the Borrowers, and each of their respective Subsidiaries under each Canadian Pension Plan and Canadian Benefit Plan have been performed in accordance with the terms thereof and any requirement of applicable Law (including, without limitation, the Income Tax Act (Canada) and the Supplemental Pension Plan Act (Quebec)), except where the failure to so perform would not reasonably be expected to result in a Material Adverse Effect. Neither Quinn’s, the Borrowers. nor any of their respective Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Canadian Pension Plan or Canadian Benefit Plan. No Canadian Pension Plan has any unfunded liabilities on an actuarial basis which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.16.   Subsidiaries; Capitalization.  Schedule 3.16 contains complete and accurate information as of the date of this Agreement regarding (a) the identity of each of the Subsidiaries of Lufkin, (b) the number of issued and outstanding shares of each class of capital stock, or other Equity Interest, issued by each of Lufkin’s Subsidiaries and the identities of, and number and percentage thereof held by, the owner(s) (both of record and beneficially) of such Equity Interests, (c) the jurisdiction of incorporation or other organization of each such Subsidiary, and (d) whether such Subsidiary is a Material Subsidiary. All outstanding Equity Interests of each Subsidiary have been duly and validly issued and are fully paid and non-assessable. All such Equity Interests are owned by Lufkin or another Subsidiary free and clear of any Lien. Each Subsidiary identified in Schedule 3.16 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

SECTION 3.17.   Labor Disputes and Acts of God.  Neither the business nor the Properties of Lufkin or any consolidated Subsidiary is affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) that, individually or in the aggregate, is having or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.18.   Outstanding Securities.  All outstanding securities (as defined in the Securities Act of 1933, as amended, or any successor thereto, and the rules and regulations of the Securities and Exchange Commission thereunder) of Lufkin and each of its Subsidiaries have been offered, issued, sold, and delivered in compliance with all applicable governmental requirements.

SECTION 3.19.   Security Interests.  There is no financing statement, lien, security interest or other security device in effect which purports to cover, create, perfect or give notice of any present or possible future Lien on any of the Collateral. The Security Agreement, the Pledge Agreement and the other Security Documents create in favor of the Administrative Agent on behalf of the Lenders legal, valid, first-priority liens on and security interests in the Collateral described therein.

SECTION 3.20.   Consents.  Except to the extent the same has already been obtained, no authorization or approval or other action by, and no notice to or filing with, any Person or any Governmental Authority is required to be made or obtained by, or on behalf of, either of the Borrowers or any other Loan Party for the due execution, delivery and performance by the Borrowers or any other Loan Party of this Agreement or any other Loan Document to which it is a party, the borrowings hereunder as contemplated herein, or the effectuation of the transactions contemplated under any Loan Document to which it is a party.

SECTION 3.21.   Solvency. Each Borrower is Solvent, both before and after giving effect to the Transactions. Each Loan Party is Solvent, both before and after giving effect to the Transactions.

SECTION 3.22.   Principal Place of Business. The location of Lufkin’s chief executive office and principal place of business and where it keeps its books and records is located at the address of Lufkin set forth herein as the address for notices for Lufkin. The location of the chief executive office and principal place of business of each other Loan Party and where such Loan Party keeps its books and records is set forth in Schedule 3.22.

SECTION 3.23.   Disclosure. Lufkin has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Lufkin or any other Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Lufkin represents only that such information was prepared in good faith based upon assumptions that were reasonable at the time.

SECTION 3.24.   Anti-Terrorism and Anti-Money Laundering. Neither the making of any Loan, the issuance of any Letter of Credit, nor the use of proceeds of any Loan or Letter of Credit will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto. Neither Lufkin, any Subsidiary of Lufkin, nor any of their respective officers, directors or controlling owners: (i) is or is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Presidential Executive Order, or the United States Department of the Treasury Office of Foreign Assets Control including, but not limited to, OFAC’s Specially Designated Nationals and Blocked Persons List, as amended from time to time; (ii) is the subject of an OFAC sanctions program or is otherwise a banned, prohibited, or blocked person, entity, or nation pursuant to any law, statute, order, rule or regulation that is promulgated, enforced and/or administered by OFAC (collectively, “Prohibited Persons”); (iii) is engaging in or facilitating the transaction contemplated herein, directly or indirectly, for or on behalf of, any Prohibited Person; or (iv) is in violation of any Presidential Executive Order (including Presidential Executive Order 13224), the USA PATRIOT Act, the Bank Secrecy Act, or the Money Laundering Control Act of 1986, or any Canadian AML Legislation, all as amended from time to time, or any law, statute, order, rule or regulation promulgated pursuant thereto.

SECTION 3.25.   Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article 3 and all statements contained in any certificate, financial statement (other than projections), or other instrument, delivered by either of the Borrowers or any other Loan Party pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such representation, warranty, or statement made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made or deemed to be made under this Agreement shall survive and not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Administrative Agent or any Lender, or any borrowing hereunder.

ARTICLE 4 - Conditions Precedent

SECTION 4.1.   Effective Date. This Agreement, and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           Each Borrower and each other Loan Party shall have obtained all Governmental Authorizations and all third party consents and approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable to be obtained by such Borrower or such Loan Party in connection with (i) each Loan Party’s execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Transactions, and (ii) the continuing operations of such Borrower and its Subsidiaries, and, in each case, all such Governmental Authorizations and third party consents and approvals shall be in full force and effect.

(b)           The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(c)           The Administrative Agent shall have received the Revolving Notes, to the extent requested by the Lenders prior to the Effective Date pursuant to Section 2.10, duly executed by Lufkin and payable to the order of such Revolving Lender in an original face amount equal to the initial Revolving Commitment of such Revolving Lender.

(d)           The Administrative Agent shall have received from each party to any other Loan Document a counterpart of that Loan Document signed on behalf of such party.

(e)           The Administrative Agent shall have received a Guaranty Agreement executed by each Material Domestic Subsidiary in existence on the Effective Date.

(f)           The Administrative Agent shall have received a Pledge Agreement executed and delivered by Lufkin and each other owner of any Equity Interest in (or holder of any debt of) any Material Domestic Subsidiary in existence on the Effective Date (other than an Equity Interest in Newco, which is 100% owned by Canadian Subsidiaries of Lufkin) covering the Pledged Collateral existing as of the Effective Date; unless deferred pursuant to Section 5.15, any and all certificates representing the Equity Interests pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (unless deferred pursuant to Section 5.15) any instruments evidencing debt pledged pursuant to the Pledge Agreement and indorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; (provided that to the extent that such certificates are in the possession of the administrative agent under the Existing Credit Agreement, this condition shall be satisfied);

(g)           The Administrative Agent shall have received a Security Agreement executed and delivered by Lufkin and each of its Material Domestic Subsidiaries in existence on the Effective Date granting to the Administrative Agent on behalf of the Lenders a first priority security interest in and to all assets of such Person (other than Excluded Assets) and (except as receipt may have been deferred pursuant to Section 5.15) any and all agreements, documents, instruments, certificates, stock powers, subordination agreements, and other writings as may be necessary or advisable in the discretion of the Administrative Agent to perfect the first priority security interest of the Administrative Agent therein;

(h)           The Administrative Agent shall have received (unless receipt is deferred pursuant to Section 5.15) security agreements and control agreements, executed by Lufkin and each of its Material Domestic Subsidiaries and each securities intermediary and each t6y bank, granting the Administrative Agent on behalf of the Lenders a security interest in and control of each securities account and securities entitlement and deposit account of Lufkin and each of its Material Domestic Subsidiaries;

(i)           The Administrative Agent shall have received (unless receipt is deferred pursuant to Section 5.15) all other Security Documents as necessary to create in favor of the Administrative Agent on behalf of the Lenders first priority liens, security interests, assignments, pledges and hypothecations on substantially all of the assets of Lufkin and its Material Domestic Subsidiaries.

(j)           The Administrative Agent shall have received assignments, in form and substance satisfactory to it, of all Property (other than Excluded Assets), if any,  of Lufkin and its Material Domestic Subsidiaries not covered by the Uniform Commercial Code;

(k)           The Administrative Agent shall have received recent lien searches of the records of the central filing authority in the States Texas, California, and North Dakota with respect to Lufkin, Quinn California, Quinn North Dakota, and Quinn US, which searches shall reveal no Liens on any such assets except for Liens that are discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Administrative Agent and Liens that are permitted by the Administrative Agent in its discretion;

(l)           The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Andrews Kurth LLP, counsel for Lufkin, in form and substance satisfactory to the Administrative Agent and its counsel and covering such matters relating to the Borrowers, the other Loan Parties, this Agreement, the other Loan Documents, or the Transactions as the Administrative Agent shall reasonably request. Lufkin hereby requests such counsel to deliver such opinion;

(m)           The Administrative Agent shall have received (unless receipt is deferred pursuant to Section 5.15) such UCC financing statements and other similar documents as shall be necessary to perfect the security interests of the Administrative Agent in the Collateral;

(n)           The Administrative Agent shall have received such documents, resolutions, and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Borrower and each other Loan Party, the authorization of the Transactions by each Borrower and each other Loan Party, and any other legal matters relating to the Borrower or any other Loan Party, this Agreement, the other Loan Documents, or the Transactions, all in form and substance satisfactory to the Administrative Agent;

(o)           Each Borrower shall have delivered to the Administrative Agent a certificate in respect of the name and signature of each officer of such Borrower and of each other Loan Party who (i) is authorized to sign on its behalf this Agreement and the other Loan Documents to which such Borrower or such Loan Party is a party, and (ii) will, until replaced by another officer or officers duly authorized for that purpose, act as the representative of such Borrower or such Loan Party for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Loan Documents. The Lenders, the Issuing Bank and the Administrative Agent may conclusively rely on such certificates until they receive notice in writing from Lufkin to the contrary;

(p)           Lufkin shall have delivered to the Administrative Agent certificates of insurance covering the tangible personal property of the Loan Parties, together with evidence showing loss payable or additional insured clauses or endorsements in favor of Lender;

(q)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chief Executive Officer, Chairman, President, a Vice President or a Financial Officer of Lufkin, confirming compliance with the conditions set forth in paragraphs (b), (d) and (e) of Section 4.03;

(r)           The Lenders, the Sole Bookrunner, the Joint Lead Arrangers and the Administrative Agent and its Affiliates shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Lufkin hereunder;

(s)           Each Lender shall have received all documentation and other information required to be obtained by such Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and Canadian AML Legislation, and requested by such Lender;

(t)           Each Lender shall have received satisfactory pro forma consolidated balance sheets and pro forma consolidated statements of operations of Lufkin and its consolidated Subsidiaries, assuming completion of the Acquisition, as at and for the fiscal year ended December 31, 2011, and projected for each of the fiscal years ending December 31, 2012 through December 31, 2016. Such balance sheets shall fairly present the pro forma financial condition of Lufkin and its consolidated Subsidiaries, as adjusted to give effect to the Acquisition. Such statements of operations shall fairly present the pro forma results of the operations and cash flows of Lufkin and its consolidated subsidiaries in each case as adjusted to give effect to the Acquisition;

(u)           No Law shall prohibit the execution or delivery of any Loan Document or the performance or consummation of any of the Transactions, and no litigation or other proceeding shall be pending or threatened which would, enjoin, prohibit, restrain, or otherwise adversely affect in any material manner the execution or delivery of any Loan Document or the performance or consummation of any of the Transactions or otherwise have a Material Adverse Effect;

(v)           The Lenders shall have received satisfactory audited consolidated statements of Lufkin and its consolidated subsidiaries for the fiscal year ended December 31, 2010, and satisfactory unaudited interim financial statements of Lufkin and its consolidated subsidiaries, certified by a Financial Officer of Lufkin, for the fiscal quarters ending March 31, June 30 and September 30, 2011;

(w)           The Lenders shall have received that certain report prepared by KPMG LLP dated August 22, 2011 relating to the financial condition of Quinn’s;

(x)           The Administrative Agent shall have received evidence satisfactory to it in its discretion that Lufkin has terminated all commitments under the Existing Credit Agreement and that all principal of and accrued and unpaid interest on all Loans outstanding thereunder and all accrued and unpaid fees and other obligations accrued thereunder (other than Letters of Credit, which shall become Letters of Credit under this Agreement) have been or are being paid.

The Administrative Agent shall notify Lufkin and the Lenders of the Effective Date and when all of the foregoing conditions are satisfied, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 1:00 p.m. New York City time, on December 31, 2011 (and, in the event such conditions are not so satisfied or waived, all Commitments shall terminate at such time).

SECTION 4.2.   Term Loans. The obligation of each Term Lender to make its Term Loan on the Term Loan Borrowing Date is subject to the satisfaction of the conditions set forth in Section 4.01 and 4.03 and to the following additional conditions:

(a)           The Administrative Agent shall have received prior written notice of the proposed Term Loan Borrowing Date no later than 10:00 a.m. New York City time on the day that is three (3) Business Days (provided, that the Administrative Agent in its discretion may accept notice on a day that is less than three Business Days) prior to the proposed Term Loan Borrowing Date;

(b)           The Administrative Agent shall have received evidence satisfactory to it that the Acquisition will be completed on the Business Day next following the borrowing of the Term Loans;

(c)           Each Borrower, Buyer, Newco, Quinn’s and each Loan Party shall have obtained all Governmental Authorizations and all third party consents and approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable to be obtained in connection with the Acquisition

(d)            the Administrative Agent shall have received executed copies of each of the following:

(i)           a Borrowing Request with respect to the Term Loans;

(ii)           the Term Notes, if any, requested by the Lenders pursuant to Section 2.10;

(iii)           the Assumption Agreement, duly executed by Newco, together with all materials of the types described in subsections (n) and (o) of Section 4.01 and all other agreements, documents, instruments and other writings as may be necessary or desirable (in the opinion of the Administrative Agent) in connection with the Assumption Agreement;

(iv)           the Lufkin Guarantee, duly executed by Lufkin, together with all materials of the types described in subsections (n) and (o) of Section 4.01 and all other agreements, documents, instruments and other writings as may be necessary or desirable (in the opinion of the Administrative Agent) in connection with such Lufkin Guarantee;

(v)           to the extent not delivered pursuant to Section 4.01, a Guarantee from each Material Domestic Subsidiary of Lufkin after giving effect to the Acquisition;

(vi)           to the extent not delivered pursuant to Section 4.01, a Security Agreement from each Material Domestic Subsidiary of Lufkin after giving effect to the Acquisition;

(vii)           to the extent not delivered pursuant to Section 4.01, a Pledge Agreement with respect to 100% of the Equity Interest in each Material Domestic Subsidiary (other than Newco) after giving effect to the Acquisition and 65% of the Equity Interest in ULC 1, Holdings 1, and any other First-Tier Foreign Subsidiary after giving effect to the Acquisition;

(viii)the materials described in subsections (f) through (s), inclusive, of Section 4.01 with the respect to the Loan Documents described in subsections (iv), (v) and (vi) above;

(ix)           a schedule from Lufkin of the organizational structure of Lufkin and its Subsidiaries after giving effect to the Acquisition; and

(x)           such other documents and information as the Administrative Agent may reasonably request.

(e)           The Administrative Agent shall have received payment of all Unused Commitment Fees with respect to the Term Loan Commitments with respect to the period from the Effective Date through the Term Loan Borrowing Date;

(f)           Since December 31, 2010, there shall not have occurred any event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect;

(g)           To the extent required to be delivered on or prior to the Term Loan Borrowing Date, the Administrative Agent shall have received all documents required by Section 5.14;

(h)           The representations and warranties of the Borrower set forth in this Agreement and of each other Loan Party in any other Loan Document shall be true and correct on and as of the date of, and after giving effect to, the borrowing of the Term Loans, except to the extent such representations and warranties relate solely to an earlier date (in which case they shall have been true and correct as of such earlier date); and

(i)           No Law shall prohibit the making of the Term Loans, and no litigation or other proceeding shall be pending or threatened which would, enjoin, prohibit, restrain, or otherwise adversely affect in any material manner the making of such Loans.

The delivery of the Borrowing Request with respect to the Term Loans shall constitute a representation and warranty by the Borrowers as to the matters specified in clauses (f), (g) and (h) of this Section 4.02.

SECTION 4.3.   Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)           The Administrative Agent shall have received a Borrowing Request for such Loan, of a written request to issue, amend, renew or extend such Letter of Credit, and any applicable Letter of Credit Agreement;

(b)           Since the effective date of the audited financial statements most recently provided to the Lenders, there shall not have occurred any event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect;

(c)           To the extent required to be delivered on or prior to the date of such extension of credit, the Administrative Agent shall have received all documents required by Section 5.14;

(d)           The representations and warranties of each Borrower set forth in this Agreement and of each other Loan Party in any other Loan Document shall be true and correct on and as of the date of, and after giving effect to, such Borrowing and such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties relate solely to an earlier date (in which case they shall have been true and correct as of such earlier date);

(e)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing;

(f)           No Law shall prohibit the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, and no litigation or other proceeding shall be pending or threatened which would, enjoin, prohibit, restrain, or otherwise adversely affect in any material manner the making of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit.

Each delivery to the Administrative Agent of a Borrowing Request or a request for the issuance, amendment, renewal or extension of a Letter of Credit shall constitute a representation and warranty by Lufkin on the date thereof as to the matters specified in paragraphs (b), (d) and (e) of this Section.

ARTICLE 5 - Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees and other Obligations in connection herewith shall have been paid in full, and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Administrative Agent, the Issuing Bank and the Lenders that:

SECTION 5.1.   Financial Statements and Other Information. Lufkin will furnish to the Administrative Agent and each Lender:

(a)           as soon as available, and in any event within 120 days after the end of each fiscal year of Lufkin, its audited consolidated balance sheet and related statements of operations, stockholders equity and cash flows as of the end of and for such year, including all notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Lufkin and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Lufkin, its consolidated balance sheet and related statements of operations, stockholders equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Lufkin and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           if Lufkin or the Administrative Agent shall have requested pursuant to Section 1.04 an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof or in the operation of such provision, the financial statements required by Sections 5.01(a) and (b), in each case prepared in accordance with GAAP as in effect and applied immediately before such change in GAAP shall have become effective;

(d)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Lufkin (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) providing all necessary information regarding, and setting forth reasonably detailed calculations demonstrating compliance with Sections 5.14, 6.14, 6.15 and 6.16, (iii) setting forth the identity of each Material Subsidiary as of such date, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)           when and if applicable, an attestation report of such independent certified public accountants as to Lufkin’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing no concern that would result in such firm’s inability to issue an audit opinion without qualification, modification or exception;

(f)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by either Borrower or any consolidated Subsidiary of Lufkin or any officer of either Borrower or any consolidated Subsidiary of Lufkin with the Securities and Exchange Commission, or any similar Governmental Authority, or with any national securities exchange, or distributed by either Borrower to its shareholders generally, as the case may be;

(g)           no sooner than thirty (30) days prior to the beginning of each fiscal year and no later than the final day of each fiscal year, annual forecasts prepared by Lufkin during such time period (to include forecasted consolidated balance sheets, statements of income, and expenses) for Lufkin and its consolidated Subsidiaries as at the end of and for each month of such succeeding fiscal year and consolidated statements of cash flow for Lufkin and its consolidated Subsidiaries as at the end of and for each month of such succeeding fiscal year;

(h)           promptly after the furnishing thereof, a copy of any financial or other material statement or report furnished by either of the Borrowers or any consolidated Subsidiary to any other party pursuant to the terms of any indenture, loan, stock purchase, or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent and the Lenders pursuant to any other clause of this Section 5.01;

(i)           promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for any Funded Debt of either Borrower, written notice of such rating change;

(j)           promptly after the formation or acquisition of any Subsidiary, notice of such formation or acquisition, stating with respect to each such Subsidiary whether it is a Material Subsidiary, its name and jurisdiction of organization and the percentage thereof owned by each Borrower and the other Subsidiaries;

(k)           upon request of the Administrative Agent or any Lender, copies of management letters or similar correspondence, if any, received from Lufkin’s auditors in connection with its annual audit;

(l)           promptly after the same become effective, copies of any amendments to the Organizational Documents of either of the Borrowers or any other Loan Party;

(m)           within ten (10) Business Days after the execution of any instrument creating or governing a debt obligation of either of the Borrowers or any other Loan Party, a copy thereof; and

(n)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of either of the Borrowers or any other Loan Party, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent, the Issuing Bank or any Lender may reasonably request.

SECTION 5.2.   Notices of Material Events.

(a)           Lufkin shall promptly notify the Administrative Agent of the completion of the Acquisition.

(b)           Within five (5) Business Days after any executive officer of either Borrower has knowledge thereof, such Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(i)           the occurrence of any Default;

(ii)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting either of the Borrowers, any other Loan Party, or any Affiliate of either of the Borrowers or any other Loan Party that, individually or in the aggregate, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a liability of Lufkin or any of its consolidated Subsidiaries in an aggregate amount exceeding $3,000,000, accompanied by a certificate of a Financial Officer setting forth the details as to such occurrence and the action, if any, which Lufkin is required or proposes to take with respect thereto; or

(iv)           any other development that has resulted in, or that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(c)           Lufkin shall deliver to the Administrative Agent, as soon as possible and in any event within ten (10) days after the occurrence of any of the following, a certificate of the chief financial officer of Lufkin or such Subsidiary, as applicable, setting forth the details of such occurrence and the action, if any, Lufkin or such Subsidiary, as applicable, is required or proposes to take:

(i)           the establishment or adoption of any Canadian Pension Plan or Canadian Benefit Plan by Lufkin or any of its Subsidiaries on or after the Effective Date;

(ii)           the failure to pay when due any or all amounts that are required to be paid under the terms of any Canadian Pension Plan; or

(iii)           the institution of any proceeding or notice of any proposal to make an order in respect of any Canadian Pension Plan by any Governmental Authority.

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer of Lufkin setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.3.   Existence; Conduct of Business. Lufkin will, and will cause each of its consolidated Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Licenses, permits, Intellectual Property, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.4.   Payment of Obligations. Lufkin will, and will cause each of its consolidated Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Lufkin or such consolidated Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Lufkin will, and will cause each of its consolidated Subsidiaries to, comply with all of their respective Contractual Obligations, except for instances of noncompliance that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.5.   Maintenance of Properties. Lufkin will, and will cause each of its consolidated Subsidiaries to, keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and make all replacements and additions to its Property material to its business as may be reasonably necessary to conduct its business in the manner heretofore conducted.

SECTION 5.6.   Insurance. In addition to the insurance requirements set forth in the Security Documents, Lufkin will, and will cause each of its consolidated Subsidiaries to, keep insured by financially sound and reputable insurers all Property of a character usually insured by responsible entities engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such entities and carry such other insurance as is usually carried by such entities (which may, to the extent such entities are self-insured against certain risks, include self-insurance); provided, however, that in any event Lufkin and its consolidated Subsidiaries will maintain (subject to the preceding self-insurance provisions):

(i)           Property Insurance. Insurance against loss or damage covering substantially all of the tangible real and personal Property of such Person by reason of any Peril (as defined below) in such amounts as shall be reasonable and customary and sufficient to avoid the insured named therein from becoming a co-insurer of any loss under such policy, but in any event in such amounts as are reasonably available as determined by Lufkin’s independent insurance broker.

(ii)           Automobile Liability Insurance for Bodily Injury and Property Damage. Insurance in respect of all vehicles (whether owned, hired or rented by such Person) at any time located at, or used in connection with, its Properties or operations against liabilities for bodily injury and Property damage in such amounts as are then customary for vehicles used in connection with similar Properties and businesses, but in any event to the extent required by applicable law.

(iii)           Comprehensive General Liability Insurance. Insurance against claims for bodily injury, death, or Property damage occurring on, in or about the real property of such Person, in such amounts as are then customary for Property similar in use in the jurisdictions where such Properties are located.

(iv)           Workers’ Compensation Insurance. Workers’ compensation insurance (including employers’ liability insurance) to the extent required by applicable law, which may be self-insurance to the extent permitted by applicable law.

(v)           Business Interruption Insurance. Business interruption insurance in such amounts as may be recommended from time to time by Lufkin’s independent insurance broker.

All insurance shall be written by financially responsible companies selected by Lufkin and its Subsidiaries reasonably acceptable to the Administrative Agent. For purposes hereof, the term “Peril” shall mean, collectively, fire, lightning, flood, windstorm, hail, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles, and smoke, and other perils covered by the “all-risk” endorsement then in use in the jurisdictions where the Properties of Lufkin and its Subsidiaries, as the case may be, are located.

SECTION 5.7.   Books and Records; Inspection Rights. Lufkin will, and will cause each of its consolidated Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Lufkin will, and will cause each of its consolidated Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, (i) to visit and inspect its properties, (ii) to examine and make extracts from its books and records, and (iii) to discuss its affairs, finances and condition with its officers and independent accountants, in each case at such reasonable times and as often as reasonably requested.

SECTION 5.8.   Compliance with Laws. Lufkin will, and will cause each of its consolidated Subsidiaries to, comply with all Laws, including all Environmental Laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.9.   Further Assurances. Each Borrower will execute and deliver, and will cause each of its consolidated Subsidiaries to execute and deliver, such further agreements, documents, and instruments and take such further actions as may be requested by the Administrative Agent to carry out the terms and provisions and purposes of this Agreement and the other Loan Documents and to evidence the Obligations. Without limiting the generality of the foregoing, each Borrower will take all necessary actions to and otherwise ensure that, at all times, the Obligations will rank at least pari passu in respect of priority of treatment with all other present and future Indebtedness of such Borrower (excluding rights of secured parties with respect to Permitted Encumbrances).

SECTION 5.10.   ERISA; Canadian Pension Plans and Canadian Benefit Plans. Lufkin will, and will cause each of its consolidated Subsidiaries and each ERISA Affiliate to, comply with all minimum funding requirements and all other material requirements of ERISA so as not to give rise to any liability thereunder. The Borrowers and their consolidated Subsidiaries will maintain or cause to be maintained each Canadian Pension Plan, should such as plan ever be in effect, and each Canadian Benefit Plan in compliance with its terms and in compliance with the requirements of any and all applicable Laws and in good standing with applicable regulatory authorities. All obligations of the Borrowers, and each of their respective Subsidiaries under each Canadian Pension Plan and Canadian Benefit Plan will be performed in accordance with the terms thereof and any requirement of applicable Law (including, without limitation, the Income Tax Act (Canada) and the Supplemental Pension Plan Act (Quebec)), except where the failure to so perform would not reasonably be expected to result in a Material Adverse Effect. Neither the Borrowers nor any of their respective Subsidiaries will incur any material obligation in connection with the termination of or withdrawal from any Canadian Pension Plan or Canadian Benefit Plan or permit any Canadian Pension Plan to have any unfunded liabilities on an actuarial basis which would reasonably be expected to have a Material Adverse Effect.

SECTION 5.11.   Delivery of Certain Amendments and Funded Debt Documents. Lufkin will, and will cause each of its consolidated Subsidiaries to, promptly deliver to the Administrative Agent any amendment, modification, or supplement to (a) the certificate or articles of incorporation, articles of organization, bylaws, regulations, or other Organizational Documents of Lufkin or any such Subsidiary, and (b) any agreement, document, or instrument entered into by Lufkin or any such Subsidiary in connection with any Funded Debt. Lufkin will, and will cause each of its consolidated Subsidiaries to, deliver to the Administrative Agent, promptly after any agreement, document, or instrument entered into by Lufkin or any such Subsidiary evidencing any Funded Debt comes into existence, a true and correct copy of each such agreement, document, or instrument.

SECTION 5.12.   Use of Proceeds and Letters of Credit. The Borrowers will use the proceeds of the Loans only to provide financing for the Acquisition, to refinance existing indebtedness and finance the ongoing working capital and general corporate requirements of Lufkin and its consolidated Subsidiaries in the ordinary course of business, including the issuance of Letters of Credit, and not for any purpose that would violate any Law. No part of the proceeds of any Loan (and no Letter of Credit) will be used, whether directly or indirectly, to purchase or carry any margin stock (as such term is used in Regulation U of the Board), to repay or otherwise refinance indebtedness of Lufkin or any Subsidiary incurred to purchase or carry any margin stock, to extend credit for the purpose of purchasing or carrying any margin stock, or for any other purpose which would make any extension of credit in connection with this Agreement a “purpose credit” within the meaning of Regulation U of the Board, or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. All Loans and Letters of Credit will be used for business, commercial, investment, agricultural or other similar purposes and not for personal, family or household use.

SECTION 5.13.   Certain Changes. Lufkin will, and will cause each of its Subsidiaries to, notify the Administrative Agent no later than the date on which either Borrower or any other Loan Party changes its jurisdiction of formation or organization, its name, the location of its chief executive office or principal place of business, or the place where it keeps its books and records. Lufkin will notify the Administrative Agent no later than the date on which Lufkin or any of its consolidated Subsidiaries creates or acquires any Subsidiary.

SECTION 5.14.   Security and Guaranties.

(a)           Agreement to Deliver Guaranties. Within thirty (30) days after the creation or any acquisition by Lufkin or any of its Subsidiaries of any Material Domestic Subsidiary, or after an existing Subsidiary becomes a Material Domestic Subsidiary, Lufkin shall cause such Material Domestic Subsidiary to execute and deliver to the Administrative Agent on behalf of the Lenders a Guaranty Agreement, duly authorized and executed by such Material Domestic Subsidiary, to the end that all Material Domestic Subsidiaries shall at all times (to the extent set forth in each such Guaranty Agreement) guarantee all Obligations then or thereafter existing or arising. In connection therewith, Lufkin shall deliver, and shall cause each such Material Domestic Subsidiary to deliver, to the Administrative Agent with respect to each such Material Domestic Subsidiary all of the materials described in subsections (n) and (o) of Section 4.01, evidence that each Material Domestic Subsidiary executing and delivering a Guaranty Agreement pursuant to this Section has received good and adequate consideration for doing so, and all other agreements, documents, instruments and other writings as may be necessary or desirable (in the opinion of the Administrative Agent) in connection with such Guaranty Agreement.

(b)           Agreement to Deliver Security Documents. Within thirty (30) days after the creation or any acquisition by Lufkin or any of its Subsidiaries of any Material Domestic Subsidiary, or after an existing Subsidiary becomes a Material Domestic Subsidiary, Lufkin shall cause such Material Domestic Subsidiary to execute and deliver to the Administrative Agent on behalf of the Lenders one or more Security Documents granting to the Administrative Agent on behalf of the Lenders a first priority security interest upon and covering substantially all of the Property of such Material Domestic Subsidiary to secure all Obligations then or thereafter existing or arising, to the end that all Material Domestic Subsidiaries shall at all times have granted a Lien in all their assets (other than Excluded Assets) to secure such Obligations. In connection therewith, Lufkin shall deliver, and shall cause each such Material Domestic Subsidiary to execute and deliver, to the Administrative Agent with respect to each such Material Domestic Subsidiary all of the materials described in subsections (n) and (o) of Section 4.01, evidence that each Material Domestic Subsidiary executing and delivering a Security Document pursuant to this Section has received good and adequate consideration for doing so, and all other agreements, documents, instruments and other writings as may be necessary or desirable (in the opinion of the Administrative Agent) to create and perfect a valid first Lien on such Property and evidence satisfactory to the Administrative Agent that such Material Domestic Subsidiary has taken all corporate and other organizational action and obtained all consents necessary to approve and authorize its execution and delivery of such Security Documents and the performance of its obligations thereunder and, if requested by the Administrative Agent, an opinion of counsel in form, scope and substance reasonably acceptable to the Administrative Agent.

(c)           Agreement to Deliver Pledge Agreements. Within thirty (30) Business Days after the creation or any acquisition by Lufkin or any of its Subsidiaries of a Material Domestic Subsidiary or a First-Tier Foreign Subsidiary, or after an existing Subsidiary becomes a Material Domestic Subsidiary or First-Tier Foreign Subsidiary, Lufkin shall execute and deliver, and cause the owner or owners of all of the Equity Interests (or, in the case of a Material Subsidiary that is a First-Tier Foreign Subsidiary, the owner or owners of not less than 65% of the Equity Interests) in such Material Subsidiary to execute and deliver, a Pledge Agreement, duly authorized and executed by Lufkin and each such other owner or owners, together with any certificates evidencing such Equity Interests, and all necessary consents and approvals, to the end that all of the Equity Interests and related Property (or, in the case of a Material Foreign Subsidiary, not less than 65% of the Equity Interests and related Property) in all Material Subsidiaries (other than Material Subsidiaries that are not First-Tier Foreign Subsidiaries) shall at all times secure all Obligations then or thereafter existing or arising. In connection therewith, Lufkin shall deliver, and shall cause each such owner or owners and each such Material Subsidiary to deliver, to the Administrative Agent with respect to such Material Subsidiary all of the materials described in clauses (n) and (o) of Section 4.01, evidence that each Material Domestic Subsidiary executing and delivering a Pledge Agreement pursuant to this Section has received good and adequate consideration for doing so, and all other such agreements, documents, instruments and other writings as may be necessary or desirable (in the opinion of the Administrative Agent) to create and perfect a valid first Lien on, pledge of and security interest in all such Equity Interests and related property and evidence satisfactory to the Administrative Agent that the entity granting such security interest has taken all corporate and other organizational action and obtained all consents necessary to approve and authorize its execution and delivery of such Pledge Agreement and the performance of its obligations thereunder and, if requested by the Administrative Agent, an opinion of counsel in form, scope and substance reasonably acceptable to the Administrative Agent.

(d)           Perfection and Protection of Security Interests and Liens. In addition and not by way of limitation of the foregoing, Lufkin will from time to time deliver, and cause each Loan Party to deliver, to the Administrative Agent any and all financing statements, continuation statements, extension agreements, certificates, and other documents, properly completed (and executed and acknowledged when required) by the appropriate Person, in form and substance satisfactory to the Administrative Agent, which the Administrative Agent may in its discretion request for the purpose of perfecting, confirming, or protecting any Liens or other rights in any Collateral at any time securing any Obligations. In addition to the foregoing, each of the Borrowers hereby authorizes, and shall cause each Loan Party to authorize, the Administrative Agent to file in the appropriate filing office pursuant to applicable Law such financing statements, assignments and continuation statements as the Administrative Agent shall deem necessary or desirable for the purpose of perfecting, confirming, or protecting any Liens or other rights in the Collateral without the signature of either of the Borrowers or any other Loan Party.

(e)           Consideration. It is agreed and understood that the agreement of Lufkin under this Section 5.14 to cause each Material Domestic Subsidiary to execute and deliver a Guaranty Agreement and a Security Agreement and to cause the Equity Interest of each Material Domestic Subsidiary or First-Tier Foreign Subsidiary to be pledged as security for the Obligations (to the extent herein set forth) is a condition precedent to the making of the Loans and the issuance of Letters of Credit pursuant to this Agreement, and that the entry into this Agreement by the Lenders constitutes good and adequate consideration therefor.

SECTION 5.15.   Post-Closing Obligations.  (A) Lufkin Romania.  No later than one hundred eighty (180) days after the Effective Date (unless waived in accordance with Section 9.02):

(a)           Lufkin shall have delivered or shall have caused to have been delivered to the Administrative Agent a Pledge Agreement executed by the owner or owners of at least 65% of the Equity Interest in Lufkin Romania and, unless previously pledged, each other First-Tier Foreign Subsidiary that is a Material Foreign Subsidiary in existence as of such date.

(b)           Lufkin shall have delivered or shall have caused to have been delivered to the Administrative Agent such documents, resolutions and certificates as the Administrative Agent may have reasonably requested relating to the organization, existence and good standing of Lufkin Romania and each Foreign Subsidiary referred to in Section 5.15(a) and each Person executing and delivering a Pledge Agreement pursuant to Section 5.15(a) (each such Person, a “Pledgor”), the authorization of such execution and delivery by such Pledgor, and any other legal matters relating to Lufkin Romania or such Foreign Subsidiary and each such Pledgor, all in form and substance satisfactory to the Administrative Agent.

(c)           Lufkin shall have delivered or shall have caused to have been delivered to the Administrative Agent a certificate in respect of the name and signature of each officer of each Pledgor who is authorized to sign on its behalf a Pledge Agreement required to be delivered by this Section 5.15.

(d)           Lufkin shall have delivered or shall have caused to have been delivered to the Administrative Agent a favorable written opinion (addressed to the Administrative Agent and the Lenders) of counsel to Lufkin Romania and any other Foreign Subsidiary Equity Interests in which are being pledged pursuant to this Section 5.15 reasonably satisfactory to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and its counsel and covering such matters relating to Lufkin Romania and each such Material Foreign Subsidiary, if any, such Pledge Agreements, or such pledge as the Administrative Agent shall have reasonably requested. Lufkin hereby requests such counsel to deliver such opinion.

(e)           On the date of the execution and delivery of such Pledge Agreements or the pledge of the Equity Interests pursuant thereto, no Law shall have prohibited the execution or delivery of such Pledge Agreements or the pledge of the Equity Interests pursuant thereto, and no litigation or other proceeding shall have been pending or threatened which does or may enjoin, prohibit, restrain, or otherwise adversely affect in any material manner the execution or delivery of any such Pledge Agreement or the pledge of the Equity Interests pursuant thereto.

(f)           All approvals and consents of any Governmental Authority or any other third person necessary in connection with the execution, delivery and performance of each such Pledge Agreement, the performance by each Pledgor of its obligations thereunder, and the pledge of the Equity Interests pledged thereby shall have been obtained and shall have been in full force and effect.

(g)           All filings, registrations and other similar actions with respect to or by Lufkin Romania or such other Foreign Subsidiary or any applicable Governmental Authority that are necessary to perfect each such pledge shall have been duly performed, taken or made. Each certificate representing or evidencing the Equity Interests so pledged shall have been delivered to the Administrative Agent pursuant to such Pledge Agreement in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent.

B.           Other Post-Closing Obligations.

(a)           No later than thirty (30) days after the Effective Date, Lufkin (A) shall file or cause to be filed in each appropriate filing office termination statements with respect to each financing statement, personal property verification statement, or other similar document purporting to perfect a Lien on any property of Lufkin or any other Material Domestic Subsidiary (other than filings in favor of the Administrative Agent on behalf of the Secured Parties) and (B) shall provide the Administrative Agent with a records search in form and scope satisfactory to the Administrative Agent and performed by a search company satisfactory to the Administrative Agent showing that all such filings have been terminated and that the Liens of the Administrative Agent on behalf of the Secured Parties are first in priority with respect to all Collateral in which a security interest can be perfected by the filing of a financing statement.

(b)           No later than thirty (30) days after the Effective Date, Lufkin shall enter into, and shall cause each securities intermediary in which Lufkin or any Material Domestic Subsidiary maintains a securities account to enter into, an agreement, in form and substance satisfactory to the Administrative Agent, with the Administrative Agent on behalf of the Secured Parties by which control of such securities account and of all securities, security entitlements and cash from time to time credited to such account shall vest in the Administrative Agent on behalf of the Secured Parties as security for the Obligations.

(c)           No later than thirty (30) days after the Effective Date, Lufkin shall deliver to the Administrative Agent recent lien searches of the records of the central filing authority in the District of Columbia and the Province of Alberta, Canada, with respect to Holdings 1, ULC 1, Buyer, and Quinn’s, which searches shall reveal  no Liens on any assets of any such entity other than Permitted Liens and such other Liens, if any, as the Administrative Agent may in its discretion permit.

(d)           No later than forty-five (45) days after the Effective Date, Lufkin shall deliver or cause to be delivered to the Administrative Agent documentation in form and substance satisfactory to the Administrative Agent in its discretion that at least 65% of the total Equity Interests in Lufkin France and Lufkin Argentina have been pledged to the Administrative Agent to secure all Obligations under this Agreement.

(e)           No later than five (5) Business Days following the Effective Date, Lufkin shall deliver or cause to be delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, (i) certificates representing the shares of Equity Interests of ULC 1, Holdings 1, and the Domestic Subsidiaries of Quinn’s to be acquired in the Acquisition and constituting a part of the Pledged Collateral, together with undated stock powers executed in blank, (ii) the two intercompany notes executed by Quinn’s and payable to the order of Lufkin, together with allonges thereto executed in blank, and (iii) to the extent not previously provided, all other documents and instruments required by Subsections 4.01(f) and (g).

(f)           Lufkin shall execute and deliver, and shall cause to be executed and delivered, such further agreements, documents, and instruments and shall have taken or caused to be taken such further actions as shall have been requested by the Administrative Agent to carry out the terms and provisions and purposes of this Section 5.15.

(g)           Lufkin shall use all commercially reasonable efforts (as determined by the Administrative Agent) to deliver to the Administrative Agent, no later than forty-five (45) days after the Effective Date, executed landlord’s waivers or subordination agreements, in form and substance satisfactory to the Administrative Agent, executed by the lessor of each leased location in which, as of the Effective Date, Collateral valued at $500,000 or more is maintained, held or stored, subordinating the Liens held by such lessor to the Liens of the Administrative Agent on behalf of the Secured Parties.

ARTICLE 6 - Negative Covenants

Until the Commitments shall have expired or terminated, the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers jointly and severally covenant and agree with the Administrative Agent, the Issuing Bank and the Lenders that:

SECTION 6.1.   Indebtedness. Lufkin will not, and will not permit any consolidated Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created hereunder;

(b)           Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that neither increase the outstanding principal amount thereof nor shorten the maturity of any principal of such Indebtedness and the terms and provisions of which are not materially more onerous to Lufkin or such consolidated Subsidiary than the terms and conditions of such Indebtedness on the date of this Agreement;

(c)           Indebtedness of Lufkin to any consolidated Subsidiary and of any consolidated Subsidiary to Lufkin or any other consolidated Subsidiary; provided, that any such Indebtedness of a Borrower or a Guarantor to a Person not a Borrower or a Guarantor shall be subordinated to the Obligations.

(d)           Guarantees by Lufkin of Indebtedness of any consolidated Subsidiary and by any consolidated Subsidiary of Indebtedness of Lufkin or any other consolidated Subsidiary;

(e)           Indebtedness of Lufkin or any consolidated Subsidiary as an account party in respect of trade letters of credit;

(f)           Indebtedness of Lufkin or any consolidated Subsidiary in respect of equipment leases on office equipment and other similar Property in an aggregate principal amount not exceeding $2,000,000 at any time outstanding;

(g)           other unsecured Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(h)           vehicle and equipment leases in the ordinary course of business not to exceed $20,000,000 at any one time outstanding; and

(i)           reimbursement obligations under standby letters of credit issued outside this Agreement, not to exceed $5,000,000 at any one time outstanding.

SECTION 6.2.   Liens. Lufkin will not, and will not permit any consolidated Subsidiary to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances;

(b)           any Lien on any Property or asset of Lufkin or any such consolidated Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other Property of Lufkin or any consolidated Subsidiary, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)           Liens securing Indebtedness permitted under Section 6.01(f) or Section 6.01(h) above; provided that such Lien shall not apply to any other Property of Lufkin or any consolidated Subsidiary; and

(d)           Liens consisting of pledges of cash collateral to secure Indebtedness permitted under Section 6.01(i).

SECTION 6.3.   Fundamental Changes.

(a)           Lufkin will not, and will not permit any consolidated Subsidiary to, directly or indirectly, in any single transaction or series of transactions,

(i)           merge into or consolidate with any other Person,

(ii)           permit any other Person to merge into or consolidate with it,

(iii)           sell, lease, transfer or otherwise Dispose of (in one transaction or in a series of transactions) any substantial part of its assets or any Equity Interest in any Subsidiary (in each case, whether now owned or hereafter acquired), or any voting rights with respect to any Subsidiary, or permit any Subsidiary to issue any additional Equity Interests to any Person other than Lufkin, or

(iv)           liquidate or dissolve, provided, however, that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing or would result therefrom, (x) any consolidated Subsidiary may merge into or consolidate with Lufkin in a transaction in which Lufkin is the surviving entity, and (y) any consolidated Subsidiary may sell, transfer, lease or otherwise Dispose of its assets to Lufkin. Promptly upon the request of the Administrative Agent, Lufkin shall deliver to the Administrative Agent in connection with any change permitted by this Section a written confirmation by Lufkin that such change, both individually and in the aggregate with all other such changes since the date of this Agreement, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Lufkin will not, and will not permit any of its consolidated Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Lufkin and its consolidated Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.4.   Investments, Loans, Advances, Guarantees and Acquisitions. Lufkin will not, and will not permit any of its consolidated Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary of such Person prior to such merger) any Investment except:

(a)           Permitted Investments;

(b)           Investments existing on the date of this Agreement and listed on Schedule 6.04;

(c)           Investments by Lufkin or its consolidated Subsidiaries in Subsidiaries existing on the date of this Agreement;

(d)           Investments made by Lufkin in any consolidated Subsidiary (provided, that investments in a consolidated Subsidiary other than Newco, a Guarantor or Lufkin Romania shall not exceed $50,000,000 in the aggregate at any one time outstanding) or made by any consolidated Subsidiary to Lufkin or by any consolidated Subsidiary (other than Newco or a Guarantor) to any other consolidated Subsidiary; provided, that

(e)           Guarantees constituting Indebtedness permitted by Section 6.01; and

(f)           Investments by Lufkin and its consolidated Subsidiaries of Equity Interests in, or assets of, Persons acquired after the Effective Date by Lufkin and its consolidated Subsidiaries, or any of them, other than the Acquisition, such Investments not to exceed in any one fiscal year an amount equal to the sum of (A) $50,000,000 plus (B) the Net Cash Proceeds of any issuance of any Equity Interest (other than preferred Equity Interests) in conjunction with such acquisition.

SECTION 6.5.   Swap Agreements; Hedge Agreements.  Lufkin will not, and will not permit any of its consolidated Subsidiaries to, enter into any Swap Agreement or Hedge Agreement, except (a) Swap Agreements and Hedge Agreements entered into to hedge or mitigate risks to which Lufkin or such Subsidiary has actual exposure (other than those in respect of Equity Interests of Lufkin or any of its Subsidiaries), and (b) Swap Agreements and Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Lufkin or any consolidated Subsidiary.

SECTION 6.6.   Restricted Payments. Lufkin will not, and will not permit any of its consolidated Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that

(a)           Lufkin may declare and pay dividends on, or make other Restricted Payments in respect of, any or all of its Equity Interests or classes of capital stock in any fiscal quarter when (x) Lufkin’s pro forma Leverage Ratio at the end of such fiscal quarter is 0.50% or more below the then-applicable maximum Leverage Ratio and (y) Lufkin is in pro forma compliance with Section 6.15 (Minimum Fixed Charge Coverage Ratio);

(b)           Lufkin may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(c)           consolidated Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests; and

(d)           Lufkin may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Lufkin and its consolidated Subsidiaries.

SECTION 6.7.   Dispositions. Lufkin will not, and will not permit any of its consolidated Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn-out Property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of Property by any consolidated Subsidiary to Lufkin, or Dispositions of Property (other than Collateral) by any consolidated Subsidiary to another consolidated Subsidiary;

(d)           Dispositions permitted by Section 6.03; and

(e)           Dispositions of other assets in an amount not to exceed $2,000,000 per year during the term hereof so long as the Net Cash Proceeds therefrom are applied in accordance with Section 2.12,

provided, that any Disposition pursuant to clause (a), (d)or (e)shall be for fair market value.

SECTION 6.8.   Transactions with Affiliates. Lufkin will not, and will not permit any of its consolidated Subsidiaries to, sell, lease or otherwise transfer any Property or assets to, or purchase, lease or otherwise acquire any services or any Property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to Lufkin or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions not otherwise prohibited or restricted by this Agreement or the other Loan Documents between or among Lufkin and its Wholly-Owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

SECTION 6.9.   Restrictive Agreements. Lufkin will not, and will not permit any of its consolidated Material Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that (a) prohibits, restricts or imposes any condition upon (i) the ability of either of the Borrowers or any such Subsidiary to create, incur or permit to exist any Lien upon any of its Property or assets, or (ii) the ability of any such Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or other Equity Interests or to make or repay loans or advances to either of the Borrowers or any other consolidated Subsidiary or to Guarantee Indebtedness of either of the Borrowers or any other consolidated Subsidiary or (b) requires any obligation of either of the Borrowers or any other Loan Party in favor of any other Person, including any Lender, to be secured by any Property of either of the Borrowers or any Material Subsidiary if any obligation of either of the Borrowers or such Loan Party is secured; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a)(i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a)(i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.10.   Limitation on Dispositions of Equity Interests. Lufkin will not permit any consolidated Subsidiary at any time to issue, sell, assign, or otherwise Dispose of (a) any of its Equity Interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its Equity Interests, or (c) any option, warrant, or other right to acquire any of its Equity Interests, in each case to any Person other than Lufkin or another consolidated Subsidiary.

SECTION 6.11.   Environmental Protection. Lufkin will not, nor will it permit any consolidated Subsidiary to, (a) use (or permit any tenant to use) any of its Properties for the handling, processing, storage, transportation, or disposal of any Hazardous Material except in compliance with applicable Environmental Laws, (b) generate any Hazardous Material except in compliance with applicable Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of any Environmental Law, or (d) otherwise conduct any activity or use any of its Properties in any manner, that violates or is likely to violate any Environmental Law or create any Environmental Liabilities for which any Related Party would be responsible, except for circumstances or events described in clauses (a) through (d) preceding that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.12.   ERISA. Lufkin will not, nor, to the extent it is able, under applicable law, will it permit any consolidated Subsidiary to, allow, or take (or permit any ERISA Affiliate to take) any action which would cause any unfunded or unreserved liability for benefits under any Plan to exist or to be created.

SECTION 6.13.   Government Regulation. Neither Borrower will: (i) be or become subject at any time to any applicable law or list of any government agency (including, without limitation, OFAC) that prohibits or limits any Lender from making any advance or extension of credit to such Borrower or from otherwise conducting business with such Borrower, or (ii) fail to provide documentary and other evidence of such Borrower’s identity as may be requested by any Lender or the Issuing Bank at any time to enable such Lender or the Issuing Bank to verify its identity or to comply with applicable law, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

SECTION 6.14.   Maximum Leverage Ratio. Lufkin will not permit its Leverage Ratio (a) at the end of any fiscal quarter ending on or before September 30, 2012, to be greater than 3.00 to 1.00; (b) at the end of any fiscal quarter ending after September 30, 2012 and on or before September 30, 2013, to be greater than 2.50 to 1.00; and (c) at the end of any fiscal quarter ending after September 30, 2013, to be greater than 2.00 to 1.00.

SECTION 6.15.   Minimum Fixed Charge Coverage Ratio. Lufkin will not permit its Fixed Charge Coverage Ratio at the end of any fiscal quarter to be less than 1.50 to 1.00.

SECTION 6.16.   Capital Expenditures. Lufkin and its consolidated Subsidiaries shall not make capital expenditures in any period of four consecutive fiscal quarters in excess of (a) $100,000,000 in the aggregate in any four-fiscal-quarter period ending on or before December 31, 2013 and (b) $75,000,000 in the aggregate in any four-fiscal-quarter period ending thereafter; provided, that compliance with the restrictions in this Section 6.16 shall not be required for any fiscal quarter when the Leverage Ratio at the end of such four fiscal quarter period is less than 1.00 to 1.00.

SECTION 6.17.   Calculation of Covenants. For purposes of the calculation of financial covenants set forth in this Article 6, the Administrative Agent may rely upon the figures set forth in the consolidated financial statements of Lufkin most recently delivered pursuant to this Agreement, even where this Agreement may refer to a period ended on, or most recently prior to, a specified date of determination.

SECTION 6.18.   Issuance of Equity. Neither Lufkin nor any of its Subsidiaries shall issue any Equity Interest that provides for either required cash payments on or mandatory redemption of such Equity Interest.

SECTION 6.19.   Change in Documents. Lufkin shall not, and shall not permit any other Loan Party or of Lufkin’s consolidated Subsidiaries to, amend or otherwise modify their respective Organizational Documents except for immaterial changes not adversely affecting the Administrative Agent, the Issuing Bank or any Lender.

SECTION 6.20.   Canadian Benefit and Pension Plans. Neither Borrower nor any consolidated Subsidiary of Lufkin shall (a) fail to perform any material obligations required to be performed in connection with any Canadian Pension Plan or Canadian Benefit Plan in accordance with the terms of such plan and any requirement of applicable Law, or (b) fail to use its best efforts to ensure that each Canadian Pension Plan is registered and retains its registered status (if required under any requirement of applicable Law) under, and is administered in a timely manner in all material respects in accordance with, the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and any other requirement of applicable Law.

ARTICLE 7 - Events of Default

SECTION 7.1.   Events of Default. Any of the following events, conditions or circumstances shall constitute an Event of Default hereunder:

(a)           either Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b)           either Borrower shall fail to pay any interest on any Loan or on any reimbursement obligation in respect of any LC Disbursement, or any fee or other Obligation, or any other Loan Party shall fail to pay any amount under any Loan Document to which it is a party or any other Obligation owing by it (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)           any representation or warranty made or deemed made by or on behalf of either Borrower or any other Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document at any time furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect, false or misleading in any material respect when made or deemed made. except to the extent such representation or warranty expressly relates solely to an earlier date; or

(d)           either Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to existence) or 5.12 or in Article 6; or

(e)           either Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); or

(f)           any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable; or

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either Borrower or any consolidated Subsidiary or any other Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any consolidated Subsidiary of Lufkin or any other Loan Party or for a substantial part of the assets of either Borrower or any consolidated Subsidiary of Lufkin or any other Loan Party, and, in any such case, such Borrower or such consolidated Subsidiary or such Loan Party shall indicate approval thereof, consent thereto or acquiescence therein, or such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)           either Borrower or any consolidated Subsidiary of Lufkin or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or any consolidated Subsidiary or any other Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(j)           either Borrower or any consolidated Subsidiary of Lufkin or any other Loan Party shall cease to be Solvent, or shall become unable to pay, shall admit in writing its inability to pay, or shall fail generally to pay, its debts as they become due; or

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered by a court against either Borrower, any consolidated Subsidiary of Lufkin, any other Loan Party, or any combination thereof, and the same shall remain undischarged for a period of more than thirty (30) consecutive days after the date of entry thereof during which execution shall not be effectively stayed; or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of either Borrower, any such Subsidiary or any other Loan Party to enforce any such judgment; or

(l)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred since the Effective Date, could reasonably be expected to result in liability of Lufkin or any of its consolidated Subsidiaries in an aggregate amount exceeding $3,000,000; or

(m)           (i) either of the Borrowers or any consolidated Subsidiary shall, directly or indirectly, terminate or cause to terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian Pension Plan so as to result in liability of Lufkin and its consolidated Subsidiaries in an aggregate amount exceeding $3,000,000; or (ii) any event or condition exists in respect of any Canadian Pension Plan which presents the risk of liability of either of the Borrowers or any of their Subsidiaries which could reasonably be expected to result in liability of either of the Borrowers and their respective Subsidiaries in an aggregate amount exceeding $3,000,000; or

(n)           the sale, transfer, conveyance, encumbrance, abandonment, condemnation, partition or change in ownership (except as otherwise expressly permitted by the relevant Security Documents) of any of the Collateral at any time existing, or the making of any levy, seizure, garnishment, sequestration or attachment of or on any Collateral at any time existing; or

(o)           any order shall be entered in any proceeding against either of the Borrowers or any consolidated Subsidiary of Lufkin or any other Loan Party decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for longer than the appeal time provided by applicable law; or

(p)           either of the Borrowers or any other Loan Party shall be prevented or relieved by any Governmental Authority from performing or observing any material term, covenant or condition of any Loan Document; or

(q)           either of the Borrowers or any consolidated Subsidiary or any other Loan Party shall be in violation of any Environmental Law, or any property of any such Person shall be subject to any one or more remediation obligations or Environmental Liabilities, which causes such Borrower or any consolidated Subsidiary or any other Loan Party or any combination thereof to incur Environmental Liabilities, individually or in the aggregate, in excess of $3,000,000; or

(r)           either of the Borrowers or any consolidated Subsidiary or any other Loan Party shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud any of its creditors, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or, while not Solvent, shall have suffered or permitted any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within the appeal time provided by applicable law; or

(s)           the Lufkin Guarantee, the Guaranty Agreement or any other Guarantee or Security Document shall fail to remain in full force or effect, or any action shall be taken to assert the invalidity or unenforceability of the Lufkin Guarantee, the Guaranty Agreement or any Security Document, or Lufkin or any Guarantor shall fail to comply with any of the terms or provisions of the Lufkin Guarantee, the Guaranty Agreement or any other Guarantee to which it is a party or deny that it has any liability under the Lufkin Guarantee, the Guaranty Agreement or any such other Guarantee to which it is a party, or shall give notice to such effect; or

(t)           any event of default (however denominated) described in any Pledge Agreement, any Security Document, any Guaranty Agreement, or any other Loan Document shall occur, or any material provision of any Pledge Agreement, any Security Document, any Guaranty Agreement, or any other Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Loan Party; or

(u)           either Newco, Holdings 1, ULC 1 or Buyer shall cease to be a consolidated Subsidiary of Lufkin; or

(v)           a Change in Control shall occur.

If an Event of Default occurs, then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the following actions, at the same or different times: (i) by notice to Lufkin, terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) without notice to either of the Borrowers or any other Loan Party, including but not limited to notice of intention to accelerate and notice of acceleration, both of which are hereby expressly WAIVED by each Borrower, declare the Loans and all other Obligations then outstanding to be due and payable in whole or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable, and thereupon all Obligations so declared to be due and payable shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby WAIVED by each Borrower; (iii) by notice to Lufkin, require each Borrower to Cash Collateralize all outstanding LC Exposure; (iv) without notice to the Borrower or any other Loan Party, exercise any and all powers, rights and remedies available at law or provided in this Agreement, the other Loan Documents or any other document executed pursuant hereto or in connection herewith, including the enforcement of its rights either by suit in equity or by action at law, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in any other Loan Document or in aid of the exercise of any power granted in this Agreement or in any other Loan Document, and (v) without notice of any kind to either of the Borrowers or any other Loan Party, set off, in any order, against the Obligations any debt owing by any Lender to either of the Borrowers or any other Loan Party (whether such debt is owed individually or jointly), including but not limited to any deposit account; and in case of any event with respect to either of the Borrowers described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and all Obligations then outstanding shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration, all of which are hereby expressly WAIVED by each Borrower.

SECTION 7.2.   Collateral Account.  The Borrowers hereby agree that (i) upon the payment in full of the Loans and the termination of the Commitments, (ii) if any Event of Default shall occur and be continuing, (iii) upon the termination of the Availability Period whether or not an Event of Default shall have occurred, or (iv) on the Business Day that Lufkin receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans shall have been accelerated, Lenders with LC Exposures representing not less than 25% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to any provision of this Agreement, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Bank, Cash Collateral in an amount equal to not less than 105% of the total LC Exposure as of such date; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to either Borrower described in clause (h) or (i) of Section 7.01. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations of the Borrowers and the other Loan Parties under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for the purposes expressly provided in this Section 7.02, over such account. Other than any interest earned on the investment of such deposits, such investments shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements and fees for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Lufkin for the total LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing more than 50% of the total LC Exposure), be applied to satisfy the payment of other obligations of the Borrower under this Agreement. If the Borrowers are required to provide an amount of Cash Collateral hereunder solely as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived, free of any Lien or other interest in favor of the Administrative Agent, any Lender or the Issuing Bank. The rights of the Administrative Agent and the Lenders under this Section 7.02 may be exercised from time to time and at all such times as the conditions precedent thereto may exist.

SECTION 7.3.   Application of Funds. After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable and the LC Exposures have automatically been required to be Cash Collateralized as set forth in Section 7.02), or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.05 and 2.22, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.16, 2.17, 2.18, and 2.19 hereof) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit fees and Unused Commitment Fees) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank and amounts payable under Sections 2.16, 2.17, 2.18 and 2.19 hereof, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid letter of credit fees, Unused Commitment Fees and interest on the Loans, LC Disbursements and other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this cause Third payable to them;

Fourth, ratably to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Disbursements and obligations under Banking Services Obligations, Swap Agreements and Hedge Agreements, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the LC Exposures comprised on the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Lufkin pursuant to Section 2.05; and

Sixth, the balance, if any, after all Obligations have been indefeasibly paid in full, to Lufkin, or as otherwise required by Law.

Subject to Sections 2.05(d), (e) and (k) and Section 7.02, amounts used to Cash Collateralize the aggregate LC Exposures pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have been either fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Swap Agreements and Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable swap or hedge agreement obligee.

SECTION 7.4. Remedies Cumulative. All rights and remedies given by this Agreement and the other Loan Documents are cumulative and not exclusive of any of such rights or remedies or of any other rights or remedies now or hereafter existing at Law, in equity or otherwise, available to the Administrative Agent, the Issuing Bank or any Lender, and no course of dealing, and no delay or omission in exercising any right or remedy, shall operate as a waiver of any right or remedy, and every right and remedy may be exercised from time to time and as often as shall be deemed appropriate by the Administrative Agent, the Issuing Bank or any other Lender.

SECTION 7.5.   Performance by the Administrative Agent, Etc. If either of the Borrowers or any other Loan Party shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, the Administrative Agent may (but shall not be obligated to) perform or attempt to perform, or may (but shall not be obligated to) cause any Lender (with the consent of such Lender) to perform or attempt to perform, such covenant or agreement on behalf of such Borrower or such Loan Party. In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent or the Lenders in connection with such performance or attempted performance to the Administrative Agent, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of either of the Borrowers or any other Person under this Agreement or any of the other Loan Documents.

ARTICLE 8 - Agency

SECTION 8.1.   Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither of the Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent is hereby expressly authorized on behalf of the other Lenders:

(a)           to receive on behalf of each of the other Lenders any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder paid to the Administrative Agent, and promptly to distribute to each other Lender its proper share of all payments so received;

(b)           to give notice within a reasonable time on behalf of each other Lender to the Borrowers of any Default of which the Administrative Agent has actual knowledge as provided in Section 8.03(b);

(c)           to distribute to the other Lenders copies of all notices, agreements and other material as provided for in this Agreement as received by the Administrative Agent; and

(d)           to distribute to the Borrowers or other Loan Party any and all requests, demands and approvals received by the Administrative Agent from any other Lender or the Issuing Bank. Nothing herein contained shall be construed to constitute the Administrative Agent as a trustee for any holder of the promissory notes or of a participation therein, nor to impose on the Administrative Agent any duties or obligations other than those expressly provided for in the Loan Documents; and

(e)           subject to Section 9.02, to execute, deliver and accept on behalf of the Lenders the Assumption Agreement and all other Loan Documents.

SECTION 8.2.   Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, either of the Borrowers or any Subsidiary or other Affiliate of either of the Borrowers as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.3.   Exculpatory Provisions.

(a)           The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to either of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by Lufkin, a Lender or an Issuing Bank.

(c)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.4.   Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance, extension, renewal or increase of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for either Borrower), independent accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.5.   Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the Commitments as well as to their activities as sub-agents of or Related Parties to Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.6.   Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Lufkin. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of Lufkin (so long as no Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in New York City or an Affiliate of any such bank with an office in New York City. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Lufkin and such Persons, remove such Person as Administrative Agent and, with the approval of Lufkin (so long as no Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 8.7.   Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.8.   No Other Duties, etc. Anything herein to the contrary notwithstanding, neither the Sole Bookrunner, any Joint Lead Arranger, any Co-Syndication Agent or the Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

SECTION 8.9.   Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any other Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on either Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.13 and 9.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.13 or 9.03.

Nothing in this Section 8.09 shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment, or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.

SECTION 8.10.   Collateral and Guaranty Matters.

(a)           The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted under the Loan Documents, or (z) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders; and

(ii)           to release any Material Domestic Subsidiary from its obligations under any Guaranty or any Security Document as permitted by Section 9.18.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Material Domestic Subsidiary from its obligations under any Guaranty or any Security Document pursuant to this Section 8.10.

(b)           The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any other Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.11.   Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to their respective Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents, provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND ARISING OUT OF OR RESULTING FROM THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OR STRICT LIABILITY OF SUCH PERSON. The Administrative Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith or take any action toward the execution or enforcement of the agencies hereby created, or to prosecute or defend any suit in respect of this Agreement or the Loan Documents or any collateral security, unless indemnified to its satisfaction by the Lenders against loss, cost, liability, and expense. If any indemnity furnished to the Administrative Agent for any purpose is, in the opinion of the Administrative Agent insufficient or becomes impaired, the Administrative Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.

ARTICLE 9 - Miscellaneous

SECTION 9.1.   Notices; Effectiveness; Electronic Communication. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)              if to a Borrower or any other Loan Party, to it at

Lufkin Industries, Inc.
601 S. Raguet St.
Lufkin, Texas 75902
Attn: Mr. Chris Boone
Telephone: 936.631.2749
Telecopy: 936.637.5565

With a copy to:

Andrews Kurth LLP
600 Travis Street
Suite 4200
Houston, Texas 77002
Attn: Mr. Tom Perich
Telephone: 713.220.4268
Telecopy: 713.220.4285

(ii)           if to the Administrative Agent, to it at

JPMorgan Chase Bank, N.A.
707 Travis Street, 7th Floor North
Houston, Texas 77002
Attn: Ms. Sallye Cielencki
Telephone: 713.216.1485
Telecopy: 713.216.3024

with a copy to

JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1 Chase Tower, 10 S. Dearborn, 7th Floor
Chicago, Illinois 60603
Attn: Duyanna Goodlet
Telephone: 312.385.7106
Telecopy No. 888.303.9732

(iii)           if to the Issuing Bank or the Swingline Lender, to it at

JPMorgan Chase Bank, N.A.
707 Travis Street, 7th Floor North
Houston, Texas 77002
Attn: Ms. Sallye Cielencki
Telephone: 713.216.1485
Telecopy: 713.216.3024

with a copy to

JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1 Chase Tower, 10 S. Dearborn, 7th Floor
Chicago, Illinois 60603
Attn: Duyanna Goodlet
Telephone: 312.385.7106
Telecopy No. 888.303.9732

(iv)           if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(c)           Except for notices required by Article 2, which shall be deemed given only when actually received by the Administrative Agent or the Issuing Bank, as the case may be, all such notices and communications shall, when personally delivered, delivered by courier, mailed or transmitted by telecopy, become effective (i) if personally delivered or delivered by courier, when received; (ii) if by mail, three (3) Business Days after such notice or other communication was deposited in the mail by certified mail, return receipt requested (with postage prepaid and addressed as aforesaid), or (iii) when sent by telecopy, when transmitted to the correct telecopier, with confirmation received.

(d)           Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(e)           Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(f)           Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to either of the Borrowers or any other Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any other Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any other Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

(g)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.2.   Waivers; Amendments.

(a)           No waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default.  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between either of the Borrowers or any other Loan Party and any Lender, the Issuing Bank or the Administrative Agent shall operate as a waiver of any right of any Lender, the Issuing Bank or the Administrative Agent. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by either of the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Person shall entitle any Person to any or notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement or any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers or the affected Loan Party and the Required Lenders, or by the Borrowers or the affected Loan Party and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall, without the written consent of each Lender adversely affected thereby, (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or any reimbursement obligation with respect to an LC Disbursement or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender affected thereby; (iii) postpone the scheduled date of payment of any principal amount of any Loan or any reimbursement obligation with respect to an LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby; (iv) release any Material Domestic Subsidiary from its Guaranty Agreement or Lufkin from the Lufkin Guaranty or either of the Borrowers or any Material Domestic Subsidiary from its Security Document (except for Material Domestic Subsidiaries that cease to be Material Domestic Subsidiaries and Material Domestic Subsidiaries that are sold in transactions otherwise permitted hereunder, for which a release shall be provided by the Administrative Agent in accordance with Section 9.18) or limit its liability in respect of such Guaranty Agreement or Security Document, or waive the requirement that any Material Domestic Subsidiary execute and deliver a Guaranty Agreement or that either of the Borrowers or any Material Domestic Subsidiary execute and deliver a Security Document, or waive the obligation to provide, or release, any Cash Collateral provided pursuant to Section 2.05(k) or Section 7.02, without the consent of each Lender; (v) release any Collateral (except in accordance with Section 9.18) or waive the requirement that any Person required by this Agreement to execute and deliver a Security Document do so, without the consent of each Lender; (vi) change Section 2.20 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender; or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender under this Agreement or any other Loan Document, unless in writing and signed by the Administrative Agent, the Issuing Bank, or the Swingline Lender respectively, in addition to the Lenders required above to take such action. Notwithstanding anything to the contrary herein, this Section 9.02, in respect of Defaulting Lender, shall be subject to Section 2.22.

SECTION 9.3.   Expenses; Indemnity; Damage Waiver.

(a)           The Borrowers jointly and severally shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Sole Bookrunner and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank, any Lender, the Sole Bookrunner, the Joint Lead Arrangers, the Co-Syndication Agents or the Documentation Agent including the fees, charges and disbursements of any counsel for any such Person, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with any other Loan Document, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           To the fullest extent permitted by Law, neither the Administrative Agent, the Issuing Bank, the Sole Bookrunner, any Joint Lead Arranger, any Co-Syndication Agent, the Documentation Agent nor any Lender shall have any liability in connection with, and the Borrowers shall jointly and severally indemnify the Administrative Agent, the Issuing Bank, the Sole Bookrunner, each Joint Lead Arranger, each Co-Syndication Agent and the Documentation Agent and each Lender, and each Related Party of any of the foregoing Persons (each of the foregoing being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including costs of investigation and defense, legal fees and amounts paid in settlement) and the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee, INCLUDING LOSSES, LIABILITIES, OBLIGATIONS, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS ARISING FROM THE SOLE, CONCURRENT, ORDINARY OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED, in connection with, arising out of, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any of the other Loan Documents, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and the other Loan Parties of their respective obligations hereunder and under the other Loan Documents or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Property owned, leased or operated by either of the Borrowers or any of their respective Subsidiaries, in violation of any Environmental Law, or any Environmental Liability related in any way to either of the Borrowers or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, illegal acts or willful misconduct of such Indemnitee. Any amount to be paid under this Section by the Borrowers to any Indemnitee shall be a demand obligation owing by the Borrowers to the Indemnitee and shall bear interest from the date of expenditure until paid at the Default Rate. The obligations of the Borrowers under this paragraph (b) shall survive the termination of this Agreement. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           To the extent that either Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank, the Swingline Lender or any Related Party under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage of the aggregate Credit Exposures (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that with respect to such unpaid amounts owed to the Issuing Bank or Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent, the Issuing Bank or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02.

(d)           To the extent permitted by applicable law, neither Borrower shall assert, and each Borrower hereby WAIVES, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be due not later than five (5) Business Days after written demand therefor.

(f)           Without prejudice to the survival of any other agreement of the Borrowers in the Loan Documents, the agreements and obligations of the Borrowers and the Lenders contained in this Section shall survive the payment in full of the Loans and all other amounts payable under this Agreement and the other Loan Documents, the expiration of all Letters of Credit, and the termination of this Agreement.

SECTION 9.4.   Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement or any other Loan Document, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Class) any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Class) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 with respect to each Class of Commitment, in the case of any assignment, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Lufkin otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)           the consent of Lufkin (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Lufkin shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof and provided, further, that Lufkin’s consent shall not be required during the primary syndication of this Agreement;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Loans or any unfunded Revolving Commitments or any unfunded Term Loan Commitments if such assignment is to a Person that is not a Lender with a Commitment in respect of such Class, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)           the consent of the Issuing Bank and Swingline Lender shall be required for any assignment in respect of the Revolving Loans or Revolving Commitments.

(iv)           Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) either Borrower or any of either Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)           No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)           Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Lufkin and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and unpaid interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and obligations relating to LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, either of the Borrowers, the Administrative Agent or the Issuing Bank, sell participations to any Person (other than a natural Person or a Borrower or any of the Affiliates or Subsidiaries of either Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.11 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18 (it being understood that the documentation required under Section 2.18 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.21 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (at no cost to any other Loan Party) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)           Disclosure. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to either of the Borrowers, any other Loan Party, or any Subsidiary of either Borrower; provided that such assignee or participant or proposed assignee or participant is instructed that its review, copying or retention of such information will act as its agreement to be bound by Section 9.16.

SECTION 9.5.   Return of Payments. If at any time all or any part of any payment or any proceeds of any Collateral or any proceeds of any enforcement or set-off is or must be returned by or recovered from the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender for any reason (including the order of any bankruptcy court), then, to the extent permitted by law, the Obligations or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect, and the rights, powers and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender or other Lender under this Agreement and each other Loan Document shall continue in full force and effect, as if such payment had not been made or such enforcement or setoff had not occurred. In such event, each Loan Document shall be automatically reinstated and each Borrower shall take or cause to be taken such action as may be reasonably requested by the Administrative Agent to effect such reinstatement. The Borrowers jointly and severally shall indemnify the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders against, and save and hold each of such parties harmless from, any required return by or recovery of any such payment because of its being deemed preferential under any applicable law or for any other reason.

SECTION 9.6.   Counterparts; Integration; Effectiveness; Electronic Execution.

(a)           This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           The words “execution,” “signed,” “signature,” or words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.7.   Severability.  Should any clause, sentence, paragraph or section of this Agreement or any other Loan Document be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement or such other Loan Document, and the part or parts of this Agreement or such other Loan Document so held to be invalid, unenforceable or void will be deemed to have been stricken and the remainder will have the same force and effectiveness as if such part or parts had never been included herein or therein. Each covenant contained in any Loan Document shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained therein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

SECTION 9.8.   Right of Setoff.(a)If an Event of Default shall have occurred and be continuing, each Lender and the Issuing Bank and each of their respective Affiliates is hereby authorized, without notice to any Person, at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of either of the Borrowers or any other Loan Party against any and all of the obligations of either of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or any other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify Lufkin and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application, and provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. For purposes of effectuating the setoff rights of the Lenders and the Issuing Bank and their respective Affiliates pursuant to this Section 9.08 (and for no other purpose), the Borrowers and each other Loan Party expressly agree to treat each Lender, the Issuing Bank and each of their respective Affiliates (including each of their respective branches and offices) as a single entity; it being the express intent of the Borrowers and each other Loan Party to maximize the available deposits that may be set off against any and all Obligations of the Borrowers or such other Loan Party under this Agreement or any other Loan Document.  ANY AND ALL RIGHTS TO REQUIRE ANY LENDER OR THE ISSUING BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURES THE OBLIGATIONS PRIOR TO EXERCISING ITS RIGHT TO SET-OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF EITHER OF THE BORROWERS OR ANY OTHER LOAN PARTY ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

(1)           If any Lender or the Issuing Bank shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender’s or the Issuing Bank’s receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, the Lender receiving such greater proportion or the Issuing Bank shall notify the Administrative Agent of that fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

SECTION 9.9.   Governing Law; Jurisdiction; Etc.

(A)           Governing Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B)           Jurisdiction.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST EITHER OF THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           Waiver of Venue.  Each Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the Transactions in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           No Requirement to Join Other Persons. Each party agrees that any other party may proceed against any other liable Person, jointly or severally, or against one or more of them, less than all, without impairing rights against all other liable Persons.  A party shall not be required to join the principal obligor or any other Person (e.g., sureties or guarantors) in any proceeding against any Person.  A party may release or settle with one or more liable Persons as the party deems fit without releasing or impairing its right to proceed against any Persons not so released.

(e)           Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.   WAIVER OF SPECIAL DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER BORROWER SHALL ASSERT, NOR SHALL EITHER BORROWER PERMIT ANY OTHER LOAN PARTY TO ASSERT, AND EACH BORROWER HEREBY WAIVES, AND SHALL CAUSE EACH OTHER LOAN PARTY TO WAIVE, ANY CLAIM AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS, THE ISSUANCE OF ANY LETTER OF CREDIT, OR ANY EXTENSION OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.

SECTION 9.12.   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13.   No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent and the Lenders shall have the right to act exclusively in the interest of the Administrative Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to either of the Borrowers or any Subsidiary of either Borrower or any of their respective Affiliates or any other Person.

SECTION 9.14.   Relationship of the Parties.  (a)The relationship between the Borrowers and each other Loan Party, on the one hand, and the Administrative Agent, the Lenders, the Issuing Bank and their respective Affiliates, on the other hand, in connection with all aspects of the Transactions and any communications in connection therewith is solely that of debtor and creditor, and neither the Administrative Agent, any Lender, nor the Issuing Bank has any fiduciary or other special relationship to either of the Borrowers or any other Loan Party or any of their respective Affiliates, and no term, provision, or condition of any of the Loan Documents shall be construed so as to deem the relationship between either of the Borrowers and any Lender, between any Subsidiary and any Lender, or between any such Affiliate and any Lender to be other than that of debtor and creditor. No joint venture or partnership is created by this Agreement among the Lenders or among either of the Borrowers, or any Subsidiary of either of the Borrowers, or any of their respective Affiliates, and the Lenders.

(b)           The provisions herein for compliance with financial, environmental, and other covenants, delivery of financial, environmental and other reports, and financial, environmental and other inspections, investigations, audits, examinations or tests are intended solely for the benefit of the Lenders and the Issuing Bank to protect their interests as lenders and issuers of letters of credit in assuming payments of interest and repayment of principal, and nothing contained in this Agreement or in any other Loan Document shall be construed as permitting or obligating the Lenders to act as financial or business advisors or consultants to either of the Borrowers, as permitting or obligating the Lenders to control either of the Borrowers or any other Loan Party or to conduct or operate either of the Borrowers’ or any other Loan Party’s operations.

(c)           Each Borrower, the Administrative Agent, the Issuing Bank and each Lender acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including, without limitation, the provision for waiver of trial by jury. Each Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to apply to the Lenders for the financial accommodations provided hereby and to execute and deliver this Agreement.

SECTION 9.15.   Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

SECTION 9.16.   Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders (on behalf of itself and each of its Affiliates) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, members, managers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to either Borrower and its obligations, (g) with the consent of Lufkin, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from either of the Borrowers or any of their respective Subsidiaries relating to either of the Borrowers or any of their respective Subsidiaries or any other Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by either of the Borrowers; provided that, in the case of information received from either of the Borrowers, any of their respective Subsidiaries or any other Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding the foregoing, the Administrative Agent may provide information relating to the Loans to Gold Sheets, and other similar bank trade publications, with such information to consist of deal terms consisting of (i) the Borrowers’ names, (ii) principal loan amounts, (iii) interest rate, (iv) term length and (v) the Unused Commitment Fee Rate and other fees to the Lenders in the syndicate, the identity of their attorneys and other information customarily found in such publications.

SECTION 9.17.   Interest.  It is the intent of the parties in the execution and performance of this Agreement to contract in strict compliance with all applicable usury laws from time to time in effect.  Each provision in this Agreement and each other Loan Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, to the Administrative Agent, the Issuing Bank or any Lender or charged, contracted for, reserved, taken or received by the Administrative Agent, the Issuing Bank or any such Lender for the use, forbearance or detention of the money to be loaned under this Agreement or any Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the rate of interest to exceed the Highest Lawful Rate, and all amounts owed under this Agreement and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid, charged, contracted for, reserved, taken or received which are for the use, forbearance or detention of money under this Agreement or such Loan Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Anything in any Note or any other Loan Document to the contrary notwithstanding, no Borrower shall be required to pay unearned interest on any Loan and no Borrower shall be required to pay interest on the Obligations at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable under in connection with such Loan or such Note and such Loan Documents would exceed the Highest Lawful Rate, or if the holder of any such Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under such Loan and the other Loan Documents to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest which would otherwise be payable by the applicable Borrower shall be reduced to the amount allowed under applicable law, and (b) any unearned interest paid by either Borrower or any interest paid by either Borrower in excess of the Highest Lawful Rate shall in the first instance be credited on the principal of the obligations of such Borrower (or if all such obligations shall have been paid in full, refunded to such Borrower).In determining whether or not the rate of interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrowers and the Lenders shall, to the maximum extent permitted under applicable law, (a) treat all Loans and Borrowings as but a single extension of credit (and the Borrowers and the Lenders agree that such is the case and that provision herein for multiple Loans and Notes is for convenience only); (b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; and (c) exclude voluntary prepayments and the effects thereof.  The provisions of this Section shall control over all other provisions of the Loan Documents which may be in apparent conflict herewith.

Without limitation of the foregoing, nothing in this Agreement or in any other Loan Document shall be deemed to constitute a waiver of any rights which any Lender, the Issuing Bank, the lender of any Loan or the holder of any Note may have under applicable federal law relating to the amount of interest which such Lender or holder or the Issuing Bank may contract for, take, receive or charge in respect of the Loans, the Letters of Credit and the Loan Documents, including any right to take, receive, reserve and charge interest at the rate allowed by the law of the state where any Lender is located.

SECTION 9.18.   Release of Liens and Guarantees.

(a)           Lufkin may request the release under the Guaranty Agreement of any Guarantor or the release under the Security Document of any Collateral to be sold or otherwise disposed of (including through the sale or disposition of any Subsidiary owning any such Subsidiary or Collateral or resulting from the dissolution of a Subsidiary) to a Person other than a Borrower or any other consolidated Subsidiary in a transaction not prohibited under the terms of this Agreement as a result of which such Subsidiary ceases to be a Subsidiary, provided that (i) each of the representations and warranties of the Borrowers and the other Loan Parties contained in the Loan Documents (including those relating to Material Adverse Effect and litigation, but excluding those representations and warranties limited by their terms to a specific date, in which case they shall have been true and correct as of such date) shall be true and correct on and as of the date of such release and (ii) on the date of such release, no Event of Default or Default shall have occurred and be continuing or result therefrom.

(b)           To request such a release, Lufkin shall deliver to the Administrative Agent a certificate executed by a Financial Officer to the effect that such sale or other disposition (and any dissolution relating thereto, and, if applicable, the application of the proceeds thereof) will comply with the terms of this Agreement, together with such other evidence that the Administrative Agent may reasonably request in order to verify the statements made in such certificate.

(c)           Upon receipt of such certificate, the Administrative Agent, if satisfied that such certificate is correct, shall, without the consent of any Lender or the Issuing Bank, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as Lufkin may reasonably request to effectuate the release of such Subsidiary or such Collateral substantially simultaneously with or at any time after the completion of such sale or other disposition. Any such release shall be without recourse to, or representation or warranty by, the Administrative Agent and shall not require the consent of any Lender or the Issuing Bank.

(d)           If Lufkin shall request the release under a Security Document or a Guaranty Agreement of any Subsidiary or any Collateral due to the fact that such Subsidiary no longer qualifies as a Material Subsidiary pursuant to the definition thereof, Lufkin shall deliver to the Administrative Agent a certificate executed by a Financial Officer to the effect that such Subsidiary is no longer a Material Subsidiary, together with any documents or other evidence that the Administrative Agent may reasonably request in order to verify the statements made in such certificate, and the Administrative Agent, if satisfied that such certificate is correct, shall, without the consent of any Lender or the Issuing Bank, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as Lufkin shall reasonably request to effectuate the release of such Subsidiary or such Collateral. Any such release shall be without recourse to, or representation or warranty by, the Administrative Agent and shall not require the consent of any Lender or the Issuing Bank.

(e)           Without limiting the provisions of Section 9.03, the Borrowers jointly and severally shall reimburse the Administrative Agent and the Lenders for all costs and expenses, including attorneys’ fees and disbursements, incurred by any of them in connection with any action contemplated by this Section 9.18.

SECTION 9.19.   Survival.  All covenants, agreements, representations and warranties made by or on behalf of the Borrowers, or either of them, or any other Loan Party in connection with this Agreement or any of the other Loan Documents or in any certificate or other instrument delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any unreimbursed LC Disbursement, or any fee or any other Obligations payable under this Agreement or any other Loan Document is outstanding and unpaid or any LC Exposure exists and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans and the other Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. No Person other than the Borrowers and their respective Subsidiaries shall have any right to the proceeds of Loans at any time, the Loans shall not constitute a trust fund for the benefit of any third party, and no third party shall under any circumstances have or be entitled to any Lien or any trust impressed on any undisbursed Loans.

SECTION 9.20.   Anti-Money Laundering Legislation.

(a)           Each Loan Party acknowledges that, pursuant to the Canadian AML Legislation, the Administrative Agent, the Issuing Bank and the Lenders may be required to obtain, verify and record information regarding each Loan Party and Quinn’s and its Subsidiaries, their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control thereof and the transactions contemplated hereby. The Borrowers shall promptly provide, and shall cause their respective Subsidiaries to promptly provide, all such information, including supporting documentation and other evidence, as may be reasonably requested by the Administrative Agent, the Issuing Bank or any Lender, or any prospective assignee or participant of the Issuing Bank or a Lender, in order to comply with any applicable Canadian AML Legislation, whether now or hereafter in existence.

(b)           If the Administrative Agent has ascertained the identity of the Loan Parties or any authorized signatories of the Loan Parties for the purposes of applicable Canadian AML Legislation, the Administrative Agent:

(i)           shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable Canadian AML Legislation; and

(ii)           shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.

SECTION 9.21.   Amendment and Restatement of Existing Credit Agreement.

(a)           On the Effective Date the Existing Credit Agreement shall be amended, restated and superseded in its entirety hereby. The parties hereto acknowledge and agree that (i) this Agreement, any promissory notes delivered pursuant to Section 4.01(c) or Section 4.02, and the other Loan Documents executed and delivered in connection herewith do not constitute a novation or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Effective Date and (ii) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement.

(b)           Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of Lufkin contained in the Existing Credit Agreement, each Borrower acknowledges and agrees that any causes of action or other rights created in favor of the Administrative Agent, any Issuing Bank or any Lender, in each case, party to or its successors arising out of the representations and warranties of Lufkin contained in or delivered in connection with the Existing Credit Agreement shall survive the execution, delivery and effectiveness of this Agreement to the extent provided in the Existing Credit Agreement.

(c)           All indemnification obligations of Lufkin arising under the Existing Credit Agreement (including any arising from a breach of the representations thereunder) shall survive to the extent provided in the Existing Agreement.

SECTION 9.22.   USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, taxpayer identification number and business address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act. The Administrative Agent may also ask to see the legal organizational documents or other identifying documents of the Borrowers.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.16 (CONFIDENTIALITY) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY A BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NONPUBLIC INFORMATION ABOUT THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be signed by their respective duly authorized officers.

Borrower:

LUFKIN INDUSTRIES, INC.

Name:  /s/ Christopher L. Boone
 Christopher L. Boone,
 Chief Financial Officer and Vice President

Address of principal place of business:

601 S. Raguet St.
Lufkin, TX 75902

Taxpayer Identification Number:

75-0404410

Borrower:

LUFKIN FINANCE (US) LP

By:     Lufkin Finance II, ULC,
    an Alberta unlimited liability corporation,
    its sole General Partner

Name: /s/ Mark Crews
 Mark Crews,
 President

Address of principal place of business:

601 S. Raguet St.
Lufkin, TX 75902

Taxpayer Identification Number:

Revolving Commitment: $25,000,000 Term Loan Commitment: $50,000,000
Administrative Agent/Issuing Bank/Lender:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Address for Notice:

JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1 Chase Tower, 10 S. Dearborn, 7th Floor
Chicago, IL 60603
Attn: Duyanna Goodlet
Telecopy: 888.303.9732
Telephone: 312.385.7106

and

JPMorgan Chase Bank, N.A.
707 Travis Street, 7th Floor North
Houston, Texas 77002
Attn: Ms. Sallye Cielencki
Telecopy: 713.216.1485
Telephone: 713.216.3024

Revolving Commitment: $22,500,000 Term Loan Commitment: $45,000,000	Lender and Co-Syndication Agent: BANK OF AMERICA, N.A. By: Name: Title:

Revolving Commitment: $22,500,000 Term Loan Commitment: $45,000,000	Lender and Co-Syndication Agent: WELLS FARGO BANK, N.A. By: Name: Title:
Revolving Commitment: $21,666,666.67 Term Loan Commitment: $43,333,333.33	Lender and Documentation Agent: REGIONS BANK By: Name: Title:
Revolving Commitment: $15,000,000 Term Loan Commitment: $30,000,000	Lender: COMERICA BANK By: Name: Title:

Revolving Commitment: $15,000,000 Term Loan Commitment: $30,000,000	Lender: HSBC BANK USA, N.A. By: Name: Title:

Revolving Commitment: $15,000,000 Term Loan Commitment: $30,000,000	Lender: THE BANK OF NOVA SCOTIA By: Name: Title:

Revolving Commitment: $11,666,666.67 Term Loan Commitment: $23,333,333.33	Lender: WHITNEY BANK By: Name: Title:

Revolving Commitment: $10,000,000 Term Loan Commitment: $20,000,000	Lender: BRANCH BANKING & TRUST COMPANY By: Name: Title:

Revolving Commitment: $8,333,333.33 Term Loan Commitment: $16,666,666.67	Lender: COMPASS BANK By: Name: Title:

Revolving Commitment: $8,333,333.33 Term Loan Commitment: $16,666,666.67	Lender: CAPITAL ONE, N.A. By: Name: Title:

Schedule 2.01

Commitments

	Revolving Commitment	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$25,000,000.00	$50,000,000.00
Bank of America, N.A.	22,500,000.00	45,000,000.00
Wells Fargo Bank, N.A.	22,500,000.00	45,000,000.00
Regions Bank	21,666,666.67	43,333,333.33
Comerica Bank	15,000,000.00	30,000,000.00
HSBC Bank USA, N.A.	15,000,000.00	30,000,000.00
The Bank of Nova Scotia	15,000,000.00	30,000,000.00
Whitney Bank	11,666,666.67	23,333,333.33
Branch Banking & Trust Company	10,000,000.00	20,000,000.00
Compass Bank	8,333,333.33	16,666,666.67
Capital One, N.A.	8,333,333.33	16,666,666.67

EXHIBIT A

[FORM OF]

REVOLVING NOTE

$______________                                                                           Houston, Texas                                           _____________, ____

FOR VALUE RECEIVED, LUFKIN INDUSTRIES, INC. (“Maker”), a Texas corporation, promises to pay to the order of [_______________________] (“Payee”) at the office of JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement hereafter described, located at 712 Main Street, Houston, Harris County, Texas, acting as administrative agent (including its successors in such capacity, the “Administrative Agent”) for Payee and the other lenders (together with Payee, collectively referred to herein as the “Lenders”) which are now or may hereafter become parties to the Credit Agreement referred to below, or at such other place as the Administrative Agent may hereafter designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of [_____________________________] and NO/100THS DOLLARS ($______________) (or the unpaid balance of all principal advanced against this note, if that amount is less), on the dates and in the principal amounts provided in the Credit Agreement referred to below, and to pay interest on the unpaid principal balance of this note from time to time outstanding until maturity at the rate or rates established pursuant to the terms of the Credit Agreement and interest on all past due amounts, both principal and accrued interest, on demand at the rate or rates provided for in the Credit Agreement.

Interest on the amount of each advance against this note shall be computed on the amount of that advance and from the date it is made.

The principal of this note shall be due and payable on the Maturity Date, the final maturity of this note. Accrued and unpaid interest shall be due and payable as provided in the Credit Agreement and at the maturity of this note.

Subject to the provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this note without payment of any premium or fee. All prepayments shall be applied in accordance with the Credit Agreement.

The unpaid principal balance of this note at any time shall be the total of all principal lent or advanced against this note less the sum of all principal payments and permitted prepayments made on this note by or for the account of Maker.  All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on the schedule which is attached hereto (and hereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker’s obligations or any holder’s rights, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Maker’s entitlement to credit for that payment as of the date received by the Administrative Agent.

Subject to the provisions of the Credit Agreement, Maker may use all or any part of the credit provided to be evidenced by this note at any time during the Availability Period.  Maker may borrow, repay and reborrow and there is no limit on the number of advances against this note so long as the total unpaid principal of this note at any time outstanding does not exceed the lesser of (a) the face amount of this note or (b) the amount of Payee’s Revolving Commitment, all determined from time to time in accordance with the Credit Agreement.

This note is one of the Revolving Notes which have been issued pursuant to the terms of that certain Second Amended and Restated Credit Agreement dated as of ____________, 2011, among Maker, Lufkin Finance (US) LP, the Lenders party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent, as Issuing Bank and as Swingline Lender, as amended, modified, supplemented and restated (the “Credit Agreement”), to which reference is made for all purposes, and evidences Revolving Loans made by Payee thereunder. This note is governed by and entitled to the benefits of the Credit Agreement. Any term used in this note and defined in the Credit Agreement shall have the meaning ascribed to it in the Credit Agreement. Advances against this note by Payee or other holder hereof shall be governed by the Credit Agreement.

The occurrence of an Event of Default shall constitute default under this note, whereupon the Administrative Agent or the holder hereof shall be entitled to exercise any or all rights, powers and remedies afforded (a) under the Credit Agreement and the other Loan Documents and (b) by applicable law, including the right to accelerate the maturity of this entire note.

If any holder of this note retains an attorney in connection with any such default or to collect, enforce or defend this note or any papers intended to secure or guarantee it in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker sues any holder in connection with this note or any such papers and does not prevail, Maker agrees to pay to each such holder, in addition to principal and interest, all reasonable costs and expenses incurred by such holder in trying to collect this note or in any such suit or proceeding, including reasonable attorneys’ fees.

LUFKIN INDUSTRIES, INC.,
a Texas corporation

                                              By:
                                              Name:_________________________________
                                              Title:__________________________________

EXHIBIT B

[FORM OF]

TERM NOTE

$______________                                                             Houston, Texas                                                        ____________, ____

FOR VALUE RECEIVED, LUFKIN INDUSTRIES, INC. (“Maker”), a Texas corporation, promises to pay to the order of [_______________________] (“Payee”) at the office of JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement hereafter described, located at 712 Main Street, Houston, Harris County, Texas, acting as administrative agent (including its successors in such capacity, the “Administrative Agent”) for Payee and the other lenders (together with Payee, collectively referred to herein as the “Lenders”) which are now or may hereafter become parties to the Credit Agreement referred to below, or at such other place as the Administrative Agent may hereafter designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of [_____________________________] and NO/100THS DOLLARS ($______________), on the dates and in the principal amounts provided in the Credit Agreement referred to below, and to pay interest on the unpaid principal balance of this note from time to time outstanding until maturity at the rate or rates established pursuant to the terms of the Credit Agreement and interest on all past due amounts, both principal and accrued interest, on demand at the rate or rates provided for in the Credit Agreement.

Accrued and unpaid interest on this note shall be due and payable as provided in the Credit Agreement. All prepayments of principal shall be applied to principal installments in inverse order of their maturities.

Subject to the provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this note without payment of any premium or fee. All prepayments shall be applied in accordance with the Credit Agreement.

The unpaid principal balance of this note at any time shall be the total of all principal lent or advanced against this note less the sum of all principal payments and permitted or required prepayments made on this note by or for the account of Maker.  All loans and advances and all payments and permitted or required prepayments made hereon may be endorsed by the holder of this note on the schedule which is attached hereto (and hereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker’s obligations or any holder’s rights, or (b) any payment or permitted or required prepayment of principal shall not cancel, limit or otherwise affect Maker’s entitlement to credit for that payment as of the date received by the Administrative Agent.

This note is one of the Term Notes which have been issued pursuant to the terms of that certain Second Amended and Restated Credit Agreement dated as of ___________, 2011, among Maker, Lufkin Finance (US) LP, the Lenders party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent, as Issuing Bank and as Swingline Lender, as amended, modified, supplemented and restated (the “Credit Agreement”), to which reference is made for all purposes, and evidences the Term Loan made by Payee thereunder.  This note is governed by and entitled to the benefits of the Credit Agreement.  Any term used in this note and defined in the Credit Agreement shall have the meaning ascribed to it in the Credit Agreement.

The occurrence of an Event of Default shall constitute default under this note, whereupon the Administrative Agent or the holder hereof shall be entitled to exercise any or all rights, powers and remedies afforded (a) under the Credit Agreement and the other Loan Documents and (b) by applicable law, including the right to accelerate the maturity of this entire note.

If any holder of this note retains an attorney in connection with any such default or to collect, enforce or defend this note or any papers intended to secure or guarantee it in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker sues any holder in connection with this note or any such papers and does not prevail, Maker agrees to pay to each such holder, in addition to principal and interest, all reasonable costs and expenses incurred by such holder in trying to collect this note or in any such suit or proceeding, including reasonable attorneys’ fees.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

LUFKIN INDUSTRIES, INC.,
a Texas corporation

                                              By:
                                              Name:
                                              Title:

[FORM OF]
SWINGLINE NOTE

$______________                                                  Houston, Texas                                       _______________, ____

FOR VALUE RECEIVED, LUFKIN INDUSTRIES, INC. (“Maker”), a Texas corporation, promises to pay to the order of JPMORGAN CHASE BANK, N.A. (“Payee”) at the office of JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement hereafter described, located at 712 Main Street, Houston, Harris County, Texas, acting as administrative agent (including its successors in such capacity, the “Administrative Agent”) for Payee and the other lenders (together with Payee, collectively referred to herein as the “Lenders”) which are now or may hereafter become parties to the Credit Agreement referred to below, or at such other place as the Administrative Agent may hereafter designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of [_____________________________]  and NO/100THS DOLLARS ($______________) (or the unpaid balance of all principal advanced against this note, if that amount is less), on the dates and in the principal amounts of all Swingline Loans provided in the Credit Agreement referred to below, and to pay interest on the unpaid principal balance of this note from time to time outstanding until maturity at the rate or rates established pursuant to the terms of the Credit Agreement and interest on all past due amounts, both principal and accrued interest, on demand at the rate or rates provided for in the Credit Agreement.

Interest on the amount of each advance against this note shall be computed on the amount of that advance and from the date it is made.

The principal of this note shall be due and payable as and when the Swingline Loans shall become due and payable pursuant to the Credit Agreement. Accrued and unpaid interest shall be due and payable as provided in the Credit Agreement and at the maturity of this note.

Subject to the provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this note without payment of any premium or fee. All prepayments shall be applied in accordance with the Credit Agreement.

The unpaid principal balance of this note at any time shall be the total of all principal lent or advanced against this note less the sum of all principal payments and permitted prepayments made on this note by or for the account of Maker.  All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on the schedule which is attached hereto (and hereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker’s obligations or any holder’s rights, or (b) any payment or permitted or required prepayment of principal shall not cancel, limit or otherwise affect Maker’s entitlement to credit for that payment as of the date received by the Administrative Agent.

Subject to the provisions of the Credit Agreement, Maker may use all or any part of the credit provided to be evidenced by this note at any time during the Availability Period.

This note is the Swingline Note issued pursuant to the terms of that certain Second Amended and Restated Credit Agreement dated as of _____________, 2011, among Maker, Lufkin Finance (US) LP, the Lenders party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent, as Issuing Bank and as Swingline Lender, as amended, modified, supplemented and restated (the “Credit Agreement”), to which reference is made for all purposes, and evidences Swingline Loans made by Payee thereunder. This note is governed by and entitled to the benefits of the Credit Agreement. Any term used in this note and defined in the Credit Agreement shall have the meaning ascribed to it in the Credit Agreement. Advances against this note by Payee or other holder hereof shall be governed by the Credit Agreement.

The occurrence of an Event of Default shall constitute default under this note, whereupon the Administrative Agent or the holder hereof shall be entitled to exercise any or all rights, powers and remedies afforded (a) under the Credit Agreement and the other Loan Documents and (b) by applicable law, including the right to accelerate the maturity of this entire note.

If any holder of this note retains an attorney in connection with any such default or to collect, enforce or defend this note or any papers intended to secure or guarantee it in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker sues any holder in connection with this note or any such papers and does not prevail, Maker agrees to pay to each such holder, in addition to principal and interest, all reasonable costs and expenses incurred by such holder in trying to collect this note or in any such suit or proceeding, including reasonable attorneys’ fees.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

LUFKIN INDUSTRIES, INC.,
a Texas corporation

                                     By:
                                     Name:___________________________________
                                     Title: ____________________________________

EXHIBIT D

[FORM OF]
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]  Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]  Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]  hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.           Assignor[s]:                         ________________________________

________________________________
[Assignor [is] [is not] a Defaulting Lender]

2.           Assignee[s]:                         ________________________________

________________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.           Borrower(s):                        ________________________________

4.           Administrative Agent:         ________________________________, as the administrative agent under theCredit Agreement

5.           Credit Agreement:   [The [amount] Credit Agreement dated as of _______ among[name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

6.           Assigned Interest[s]:
Assignor[s]
Assignee[s]
Facility Assigned
Aggregate Amount of Commitment/Loans for all Lenders
Amount of Commitment/Loans Assigned
Percentage Assigned of Commitment/Loans                                                                                                CUSIP Number
$           $           %
$           $           %
$           $           %

[7.           Trade Date:  ______________]
[Page break]

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]
By:______________________________
Title:

[NAME OF ASSIGNOR]
By:______________________________
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]
By:______________________________
Title:

[NAME OF ASSIGNEE]
By:______________________________
Title:
[Consented to and]  Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent
By: _________________________________
Title:

[Consented to:]
[NAME OF RELEVANT PARTY]
By: ________________________________
Title:

ANNEX 1
[__________________]1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document2, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) [if it is a Foreign Lender]3 attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.4  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York [confirm that choice of law provision parallels the Credit Agreement].

1Describe Credit Agreement at option of Administrative Agent.

2The term “Loan Document” should be conformed to that used in the Credit Agreement.

3The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.  If the Borrower is a U.S. Borrower, the bracketed language should be deleted.

4The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:

“From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

EXHIBIT E

[FORM OF]
GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (“Guaranty”), dated as of ___________________, 201__, is executed and delivered by the undersigned corporation (“Guarantor”) to each of the financial institutions from time to time party to the Second Amended and Restated Credit Agreement dated as of __________, 2011, by and among Lufkin Industries, Inc., Lufkin Finance (US) LP, the Lenders, and JPMorgan Chase Bank, N.A., in its individual capacity, as the Issuing Bank (in such capacity, the “Issuing Bank”), the Swingline Lender (in such capacity, the “Swingline Lender”) and as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Such credit agreement, as amended, supplemented and restated from time to time, is herein called the “Credit Agreement”.

ARTICLE I

1.1           Definitions. As used in this Guaranty, terms not defined herein which are defined in the Credit Agreement shall have the meanings therein ascribed to them, and the following terms shall have these respective meanings:

Borrowers means Lufkin Industries, Inc., a Texas corporation, and Lufkin Finance (US) LP, a Texas limited partnership. “Borrower” means either of the Borrowers.

Debt means all Obligations and all other debt and liabilities of any kind or character (principal, interest, reimbursement obligation, indemnity, fee or other) incurred under or in connection with the Credit Agreement. The Debt includes interest and other obligations accruing or arising after (a) commencement of any case under any bankruptcy or similar laws by or against any Obligor or (b) the obligations of any Obligor shall cease to exist by operation of law or for any other reason. The Debt also includes all reasonable attorneys’ fees and any other expenses incurred by the Administrative Agent, the Issuing Bank or any Lender in enforcing any of the Loan Documents.

Dollars and $ means lawful money of the United States of America.

Guaranteed Debt of Guarantor means (a) the maximum amount which Guarantor could pay or be liable for under this Guaranty without having such payment or liability set aside as a fraudulent conveyance or fraudulent transfer or other similar action under any applicable bankruptcy, insolvency or other similar law of any jurisdiction, less (b) the amount, if any, of all previous payments of Guaranteed Debt made by Guarantor.

Lender means a Lender from time to time under the Credit Agreement and shall include the Issuing Bank and the Swingline Lender.

ARTICLE II

2.1           Execution of Loan Documents. The Borrowers have executed and delivered the Credit Agreement and other Loan Documents to the Lenders, the Issuing Bank and the Administrative Agent.

2.2           Consideration.  In consideration of the credit and other financial accommodations extended and contemplated to be extended to the Borrowers by the Lenders, the Issuing Bank and the Administrative Agent pursuant to the Loan Documents or otherwise, which Guarantor has determined will substantially benefit Guarantor directly or indirectly, and for other good and valuable consideration, the receipt and sufficiency of which Guarantor hereby acknowledges, Guarantor executes and delivers this Guaranty to the Lenders, the Issuing Bank and the Administrative Agent, with the intention of being presently and legally bound by its terms.

ARTICLE III

3.1           Payment Guaranty.

(a)           In order to induce the Lenders, the Issuing Bank and the Administrative Agent to enter into the Credit Agreement and to extend credit from time to time thereunder, and in consideration thereof, Guarantor, as a primary obligor and not as a surety, severally unconditionally and irrevocably guarantees to the Lenders, the Issuing Bank and the Administrative Agent the full, prompt and punctual payment and performance of the Debt when due (whether at stated maturity, by acceleration or otherwise) in accordance with the Loan Documents. This Guaranty is irrevocable, unconditional and absolute, and if for any reason all or any portion of the Debt shall not be paid when due, Guarantor agrees immediately to pay the Debt to the Lenders or other Person entitled to it, in Dollars, regardless of (i) any defense, right of set-off or counterclaim which Guarantor may have or assert, (ii) whether any other such Person shall have taken any steps to enforce any rights against either or both Borrowers or any other Person to collect any of the Debt, and (iii) any other circumstance, condition or contingency.

(b)           NOTWITHSTANDING THE FOREGOING, to the extent that in a legal proceeding brought within the applicable limitations period it is determined by the final, non-appealable order of a court having jurisdiction over the issue and the relevant parties that Guarantor at a time when it was not Solvent received less than a reasonably equivalent value in exchange for Guarantor’s incurrence of its obligations under this Guaranty, then and only then the liability of Guarantor under this Guaranty shall be limited to an amount equal to the maximum amount which Guarantor could pay or be liable for under this Guaranty without having such payment or liability set aside as a fraudulent conveyance or fraudulent transfer or other similar action under any applicable bankruptcy, insolvency or other similar law of any jurisdiction. The Lenders acting through the Administrative Agent shall have the right to determine and designate from time to time, without notice to or assent of Guarantor, which portions of the Debt such limitation applies to, and Guarantor acknowledges that such determination and designation shall be conclusive on all parties. This Guaranty shall not fail or be ineffective or invalid or be considered too indefinite or contingent with respect to Guarantor because the Guaranteed Debt of Guarantor may fluctuate from time to time, or for any other reason.

3.2           Application.  Guarantor agrees that any payment or prepayment by Guarantor or any other Person against the Debt shall be deemed paid first against that portion of the Debt not included in “Guaranteed Debt” of Guarantor or determined for any reason not to be a part of “Guaranteed Debt” of Guarantor, and then shall be paid against any portion of the Debt that is Guaranteed Debt of Guarantor, in such order and manner as the Lenders and the Issuing Bank or the Administrative Agent shall determine in their respective sole and absolute discretion.

3.3           Notification.  Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent, the Issuing Bank or any Lender on account of its liability under this Guaranty, it will notify the Administrative Agent in writing that such payment is made under this Guaranty. No payment or payments made by either Borrower or any other Person or received or collected by the Administrative Agent, the Issuing Bank or any Lender from either or both Borrowers or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Debt shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor under this Guaranty.

3.4           Amendments, Etc. with Respect to the Obligations. Guarantor shall remain obligated under this Guaranty notwithstanding that, without any reservation of rights against  Guarantor or any other guarantor of any of the Obligations, and without notice to or further assent by Guarantor or any other guarantor of any of the Obligations, (a) any demand for payment of or reduction in the principal amount of any of the Obligations made by the Administrative Agent, the Issuing Bank or any Lender is rescinded by the Administrative Agent, the Issuing Bank or such Lender, (b) any of the Obligations is extended, continued, or modified, or (c) any of the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, is, from time to time, in whole or in part, renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Issuing Bank or any Lender. The Credit Agreement and the other Loan Documents may from time to time be amended, modified, supplemented or terminated, in whole or in part, in accordance with their respective terms, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent, the Issuing Bank or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released, all without in any way releasing, diminishing, reducing, impairing or otherwise affecting the obligations of Guarantor under this Guaranty. Neither the Administrative Agent, the Issuing Bank nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantees contained in this Guaranty or any property subject thereto.

Guarantor WAIVES diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Guarantor or either or both Borrowers or any other Obligor with respect to the Obligations. This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the legality, validity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any collateral security therefor or any guarantee or right of offset with respect thereto at any time or from time to time held or purported to be held by the Administrative Agent, the Issuing Bank or any Lender, (b) the legality under any applicable law of repayment by either Borrower or any other Obligor of any of the Obligations or the adoption or application of any law purporting to render any such Obligations null and void, (c) any defense, setoff or counterclaim which may at any time be available to or be asserted by Guarantor against the Administrative Agent, the Issuing Bank or any Lender, or (d) any other circumstance whatsoever (with or without notice to or knowledge of Guarantor or either Borrower or any other Obligor) which constitutes, or might be construed to constitute, an equitable or legal discharge of either or both Borrowers or any other Obligor for any of the Obligations, or of Guarantor under this Guaranty, in bankruptcy or in any other instance. The Administrative Agent, the Issuing Bank or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against either Borrower, Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Issuing Bank or any Lender to pursue such other rights or remedies or to collect any payments from either or both Borrowers,  Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of either Borrower, Guarantor or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability under this Guaranty and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Issuing Bank or any Lender against Guarantor.

3.5           Obligations Not Affected.  Guarantor’s covenants, agreements and obligations under this Guaranty shall in no way be released, diminished, reduced, impaired or otherwise affected by reason of the happening from time to time of any of the following things, for any reason, whether by voluntary act, operation of law or order of any competent Governmental Authority, and whether or not Guarantor is given any notice or is asked for or gives any further consent (all requirements for which, however arising, Guarantor hereby WAIVES):

(a)           release or waiver of any obligation or duty to perform or observe any express or implied agreement, covenant, term or condition imposed in any of the Loan Documents or by applicable law on either or both Borrowers or any other party to the Loan Documents.

(b)           extension of the time for payment of any part of the Obligations or any other sums payable under the Loan Documents, extension of the time for performance of any other obligation under or arising out of or in connection with the Loan Documents or change in the manner, place or other terms of such payment or performance.

(c)           settlement or compromise of any or all of the Obligations.

(d)           renewal, supplementing, modification, rearrangement, amendment, restatement, replacement, cancellation, rescission, revocation or reinstatement (whether or not material) of all or any part of any of the Loan Documents or any obligation under the Loan Documents of either Borrower or any other party to the Loan Documents (without limitation on the number of times any of the foregoing may occur).

(e)           acceleration of the time for payment or performance of any Obligations or other obligation under any of the Loan Documents or exercise of any other right, privilege or remedy under or in regard to any of the Loan Documents.

(f)           failure, omission, delay, neglect, refusal or lack of diligence by the Administrative Agent, the Issuing Bank or any Lender or any other Person to assert, enforce, give notice of intent to exercise -- or any other notice with respect to -- or exercise any right, privilege, power or remedy conferred on the Administrative Agent, the Issuing Bank or any Lender or any other Person in any of the Loan Documents or by law or action on the part of the Administrative Agent, the Issuing Bank or any Lender or any other Person granting indulgence, grace, adjustment, forbearance or extension of any kind to either Borrower or any other Person.

(g)           taking or acceptance of any security or any other guaranty for the payment or performance of any or all of the Obligations.

(h)           voluntary or involuntary liquidation, dissolution, sale of any collateral, marshaling of assets and liabilities, change in corporate or organizational status, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt or other similar proceedings of or affecting either Borrower or any other Obligor or Guarantor or any of the assets of either Borrower or any other Obligor or Guarantor, even if any of the Obligations is thereby rendered void, unenforceable or uncollectible.

(i)           occurrence or discovery of any lack of genuineness, irregularity, invalidity or unenforceability of any of the Obligations or Loan Documents or any defect or deficiency in any of the Obligations or Loan Documents.

(j)           failure by the Administrative Agent, the Issuing Bank, any Lender or any other Person to notify -- or timely notify  -- Guarantor of any default, event of default or similar event (however denominated) under any of the Loan Documents, or of any renewal, extension, supplementing, modification, rearrangement, amendment, restatement, replacement, cancellation, rescission, revocation or reinstatement (whether or not material) or assignment of all or any part of the Obligations, release or exchange of any security, other action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender against either Borrower, Guarantor or any other Person, or any other event or circumstance. Neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty or obligation to give Guarantor any notice of any kind under any circumstances whatsoever with respect to or in connection with the Obligations or this Guaranty.

(k)           occurrence of any event or circumstance which might otherwise constitute a defense available to, or a discharge of, either or both Borrowers or any other Obligor or Guarantor, including failure of consideration, fraud by or affecting any Person, usury, forgery, breach of warranty, failure to satisfy any requirement of the statute of frauds, running of any statute of limitation, accord and satisfaction and any defense based on election of remedies of any type.

(l)           receipt and/or application of any proceeds, credits or recoveries from any source, including any proceeds, credits, or amounts realized from exercise of any rights, remedies, powers or privileges of the Administrative Agent, the Issuing Bank or any Lender under any of the Loan Documents, by law or otherwise available to the Administrative Agent, the Issuing Bank or any Lender.

(m)           occurrence of any act, error or omission of the Administrative Agent, the Issuing Bank or any Lender, except behavior which is proven to be in bad faith to the extent (but no further) that Guarantor cannot effectively waive the right to complain.

3.6           Waivers.  Guarantor hereby WAIVES and RELEASES all right to require marshaling of assets and liabilities, sale in inverse order of alienation, notice of acceptance of this Guaranty and of any liability to which it applies or may apply, notice of the creation, accrual, renewal, increase, extension, modification, amendment or rearrangement of all or any part of the Obligations, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of intent to accelerate, notice of acceleration and all other notices and demands, collection suit and the taking of any other action by the Administrative Agent, the Issuing Bank or any Lender.

3.7           Guaranty of Payment and Not of Collection. This is an absolute guaranty of payment and not of collection, and an absolute guaranty of performance of all of the obligations of each Borrower under the Loan Documents, and Guarantor WAIVES any right to require that any action be brought against either Borrower or any other Person, or that the Administrative Agent, the Issuing Bank or any Lender be required to enforce, attempt to enforce or exhaust any rights, benefits or privileges of the Administrative Agent, the Issuing Bank or any Lender under any of the Loan Documents, by law or otherwise; provided that nothing herein shall be construed to prevent the Administrative Agent, the Issuing Bank or any Lender from exercising and enforcing at any time any right, benefit or privilege which the Administrative Agent, the Issuing Bank or such Lender may have under any Loan Document or by law from time to time, and at any time. Guarantor agrees that Guarantor’s obligations hereunder are – and shall be – absolute, independent, and unconditional under any and all circumstances. Should the Administrative Agent, the Issuing Bank or any Lender seek to enforce Guarantor’s obligations by action in any court, Guarantor WAIVES any requirement, substantive or procedural, that (a) the Administrative Agent, the Issuing Bank or any Lender pursue any foreclosure action, realize or attempt to realize on any security or preserve or enforce any deficiency claim against either or both Borrowers, Guarantor or any other Person after any such realization, (b) a judgment first be sought or rendered against either or both Borrowers, Guarantor or any other Person, (c) either or both Borrowers, Guarantor or any other Person be joined in such action, or (d) a separate ac¬tion be brought against either or both Borrowers, Guarantor or any other Person. Guarantor’s obligations under this Guaranty are several from those of either or both Borrowers or any other Person and are primary obligations concerning which Guarantor is the principal obligor. All waivers in this Guaranty or any of the other Loan Documents shall be without prejudice to the right of the Administrative Agent, the Issuing Bank or any Lender at its option to proceed against either or both Borrowers, Guarantor or any other Person, whether by separate action or by joinder. Guarantor agrees that its obligations under this Guaranty shall not be discharged except by payment of the Obligations in full, complete performance of all obligations of the Borrowers and the other Obligors under the Loan Documents and termination of the Lenders’ obligations    if any -- to make any further advances under the Loan Documents or extend other financial accommodations to either or both Borrowers.

3.8           Obligations Joint and Several with Other Guaranties.  If any other Person makes any guaranty of any of the Obligations or gives any security for them, Guarantor’s obligations under this Guaranty shall be joint and several with the obligations of such other Person pursuant to such agreement or other papers making the guaranty or giving the security.

3.9           Reinstatement. Guarantor agrees that, if at any time all or any part of any payment previously applied by the Administrative Agent, the Issuing Bank or any Lender to the Obligations is or must be returned by the Administrative Agent, the Issuing Bank or such Lender – or recovered from the Administrative Agent or such Lender – for any reason (including the order of any bankruptcy court), this Guaranty shall automatically be reinstated to the same effect as if the prior application had not been made, and, in addition, Guarantor hereby agrees to indemnify the Administrative Agent, the Issuing Bank and each Lender against, and to save and hold the Administrative Agent, the Issuing Bank and each Lender harmless from, any required return by the Administrative Agent, the Issuing Bank or any Lender – or recovery from the Administrative Agent or any Lender – of any such payment because of its being deemed preferential under applicable bankruptcy, receivership or insolvency laws, or for any other reason. The provisions of this Section 3.9 shall survive the termination of this Guaranty and any satisfaction and discharge of either or both Borrowers or any other Obligor by virtue of any payment, court order or other law.

3.10           Effect of Stay. If an event permitting the acceleration of any of the Obligations shall at any time have occurred and be continuing and such acceleration shall at such time be prevented by reason of the pendency against either or both Borrowers or any other Obligor of a case or proceeding under any bankruptcy or insolvency law, Guarantor agrees that, for purposes of this Guaranty and its obligations hereunder, the Obligations shall be deemed to have been accelerated and Guarantor shall forthwith pay such Obligations (including interest which but for the filing of such petition in bankruptcy would accrue on such Obligations), and the other obligations hereunder, without any further notice or demand. Guarantor agrees that, as between Guarantor and the Lenders, the Issuing Bank and the Administrative Agent, the Debt may be declared to be due and payable for the purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards either or both Borrowers and that in the event of a declaration or attempted declaration, Guarantor’s Guaranteed Debt shall immediately become due and payable by Guarantor for the purposes of this Guaranty.

3.11           Subrogation and Contribution. Guarantor expressly agrees that it will not be entitled to enforce any and all rights of subrogation, reimbursement, contribution, exoneration and indemnity, contractual, statutory or otherwise, against the Administrative Agent, the Issuing Bank and the Lenders individually and collectively, including any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor or similar Law arising from the existence or performance of this Guaranty, until the termination of this Guaranty, and until such termination Guarantor irrevocably agrees that it will not be entitled to enforce any right to enforce any remedy which the Administrative Agent, the Issuing Bank or any Lender now has or may hereafter have against either or both Borrowers or any other Obligor and the benefit of and any right to participate in any security now or hereafter held by the Administrative Agent, the Issuing Bank or any Lender. Until such termination, if any amount shall be paid by or on behalf of either Borrower or any other Person to Guarantor on account of any of the rights waived in this Section 3.11, such amount shall be held by Guarantor in trust, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to the Administrative Agent for the account of the Issuing Bank and each Lender in the exact form received by Guarantor (duly indorsed by Guarantor to the Administrative Agent, the Issuing Bank or such Lender, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this Section 3.11 shall survive the term of this Guaranty, the payment in full of the Obligations and the termination of the Commitments.

3.12           Administrative Matters. If, in the exercise of any of its rights and remedies, the Administrative Agent, the Issuing Bank or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against either or both Borrowers or any other Obligor or Guarantor, for any reason, Guarantor hereby consents to such action, even if such action by the Administrative Agent, the Issuing Bank or such Lender shall result in a full or partial loss of any rights of subrogation which Guarantor might otherwise have had but for such action by the Administrative Agent, the Issuing Bank or such Lender. Any election of remedies which results in the denial or impairment of the right of the Administrative Agent, the Issuing Bank or any Lender to seek a deficiency judgment against either or both Borrowers or any other Obligor shall not impair Guarantor’s obligation to pay the full amount of Guarantor’s Guaranteed Debt.

3.13           Certain Taxes. Guarantor further agrees that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country or by any political subdivision or taxing authority thereof or therein (“Taxes”). If any Taxes are required to be withheld from any amounts payable hereunder, the amounts so payable shall be increased to the extent necessary to yield to the recipient thereof (after payment of all Taxes) the amount payable hereunder in the full amounts so to be paid. Whenever any Tax is paid by a Guarantor, as promptly as possible thereafter, Guarantor shall send the Administrative Agent an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by Administrative Agent.
3.14           Reliance on Guaranty. All extensions of credit and financial accommodations heretofore or hereafter made by the Administrative Agent, the Issuing Bank or any Lender under or in respect of the Credit Agreement or any of the other Loan Documents shall be conclusively presumed to have been made in reliance on and acceptance of this Guaranty.

ARTICLE IV

In order to induce the Administrative Agent, the Issuing Bank and the Lenders to accept and rely on this Guaranty, Guarantor warrants and represents to the Administrative Agent, the Issuing Bank and each Lender as follows:

4.1           Relationship to the Borrowers. Guarantor has determined that its liability and obligation under this Guaranty may reasonably be expected to substantially benefit it directly or indirectly, and its board of directors (or such board’s duly authorized and appointed designee) or other equivalent body has made that determination. The transactions contemplated in this Guaranty produce distinct and identifiable financial and economic direct or indirect benefits to Guarantor. Such identifiable benefits include: (a) the availability to Guarantor of the proceeds of the Loans on an as-needed basis by way of intercompany loans and/or capital contribu¬tions for general corporate or other purposes, and (b) the general improvement of Guarantor’s financial and economic condition. Guarantor has had full and complete access to the underlying papers relating to the Obligations and all other papers executed by the Borrowers or any other Person in connection with the Obligations, has reviewed them and is fully aware of the meaning and effect of their contents. Guarantor is fully informed of all circumstances which bear upon the risks of executing this Guaranty and which a diligent inquiry would reveal. Guarantor has adequate means to obtain from the Borrowers on a continuing basis information concerning the Borrowers’ financial condition, and is not depending on the Administrative Agent, the Issuing Bank or any Lender to provide such information, now or in the future. Guarantor agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any obligation to advise or notify it or to provide it with any data or information. The execution and delivery of this Guaranty is not a condition precedent (and neither the Administrative Agent, the Issuing Bank nor any Lender has in any way implied that the execution of this Guaranty is a condition precedent) to the making, extending or modifying of any loan or any other financial accommodation to or for Guarantor.

4.2           Guarantor Solvent.  Guarantor is now Solvent, and no bankruptcy or insolvency proceedings are pending or contemplated by or – to the best of Guarantor’s knowledge – against Guarantor. Guarantor’s liabilities and obligations under this Guaranty do not and will not render Guarantor not Solvent, cause Guarantor’s liabilities to exceed Guarantor’s assets or leave  Guarantor with too little capital to properly conduct all of its business as now conducted or contemplated to be conducted.

ARTICLE V

5.1           Term.  Subject to the automatic reinstatement provisions of Article III, this Guaranty shall terminate and be of no further force or effect upon the occurrence of all of the following: (i) the full payment of the Debt, (ii) the final expiry of all Letters of Credit, (iii) the complete performance of all of the obligations of the Obligors under the Loan Documents, and (iv) the final termination of the obligations, if any, of the Administrative Agent and the Lenders to make any further Loans or to issue, amend, renew or extend Letters of Credit under the Credit Agreement and the other Loan Documents or to provide any other financial accommodations to the Borrowers or any other Obligor.

ARTICLE VI

6.1           Survival; Persons Bound.  The obligation of Guarantor under this Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full (after the termination of the Commitments) of the Obligations and all other amounts payable under this Guaranty; (b) be binding upon Guarantor; and (c) inure, together with the rights and remedies of the Administrative Agent, the Issuing Bank and each Lender under this Guaranty, to the benefit of the Administrative Agent, the Issuing Bank and each Lender and their respective successors, transferees and assigns. Without limiting the generality of the foregoing, the Administrative Agent, the Issuing Bank or any Lender may assign or otherwise transfer its rights and obligations under this Guaranty and the other Loan Documents to any other Person or entity in accordance with the terms of the Credit Agreement, and such other Person or entity shall thereupon become vested with all the benefits in respect thereof granted to the Administrative Agent, the Issuing Bank or such Lender in this Guaranty or otherwise. Guarantor shall not assign or delegate any of its obligations under this Guaranty or any of the other Loan Documents without the express prior written consent of the Required Lenders in accordance with the Credit Agreement.

6.2           Subordination.  Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent, the Issuing Bank and each Lender that all obligations and liabilities of either or both Borrowers and their respective Subsidiaries and each other Obligor to Guarantor of whatsoever description (including all intercompany receivables of Guarantor from either or both Borrowers or any of their respective Subsidiaries or any other Obligor) shall be subordinated and junior in right of payment to the Obligations. Guarantor shall not accept any payment on any indebtedness of either or both Borrowers or any of their respective Subsidiaries or any other Obligor until the termination of this Guaranty, shall in no circumstance whatsoever attempt to set-off or reduce any obligations because of such indebtedness and shall, if the Administrative Agent shall so request, collect and receive such indebtedness as trustee for the Administrative Agent, the Issuing Bank and the Lenders and pay over all sums so collected to the Administrative Agent for the account of the Issuing Bank and the Lenders on account of the Obligations but without reducing or affecting in any manner the liability of Guarantor under this Guaranty.

6.3           Waiver of Suretyship Rights.  By signing this Guaranty, Guarantor WAIVES each and every right to which it may be entitled by virtue of any suretyship law, as the same may be amended and in effect from time to time.

6.4           Amendments in Writing.  This Guaranty shall not be changed orally but shall be changed only by agreement in writing signed by Guarantor and the Administrative Agent in accordance with the Credit Agreement. Any waiver or consent with respect to this Guaranty shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing between the parties, no usage of trade and no parol or extrinsic evidence of any nature shall be used to supplement or modify any of the terms or provisions of this Guaranty.

6.5           Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, addressed to the respective parties as set forth on their signatures pages to this Guaranty. All such notices and communications shall, when personally delivered, delivered by courier, mailed or transmitted by telecopy, become effective (i) if personally delivered or delivered by courier, when received; (ii) if by mail, three (3) Business Days after such notice or other communication was deposited in the mail by certified mail, return receipt requested (with postage prepaid and addressed as aforesaid), or (iii) when sent by telecopy, when transmitted to the correct telecopier, with confirmation received. The Administrative Agent or the Guarantors may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

6.6           “Including” is Not Limiting; Section Headings.  Wherever the term “including” or a similar term is used in this Guaranty, it shall be read as if it were written “including by way of example only and without in any way limiting the generality of the clause or concept referred to.” The headings used in this Guaranty are included for reference only and shall not be considered in interpreting, applying or enforcing this Guaranty.

6.7           Governing Law and Jurisdiction.

(a)           This Guaranty and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Guaranty and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           Guarantor hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or the Issuing Bank in any way relating to this Guaranty or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Guaranty against the Guarantor or its properties in the courts of any jurisdiction.

(c)           Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (b) of this Section. Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

6.8           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.9           Survival. The representations, covenants and agreements set forth in this Guaranty shall continue and survive until the final termination of this Guaranty in accordance with Article V.

6.10           Rights Cumulative; Delay Not Waiver. The exercise of any right, benefit of privilege under any of the Loan Documents or any other papers or at law or in equity shall not preclude the concurrent or subsequent exercise of any of the other present or future rights, benefits or privileges of the Administrative Agent, the Issuing Bank or any Lender. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law, the other Loan Documents or any other papers. No failure by the Administrative Agent, the Issuing Bank or any Lender to exercise, and no delay in exercising, any right under this Guaranty or any other Loan Document or any other papers shall operate as a waiver thereof.

6.11           Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected thereby, and this Guaranty shall be liberally construed so as to carry out the intent of the parties to it. Each waiver in this Guaranty is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against the Administrative Agent, the Issuing Bank or any Lender for having bargained for and obtained it.

6.12           Setoff. Guarantor agrees that, in addition to (and without limitation of) any rights of setoff, banker’s lien or counterclaim any Lender or the Issuing Bank may otherwise have, each Lender and the Issuing Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Guarantor at any of such Lender’s or the Issuing Bank’s offices, in dollars or in any other currency, against any amount payable by Guarantor under this Guaranty which is not paid when due (regardless of whether such balances are then due to Guarantor), in which case it shall promptly notify Guarantor thereof; provided that failure to give such notice shall not affect the validity of such offset.

6.13           Captions. The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.

6.14           Entire Agreement. This Guaranty embodies the entire agreement and understanding among the parties with respect to its subject matter and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter.  Guarantor acknowledges and agrees that there is no oral agreement between Guarantor and the Administrative Agent, the Issuing Bank or any Lender which has not been incorporated in this Guaranty.

THIS GUARANTY AGREEMENT is executed as of the date first above written.

________________________________________

 By:
                   Name:
                   Title:

                    Address of Guarantor:

_______________________________
_______________________________
_______________________________

EXHIBIT F

[FORM OF]

SECURITY AGREEMENT – PLEDGE

Dated as of _______________, 201__
from

[____________________________________]
in favor of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

SECURITY AGREEMENT – PLEDGE

SECURITY AGREEMENT – PLEDGE (this “Agreement”), dated as of _____________, 201__ by and between [_______________________], a ________________ (“Pledgor”) and JPMORGAN CHASE BANK, N.A., and its successors and permitted assigns, as Administrative Agent (the “Administrative Agent”), for the equal and ratable benefit of the Lenders from time to time party to the hereinafter described Credit Agreement (together with the Administrative Agent, hereinafter collectively referred to as the “Lenders”).

Preliminary statements:

1.           Pledgor is the owner of the shares of stock, limited or unlimited liability company interests or partnership interests (the “Pledged Collateral”) described in Schedule 1 and issued by the corporation, limited or unlimited liability company or partnership named therein (the “Issuer”) as to which it is therein designated as the holder.

2.           Lufkin Industries, Inc., Lufkin Finance (US) LP, the Lenders party thereto, and the Administrative Agent  have entered into that certain Second Amended and Restated Credit Agreement dated as of __________, 2011 (as hereafter amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”).

3.           Section 5.14 of the Credit Agreement obligates Pledgor to execute and deliver this Agreement and to take other actions described therein in order to pledge to the Administrative Agent to secure the Obligations (a) all of the Equity Interest in any Material Domestic Subsidiary and (b) not less than 65% of the Equity Interest in each Material Foreign Subsidiary.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make the Loans and issue the Letters of Credit under the Credit Agreement, Pledgor hereby agrees as follows:

SECTION 1.                                Defined Terms and Related Matters.

(a)           The capitalized terms used herein which are defined in the Credit Agreement and not otherwise defined herein shall have the meanings specified therein.

(b)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           Unless otherwise defined herein or in the Credit Agreement, the terms defined in Articles 8 and 9 of the Uniform Commercial Code as enacted in the State of New York, as amended from time to time (the “UCC”), are used herein as therein defined.

(d)           “Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

(e)           “Foreign Subsidiary” means any Subsidiary organized outside the United States of America and not otherwise incorporated, organized or formed under the laws of the District of Columbia.” means any Subsidiary organized outside the United States of America and not otherwise incorporated, organized or formed under the laws of the District of Columbia.

(f)           “Foreign Subsidiary Voting Stock” means the voting Equity Interests of any Foreign Subsidiary.

(g)           “Pledged Stock” means the Shares listed on Schedule 1, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Material Domestic Subsidiary that may be issued or granted to, or held by, Pledgor while this Agreement is in effect; provided that in no event shall more than 65% of the total issued and outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

(h)           “Proceeds” means all “proceeds” as such term is defined in Section 9 102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Collateral (as defined below), collections thereon, interest or distributions or payments with respect thereto.

(i)           “Secured Parties” means the collective reference to the Administrative Agent, the Issuing Bank, and the Lenders.

SECTION 2.                                Pledge.  Pledgor hereby pledges to the Administrative Agent, for the equal and ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, for the equal and ratable benefit of the Secured Parties, a security interest in and a lien on, all of the following property now or hereafter acquired by Pledgor in which Pledgor now has or at any time in the future may acquire any right, title or interest (the “Pledged Collateral”):

(a)           the Pledged Stock;

(b)	all Debt of any Subsidiary from time to time owed to Pledgor; and all Proceeds of the foregoing.

The inclusion of Proceeds in this Agreement does not authorize Pledgor to sell, dispose of or otherwise use the Pledged Collateral in any manner not specifically authorized hereby or by the Credit Agreement.

SECTION 3.                                Security for Obligations.  The pledge, security interest and lien granted pursuant to Section 2 of this Agreement secures the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

SECTION 4.                                Delivery of Pledged Collateral.  All certificates or instruments representing or evidencing the Pledged Collateral will be delivered to and held by the Administrative Agent pursuant hereto in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent.  The Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing the Pledged Collateral in its possession for certificates or instruments of smaller or larger denominations.

SECTION 5.                                Representations and Warranties.  Pledgor represents and warrants as follows:

(a)           This Agreement is, and all other documents and instruments executed by Pledgor in connection herewith will be, legal, valid and binding obligations of Pledgor enforceable against Pledgor in accordance with their respective terms, except as enforceability may be (i) limited by applicable bankruptcy, insolvency and other similar laws applicable to the rights of creditors generally and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           The Pledged Stock has been duly authorized and validly issued and is fully paid and nonassessable under the laws of the jurisdiction of organization of the Issuer.

(c)           Pledgor is the record, legal and beneficial owner of, and has good and marketable title to, the Pledged Collateral free and clear of any Lien, and there are no preemptive rights, offers, options, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale, or transfer of any Pledged Collateral or obligating Pledgor to purchase or redeem any such Equity Interests or other securities pursuant to the organizational documents of any  Pledgor or any agreement or other instrument to which Pledgor is a party or by which it is bound except as provided herein.

(d)           This Agreement and the delivery of the Pledged Collateral by Pledgor to the Administrative Agent pursuant to Section 4 create a valid first priority Lien in the Pledged Collateral securing the payment of the Obligations.

(e)           No authorization, approval or other action by, and no notice to or filing with, any governmental authority which has not been received is required by Pledgor for (i) the pledge of the Pledged Collateral pursuant to this Agreement; (ii) the execution, delivery or performance of this Agreement by Pledgor; or (iii) the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

(f)           The Pledged Stock constitutes (i) all of the issued and outstanding shares of all classes of Equity Interests of each Issuer that is a Material Domestic Subsidiary or, (ii) in the case of Foreign Subsidiary Voting Stock, 65% of the issued and outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(g)           Pledgor has received, or will receive, direct or indirect benefit from the making of this Agreement.

(h)           On the date hereof, Pledgor’s jurisdiction of organization, identification number from its jurisdiction of organization (if any), and the location of Pledgor’s chief executive office or sole place of business, as the case may be, are as specified on Schedule 2.

SECTION 6.                                Further Assurances.  Pledgor agrees that at any time and from time to time, at the request of the Administrative Agent and at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce the Secured Parties’ rights and remedies hereunder with respect to any of the Pledged Collateral.  To the extent any of the Pledged Collateral is at any time in the custody of a securities intermediary or a nominee thereof, Pledgor shall take any actions necessary to cause such securities intermediary or such nominee to cause the Administrative Agent to have and retain Control over such Pledged Collateral.  Without limiting the foregoing, at the Administrative Agent’s request, Pledgor will, with respect to Pledged Collateral held with a securities intermediary, cause such securities intermediary to enter into a control agreement with the Administrative Agent, in form and substance satisfactory to the Administrative Agent, giving the Administrative Agent Control.

SECTION 7.                                Voting Rights; Dividends; Etc.

(a)           So long as no Event of Default shall have occurred and be continuing (unless waived by the Lenders in accordance with the terms of the Credit Agreement):

(i)          Pledgor shall be entitled to exercise any and all voting and other consensual rights (including, without limitation, the right to give consents, waivers and notifications in respect of the Pledged Collateral) pertaining to the Pledged Collateral or any part thereof; provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with or violate any provision of this Agreement or any other Loan Document; and provided further that Pledgor shall give the Administrative Agent at least ten (10) days’ written notice (in the form of an officer’s certificate) of the manner in which it intends to exercise, or the reasons for refraining from exercising, any voting or other consensual rights pertaining to the Pledged Collateral or any part thereof, which might have a material adverse effect on the value of the Pledged Collateral or any part thereof; and
(ii)           Pledgor shall be entitled to receive and retain any and all dividends, interest and amounts and property paid in respect to redemptions, liquidations, dissolutions or otherwise paid in respect of the Pledged Collateral to the extent not prohibited by the Credit Agreement; provided that any and all

(A)           dividends and interest paid or payable in Equity Interests in respect of, and received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

(B)           dividends and other distributions hereafter paid or payable in Equity Interests in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, and

(C)           Equity Interests distributed in redemption of, or in exchange for, any Pledged Collateral,

shall be, and shall be forthwith delivered to the Administrative Agent to hold as, Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of Pledgor and be forthwith delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b)           Upon the occurrence and during the continuance of an Event of Default (unless waived by the Lenders in accordance with the terms of the Credit Agreement):

(i)           The Administrative Agent may, without notice to Pledgor, transfer or register in the name of the Administrative Agent or any of its nominees, for the equal and ratable benefit of the Secured Parties, any or all shares of the Pledged Collateral held by the Administrative Agent hereunder, and the Administrative Agent or its nominee may thereafter, after delivery of notice to Pledgor (which notice must have been requested by the Majority Lenders), exercise, to the extent not prohibited by applicable law, all voting and corporate rights at any meeting of any Issuer issuing any of the shares included in the Pledged Collateral and any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any shares of the Pledged Collateral as if it were the absolute owner thereof, including, without limitation, the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of any Issuer issuing any of such shares or upon the exercise by any such Issuer or the Administrative Agent of any right, privilege or option pertaining to any shares of the Pledged Collateral, and in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to exercise, and the Lenders shall not have any duty to request the exercise of, any of the aforesaid rights, privileges or options, and neither the Administrative Agent nor any Lender shall be responsible for any failure to do so or delay in so doing.

(ii)           All rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7(a)(i) and to receive the dividends and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) or the Credit Agreement shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends and interest payments.

(iii)           All dividends and interest payments which are received by Pledgor contrary to the provisions of Section 7(b)(ii) shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of  Pledgor, and shall be forthwith paid over to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(iv)           Pledgor shall execute and deliver (or cause to be executed and delivered to the Administrative Agent) all such proxies and other instruments as the Administrative Agent may reasonably request for the purpose of enabling the Administrative Agent to exercise the voting and other rights which it is entitled to exercise pursuant to paragraph (ii) above and to receive the dividends or interest payments which it is entitled to receive and retain pursuant to paragraph (iii) above.

(c)           The provisions of this Section 7 shall be subject in all respects to the provisions set forth in Section 12(d) of this Agreement.

SECTION 8.                                Transfers and Other Liens; Additional Shares; No Amendment.

(a)           Pledgor shall not sell, exchange or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral or create or permit to exist any Lien, except for Liens created hereunder, upon or with respect to any of the Pledged Collateral.

(b)           Subject to the limitations set forth in Section 2 herein, Pledgor agrees that it will (i) prevent each Issuer of any Pledged Stock from issuing any Equity Interest in such Issuer (other than the Pledged Stock) or other securities in addition to or in substitution for the Pledged Stock, except to Pledgor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests in, or other securities of, such Issuer.

(c)           Pledgor shall not amend, and Pledgor shall prevent each Issuer of any Pledged Stock from amending, the articles of association (or equivalent corporate documents) of such Issuer in a manner that would adversely affect the rights and remedies of the Lenders and the Administrative Agent under this Agreement or the Credit Agreement.

SECTION 9.                                Administrative Agent Appointed Attorney in Fact.  Pledgor hereby irrevocably appoints the Administrative Agent as Pledgor’s attorney in fact, effective upon the occurrence and during the continuance of an Event of Default (unless waived by the Lenders in accordance with the terms of the Credit Agreement), with full authority in the place and stead of Pledgor and in the name of Pledgor, the Administrative Agent or otherwise, from time to time in the Administrative Agent’s discretion, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)           to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;

(b)           to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with subsection (a) above; and

(c)           to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable (or which the Majority Lenders may direct) for the collection of any of the Pledged Collateral or otherwise to enforce the rights of the Lenders, the Issuing Bank and the Administrative Agent with respect to any of the Pledged Collateral.

SECTION 10.                                Administrative Agent May Perform.  If Pledgor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower under Section 9.03 of the Credit Agreement.

SECTION 11.                                Possession; Reasonable Care.  The Administrative Agent shall hold in its possession all Pledged Collateral pledged, assigned or transferred hereunder and from time to time constituting a portion of the Pledged Collateral, except any documents or instruments as from time to time may be required for recordation or for the purpose of enforcing or realizing upon any right or value thereby represented.  The Administrative Agent may, from time to time, in its sole discretion, appoint one or more agents (which in no case shall be Pledgor or an affiliate of Pledgor) to hold physical custody, for the account of the Administrative Agent, of any or all of the Pledged Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

SECTION 12.                                Remedies.  If any Event of Default shall have occurred and be continuing (unless waived by the Lenders in accordance with the terms of the Credit Agreement):

(a)           The Administrative Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the applicable UCC (whether or not the UCC applies to the affected Pledged Collateral), or under the laws of any other applicable jurisdiction, and the Administrative Agent may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Administrative Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)           Any cash held by the Administrative Agent as Pledged Collateral and all cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and then or at any time thereafter applied in whole or in part by the Administrative Agent against, the Obligations in such order as the Administrative Agent shall select.  Any surplus of such cash or cash proceeds and interest accrued thereon, if any, held by the Administrative Agent and remaining after payment in full of all the Obligations shall be paid over to Pledgor or to whomsoever may be lawfully entitled to receive such surplus; provided that the Administrative Agent shall have no obligation to invest or otherwise pay interest on any amounts held by it in connection with or pursuant to this Agreement.

(c)           All rights and remedies of the Administrative Agent and the other Secured Parties expressed herein are in addition to all other rights and remedies possessed by the Administrative Agent and the other Secured Parties in the Loan Documents and any other agreement or instrument relating to the Obligations.

SECTION 13.                                Registration Rights, Private Sales, Etc.

(a)           If the Administrative Agent shall determine to exercise its and the other Secured Parties’ right to sell all or any of the Pledged Collateral pursuant to Section 12,  Pledgor agrees that, upon request of the Administrative Agent, Pledgor will cause the officers and directors of each Issuer of the Shares it has pledged, at its expense, to cooperate fully with the Administrative Agent in conformity with requirements imposed by law for the availability of an exemption from registration under the Securities Act of 1933, as amended from time to time (the “Securities Act”), and if the Administrative Agent shall determine that such exemption is not reasonably available for such sale,  Pledgor shall use its reasonable efforts to:

(i)           execute and deliver, and cause the Issuer of the Pledged Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and to use its reasonable efforts to do or cause to be done all such other acts and things, as may be necessary in the reasonable opinion of the Administrative Agent to effectively realize upon the value of such Pledged Collateral, to register such Pledged Collateral under the provisions of the Securities Act, or the securities laws of any relevant jurisdiction outside the United States, to use its reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished to facilitate the sale or other disposition of such Pledged Collateral, or that portion thereof to be sold, and to make all amendments and supplements thereto and to the related prospectuses which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act, and the rules and regulations of the Securities Act, and the rules and regulations of the Securities and Exchange Commission, applicable thereto or, where relevant, the laws, sales and regulations of such other jurisdiction applicable thereto;

(ii)           qualify the Pledged Collateral pledged by it hereunder under the state securities or “Blue Sky” laws, if applicable thereto, and to obtain all necessary governmental approvals for the sale of such Pledged Collateral, as requested by the Administrative Agent;

(iii)           cause the Issuer of the Pledged Collateral to make available to its security holders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act; and

(iv)           do or cause to be done all such other acts and things as reasonably may be necessary to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with applicable law.

(b)           Pledgor recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Pledged Collateral by reason of certain prohibitions contained in the laws of any jurisdiction outside the United States or in the Securities Act and applicable state securities laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Pledged Collateral for their own account for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall, to the extent permitted by law, not be deemed to have been made in a commercially unreasonable manner solely by reason of such lesser prices or favorable terms.  Neither the Administrative Agent nor the other Secured Parties shall be under any obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Issuer of such securities to register such securities under the laws of any jurisdiction outside the United States, under the Securities Act or under any applicable state securities laws, even if the Issuer would agree to do so.

(c)           Pledgor further agrees to do or cause to be done, to the extent that Pledgor may legally do so, all such other acts and things as reasonably may be necessary to make such sales or resales of any portion or all of the Pledged Collateral pledged by it valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at Pledgor’s expense. Pledgor further agrees that a breach by it of any of the covenants contained in this Section 13 will cause irreparable injury to the Administrative Agent and the other Secured Parties, and that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 13 shall be specifically enforceable against Pledgor, and Pledgor hereby WAIVES and agrees, to the fullest extent permitted by law, not to assert as a defense against an action for specific performance of such covenants that (i) Pledgor’s failure to perform such covenants will not cause irreparable injury to the Administrative Agent or the other Secured Parties, or (ii) the Administrative Agent or the other Secured Parties have an adequate remedy at law in respect of such breach, or (iii) any other defense, except for a defense that no Event of Default has occurred. Pledgor further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Administrative Agent and the other Secured Parties by reason of a breach of any of the covenants contained in this Section 13 and, consequently, agrees that, if Pledgor shall breach any of such covenants and the Administrative Agent or any other Secured Party shall sue for damages for such breach, Pledgor shall pay to the Administrative Agent or such Secured Party, as liquidated damages and not as a penalty, an aggregate amount equal to the value of the Pledged Collateral on the date the Administrative Agent or such Secured Party shall demand compliance with this Section 13.

(d)           To the fullest extent permitted by applicable law and subject to, and to the extent not inconsistent with, the provisions of Section 9.03 of the Credit Agreement, Pledgor agrees to indemnify, protect and save harmless the Administrative Agent, the other Secured Parties and any controlling persons thereof (within the meaning of the Securities Act) from and against any and all liabilities, suits, claims, costs and expenses (including counsel fees and disbursements) arising under the Securities Act, the Exchange Act or at common law, or pursuant to any other applicable law in connection with the aforesaid registration of Pledged Collateral pledged by it, insofar as such liabilities, suits, claims, costs and expenses arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the aforesaid registration statement, or the aforesaid registration statement as amended or supplemented, or arises out of, or is based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that Pledgor shall not be liable in any such case to the extent that any such liabilities, suits, claims, costs and expenses arise out of, or are based upon, the gross negligence or the willful misconduct of the Administrative Agent or any Secured Party or any untrue statement or alleged untrue statement or omission or alleged omission made in the aforesaid registration statement or the aforesaid registration statement as amended or supplemented, in reliance upon and in conformity with written information furnished to Pledgor by the Administrative Agent or such other Secured Party specifically for inclusion therein. The foregoing indemnity agreement is in addition to any liability that Pledgor may otherwise have to the Administrative Agent and any such other Secured Party, or any such controlling person.

SECTION 14.                                Interest.  Pledgor agrees to pay interest on any expenses or other sums due to the Administrative Agent and the other Secured Parties hereunder that are not paid when due at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) 2% above the Alternate Base Rate.

SECTION 15.                                Amendments, Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 16.                                Addresses for Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, if to Pledgor, addressed to it at the address of the Borrower specified in Section 9.01 of the Credit Agreement, and if to the Administrative Agent, addressed to it at the address of the Administrative Agent specified in Section 9.01 of the Credit Agreement, or as to each party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 16. All such notices and communications shall, when personally delivered, delivered by courier, mailed or transmitted by telecopy, become effective (i) if personally delivered or delivered by courier, when received; (ii) if by mail, three (3) Business Days after such notice or other communication was deposited in the mail by certified mail, return receipt requested (with postage prepaid and addressed as aforesaid), or (iii) when sent by telecopy, when transmitted to the correct telecopier, with confirmation received. Notices and other communications to the Secured Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Pledgor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

SECTION 17.                                Security Interest Absolute.  All rights of the Administrative Agent and the other Secured Parties, all obligations of Pledgor hereunder and the security interest hereunder shall, to the extent permitted by applicable law, be absolute and unconditional, irrespective of:

(a)           any lack of validity or enforceability of the Credit Agreement, the Letters of Credit or any of the other Loan Documents executed in connection with the Credit Agreement;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other amendment or waiver of or any consent to any departure from the Credit Agreement, the Letters of Credit or any of the other Loan Documents executed in connection with the Credit Agreement;

(c)           any exchange, release or nonperfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; or

(d)           any other circumstance (other than payment in full of the Obligations) which might otherwise constitute a defense available to, or a discharge of, Pledgor, any Guarantor or any Subsidiary that is a party to any Loan Document executed in connection with the Credit Agreement.

SECTION 18.                                Continuing Security Interest.  This Agreement and the delivery of the Pledged Collateral to the Administrative Agent shall create a continuing security interest in the Pledged Collateral as security for the Obligations and shall (a) remain in full force and effect until the expiration or termination of the Letters of Credit and the Commitments and the indefeasible payment in full thereafter of the Obligations; (b) be binding upon Pledgor and its successors and assigns; and (c) inure to the benefit of the Administrative Agent, the other Secured Parties and their respective successors and permitted assigns. Without limiting the generality of the foregoing clause (c), the Administrative Agent and the Lenders may, subject to Section 9.04 of the Credit Agreement, assign or otherwise transfer any of their respective rights under this Agreement to any other Person, and such Person shall thereupon become vested with all the benefits in respect thereof granted herein or otherwise to the Administrative Agent or the Lenders, as the case may be.  Upon the expiration or termination of the Letters of Credit and the Commitments and the indefeasible payment in full thereafter of the Obligations, Pledgor shall be entitled to the return, upon its request and at its expense, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.  Upon the release of any Pledged Collateral as provided in Section 9.18 of the Credit Agreement, Pledgor shall be entitled to the return, upon its request and at its expense, of such Pledged Collateral.

SECTION 19.                                Waiver of Marshalling.  All rights of marshalling of assets of Pledgor, including any such right with respect to the Pledged Collateral, are hereby waived by  Pledgor.

SECTION 20.                                Limitation by Law.  All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

SECTION 21.                                Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Should any clause, sentence, paragraph, subsection or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties hereto, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

SECTION 22.                                Captions.  The captions in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatever in construing the terms and provisions of this Agreement.

SECTION 23.                                No Waiver; Remedies.  No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 24.                                Execution in Counterparts.  This Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by telecopy facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or other form of electronic transmission (for example, .pdf).

SECTION 25.                                Survival of Representations and Warranties.  All representations and warranties contained in this Agreement or made in writing by or on behalf of Pledgor in connection herewith, shall survive the execution and delivery of this Agreement and shall continue until 365 or 366 days, as the case may be, after the repayment of the Obligations and the expiration of the Letters of Credit.  Any investigation by the Administrative Agent or any other Secured Party shall not diminish in any respect whatsoever its right to rely on such representations and warranties.

SECTION 26.                                Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a)           THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           PLEDGOR IRREVOCABLY AND UNCONDITIONALLY:

(i)           SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT;

(ii)           AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW;

(iii)           WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY SUCH COURT AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT; AND

(iv)           CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 16 AND AGREES THAT NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)           NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE SECURED PARTIES OR ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE PLEDGORS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(d)           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION

SECTION 27.                                Duty of Administrative Agent.  The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account.  To the fullest extent provided by applicable law, neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Pledged Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Pledged Collateral upon the request of Pledgor or any other Person or to take any other action whatsoever with regard to the Pledged Collateral or any part thereof.  The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Pledged Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers.  The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 28.                                Financing Statements.  Pursuant to any applicable law, Pledgor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Pledged Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Pledgor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Pledged Collateral made prior to the date hereof.

SECTION 29.                                Authority of Administrative Agent.  Pledgor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Pledgor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Pledgor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 30.                                Additional Pledgors.  Each Material Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 5.17 of the Credit Agreement shall become a Pledgor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Pledge Agreement Supplement in the form of Annex 1 hereto.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[______________________________________]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

SCHEDULE 1

TO

SECURITY AGREEMENT – PLEDGE

Name of Issuer	Class of Stock/ Interest	Stock Certificate No.	Par Value	Number of Shares/ % Interest	Holder

.

SCHEDULE 2

TO

SECURITY AGREEMENT – PLEDGE

Pledgor and Corporate ID	Jurisdiction of Organization	Location of Chief Executive Office
[_____________________] (_____________)

Annex 1 to
Security Agreement – Pledge

PLEDGE AGREEMENT SUPPLEMENT, dated as of _______________, 20___, made by ______________________________ (the “Additional Pledgor”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the lenders and other financial institutions (the “Lenders”) from time to time party to the Credit Agreement referred to below.  All capitalized terms not defined herein shall have the meanings ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Lufkin Industries, Inc. (“Lufkin”), Lufkin Finance (US) LP (“Lufkin Finance”, and together with Lufkin, collectively, the “Borrower”), the Lenders, and the Administrative Agent have entered into that certain Second Amended and Restated Credit Agreement dated as of __________, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Pledgor) have entered into that certain Security Agreement – Pledge, dated as of _________________, 201_ (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties (as defined in the Pledge Agreement);

WHEREAS, the Credit Agreement requires the Additional Pledgor to become a party to the Pledge Agreement; and

WHEREAS, the Additional Pledgor has agreed to execute and deliver this Pledge Agreement Supplement in order to become a party to the Pledge Agreement;

NOW, THEREFORE, IT IS AGREED:

1.           Pledge Agreement.  By executing and delivering this Pledge Agreement Supplement, the Additional Pledgor, as provided in Section 30 of the Pledge Agreement, hereby becomes a party to the Pledge Agreement as a Pledgor thereunder with the same force and effect as if originally named therein as a Pledgor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Pledgor thereunder.  The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Pledge Agreement.  The Additional Pledgor hereby represents and warrants that each of the representations and warranties contained in Section 5 of the Pledge Agreement made by it as a Pledgor thereunder is true and correct on and as of the date hereof (after giving effect to this Pledge Agreement Supplement) as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
2.           Governing Law.  THIS PLEDGE AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Pledge Agreement Supplement to be duly executed and delivered as of the date first above written.

[ADDITIONAL PLEDGOR]

By:
Name:
Title:

Annex 1-A to

Pledge Agreement Supplement

PLEDGED STOCK

Name of Issuer	Class of Stock/Interest	Stock Certificate No.	Par Value	Number of Shares/% Interest	Holder

INFORMATION REGARDING ADDITIONAL PLEDGOR

Pledgor and Corporate ID	Jurisdiction of Organization	Location of Chief Executive Office

EXHIBIT G

SECURITY AGREEMENT

This Security Agreement (this “Agreement”), dated as of _____________, 201_, is executed by and among LUFKIN INDUSTRIES, INC., a Texas corporation (“Lufkin”); LUFKIN FINANCE (US) LP, a limited partnership formed under the laws of the State of Texas (“Lufkin Finance”); [[INSERT MATERIAL DOMESTIC SUBSIDIARIES]] (collectively the “Subsidiaries” and together with Lufkin and Lufkin Finance each a “Grantor” and collectively the “Grantors”), and JPMORGAN CHASE BANK, N.A. in its capacity as Administrative Agent (the “Administrative Agent”) under the Second Amended and Restated Credit Agreement dated as of November 30, 2011 (as amended, restated and supplemented from time to time, the “Credit Agreement”) among Lufkin and Lufkin Finance (each, a “Borrower” and collectively the “Borrowers”); each of the financial institutions which are signatories thereto or which may become a party thereto from time to time (each a “Lender” and collectively the “Lenders”); the Administrative Agent; and JPMorgan Chase Bank, N.A. as Issuing Bank (in such capacity the “Issuing Bank”) and as Swingline Lender (in such capacity the “Swingline Lender”).

Preliminary statements

A.           Pursuant to the Credit Agreement, and subject to the terms and conditions thereof, the Lenders and the Issuing Bank have agreed to provide a revolving credit facility to Lufkin; issue letters of credit and make swingline loans to Lufkin from time to time upon its request; and extend or permit to be outstanding term loans to the Borrowers.

B.           The Credit Agreement requires, as a condition precedent to any extension of credit thereunder, that Lufkin, Lufkin Finance, and each Material Domestic Subsidiary grant to the Administrative Agent on behalf of the Secured Parties (as defined in the Credit Agreement) a first priority lien, security interest and collateral assignment of substantially all of their respective assets other than Excluded Assets (as defined in the Credit Agreement).

C.           In order to induce the Lenders, the Administrative Agent, and the Issuing Bank to enter into the Credit Agreement and to extend credit as provided therein, the Grantors have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1                                DEFINITIONS

Section 1.1                                Defined Terms. Terms defined by the Credit Agreement, unless otherwise defined herein, shall have the same meanings specified for them in the Credit Agreement (which definitions are hereby incorporated herein by reference). Terms used herein that are defined in the UCC and are not otherwise defined in this Agreement or the Credit Agreement shall have the meanings specified therefor in the UCC. All “Section” references, unless the context provides otherwise, mean references to Sections of this Agreement. In addition, the following terms shall have the following respective meanings:

“Account” means, with respect to any Person, any of such Person’s now owned and hereafter acquired or arising accounts, as defined in the UCC, and any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, and “Accounts” means all of the foregoing.

“Account Debtor” means each Person obligated in any way on or in connection with an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Borrower” has the meaning specified in the first paragraph hereof.

“Capital Stock” means (a) in the case of a corporation, any equity security issued by that corporation and (b) in the case of any other entity, any share, membership, partnership or other percentage interest, unit of participation or other equivalent (however designated) of any equity security or other equity interest in such entity.

“Chattel Paper” means, with respect to any Person, all of such Person’s now owned or hereafter acquired chattel paper, as defined in the UCC, including, without limitation, all electronic chattel paper.

“Collateral” has the meaning prescribed for such term in Section 2.1.

“Credit Agreement” has the meaning specified in the introductory paragraph hereof.

“Deposit Accounts” means, with respect to any Person, all deposit accounts, as defined in the UCC, now or hereafter held in the name of such Person.

“Documents” means, with respect to any Person, all documents, as defined in the UCC, and all bills of lading, warehouse receipts, or other documents of title, now owned or hereafter acquired by such Person.

“Equipment” means, with respect to any Person, all of such Person’s now owned and hereafter acquired equipment, as defined in the UCC, and all machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including, without limitation, embedded software, motor vehicles and other rolling stock with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds, and office equipment, as well as all of such types of property leased by such Person and all of such Person’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase), together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties, and rights with respect thereto, wherever any of the foregoing is located.

“Event of Default” means an Event of Default as defined in the Credit Agreement.

“General Intangibles” means, with respect to any Person, all of such Person’s now owned or hereafter acquired general intangibles, as defined in the UCC, all causes in action and causes of action, and all other intangible personal property of such Person of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, trade secrets, goodwill, computer software, customer lists, registrations, licenses, franchises, tax refund claims, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Person is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property, and any letter of credit, guarantee, claim, security interest or other security held by or granted to such Person.

“Goods” means, with respect to any Person, all goods, as defined in the UCC, now owned or hereafter acquired by such Person, wherever located, and all embedded software to the extent included in goods, manufactured homes, standing timber that is cut and removed for sale, and unborn young of animals.

“Grantor” and “Grantors” have the meaning specified in the introductory paragraph of this Agreement and include any successors or assigns.

“Guaranty Agreement” means (i) the Guaranty Agreement dated the date hereof among the Borrowers, the Material Domestic Subsidiaries and the Administrative Agent on behalf of the Secured Parties; (ii) each other Guaranty Agreement entered into from time to time pursuant to Section 5.14 of the Credit Agreement, in each case as amended, supplemented, restated and otherwise in effect from time to time, and (iii) the Lufkin Guarantee.

“Instruments” means, with respect to any Person, all instruments, as defined in the UCC, now owned or hereafter acquired by such Person, and specifically including, without limitation, any and all instruments now or hereafter evidencing indebtedness among the Borrowers, among a Borrower and any of its Subsidiaries or among the Subsidiaries, including, but not limited to the promissory notes described on Schedule 1.1.

“Inventory” means, with respect to any Person, all of such Person’s now owned and hereafter acquired inventory, as defined in the UCC, goods, and all merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature, or description which are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, or other property and all documents of title or other Documents representing them.

“Investment Property” means, with respect to any Person, all of such Person’s right, title and interest in and to any and all investment property as defined in the UCC, including, without limitation, all (a) Capital Stock and all securities, whether certificated or uncertificated, (b) securities entitlements, (c) securities accounts, (d) commodity contracts, and (e) commodity accounts, together with all other units, shares, partnership interests, membership interests, equity interests, rights, or other equivalent evidences of ownership (howsoever designated) issued by any Person.

“Letter-of-Credit Rights” means, with respect to any Person, all “letter-of-credit rights” as defined in the UCC, now owned or hereafter acquired by such Person, and all rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance.

“Lien” means (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, or contract, and including a security interest, hypothec, charge, claim, or a lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment, or bailment for security purposes, (b) to the extent not included under clause (a) preceding, (i) any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or title exception or encumbrance affecting property and (ii) any other lien, charge, privilege, secured claim, title retention, garnishment right, deemed trust, encumbrance, other right affecting property, choate or inchoate, whether or not crystallized or fixed, whether or not for amounts due or coming due, arising by any statute, act of law of any jurisdiction, a common law, an equity, or by any agreement, and (c) any contingent or other agreement to provide any of the foregoing or any other arrangement the intention or result of which is to confer security upon or prefer the beneficiary thereof.

“Loans” has the meaning specified in Recital A.

“Loan Party” means each Borrower, each Grantor, each Person providing Collateral, and any other Person who may at any time be obligated to pay all or any part of the Obligations or to perform any obligation under any of the Transaction Documents.

“Obligations” mean (a) all obligations owed to the Administrative Agent by Borrower and the other Loan Parties, or any of them, including, without limitation, principal, interest, premiums, fees, expenses, costs of collection, and indemnity payments (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of the Borrower and all other Loan Parties, or any of them, now existing or hereafter incurred in any way or manner whatsoever, and, without limitation of the generality of the foregoing, including all obligations under, arising out of or in connection with the Credit Agreement, any other Transaction Document to which the Borrower or any other Loan Party is a party from the Administrative Agent to any Loan Party and the due and timely performance and compliance by the Borrower and all other Loan Parties with the terms of each Transaction Document or other credit facility; (b) any and all sums advanced by the Administrative Agent in order to preserve any collateral pledged under any Security Document or preserve its security interest therein; (c) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of any Loan Party referred to in clause (a) or (b), the expenses of the Administrative Agent of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any collateral under any Security Document in accordance with the terms of such Security Document, or of any exercise by the Administrative Agent of its rights under any Transaction Document or other credit facility, together with attorneys’ fees and court costs; and (d) all amounts paid by any indemnitee as to which such indemnitee has the right to reimbursement under any Transaction Document or other credit facility.

“Pledge Agreement” means (i) the Security Agreement-Pledge, dated the date hereof, made by Lufkin and other Loan Parties in favor of the Administrative Agent, as amended, supplemented and otherwise modified from time to time, and (ii) each other Security Agreement – Pledge entered into from time to time pursuant to Section 5.14 of the Credit Agreement, in each case as amended, supplemented, restated and otherwise in effect from time to time.

“Proprietary Rights” means, with respect to any Person, all of such Person’s now owned and hereafter arising or acquired licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent applications, trademark applications, and service mark applications, and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Secured Obligations” means all Obligations owed to the Administrative Agent, the Lenders or the Issuing Bank by a Grantor, or any of them, including, without limitation, principal, interest, fees, expenses, costs of collection, reimbursement obligations, and indemnity payments (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of each Grantor, now existing or hereafter incurred, to the Lenders, the Administrative Agent or the Issuing Bank in any way or manner whatsoever and, without limitation of the generality of the foregoing, including all obligations under, arising out of or in connection with any Transaction Document and the due and timely performance and compliance by such Grantor with the terms of each such Transaction Document.

“Software” means, with respect to any Person, all software, as defined in the UCC, now owned or hereafter acquired by such Person, other than software embedded in any category of Goods, and all computer programs and all supporting information provided in connection with a transaction related to any computer program.

“Supporting Obligations” means all supporting obligations, as defined in the UCC.

“Transaction Documents” means, collectively, the Credit Agreement, this Agreement, each other Security Agreement, each Pledge Agreement, each Guaranty Agreement, the Assumption Agreement, the Lufkin Guarantee, each Securities Account Control Agreement, and any and all other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by the Credit Agreement, in each case including any and all renewals, extensions, modifications, amendments or restatements thereof.

“UCC” means the Uniform Commercial Code (or any successor statute), as in effect from time to time, of the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions; provided, further, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

ARTICLE 2
GRANT OF SECURITY INTEREST

Section 2.1                                Security Interest. As security for the full, prompt and complete payment and performance when due of the Secured Obligations, each Grantor hereby grants to the Administrative Agent on behalf of the Secured Parties a continuing security interest in, lien on, collateral assignment of, and right of set-off against, all of the personal property of every kind and nature of such Grantor, whether now owned or existing or hereafter acquired or arising, regardless of where located, including, without limitation, the following:

(a)           all Accounts, including all credit enhancements therefor;

(b)           all Inventory;

(c)           all contract rights or rights to the payment of money;

(d)           all Chattel Paper in all its forms;

(e)           all Documents;

(f)           all Instruments;

(g)           all Supporting Obligations and Letter-of-Credit Rights;

(h)           all General Intangibles (including, without limitation, payment intangibles, and Software);

(i)           all Goods;
(j)           all Equipment;

(k)           all Investment Property;

(l)           all money, cash, cash equivalents, securities and other property of any kind of such Grantor held directly or indirectly by the Administrative Agent;

(m)           all of such Grantor’s Deposit Accounts, the funds therein, credits, and balances with and other claims against the Administrative Agent, the Lenders or any of their Affiliates, Royal Bank of Canada or any of its Affiliates, or any other financial institution with which such Grantor maintains deposits;

(n)           all of such Grantor’s securities accounts and the securities, security entitlements and funds therein;

(o)           all books, records and other property related to or referring to any of the foregoing, including, without limitation, books, records, account ledgers, data processing records, computer software, and other property and General Intangibles at any time evidencing or relating to any of the foregoing; and

(p)           all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing;

provided, that the foregoing shall not include any Excluded Assets.

All of the foregoing, together with all other property of any Grantor in which the Administrative Agent may at any time be granted a Lien as collateral for payment and performance when due of the Secured Obligations, or any of them, is herein collectively referred to as the “Collateral.”

Section 2.2                                Security for Secured Obligations. The full, prompt and complete payment and performance when due of the Secured Obligations shall be secured by the Collateral.

Section 2.3                                Perfection and Protection of Security Interest.

(1)           Each Grantor shall, at its expense, perform all steps requested by the Administrative Agent at any time to ensure the attachment, perfection and first priority of, and the Administrative Agent’s ability to enforce, the Administrative Agent’s Liens, including: (i) executing and filing amendments to financing statements in form and substance satisfactory to the Administrative Agent; (ii) delivering to the Administrative Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued and certificates of title covering any portion of the Collateral (other than Excluded Assets) for which certificates of title have been issued (and, if requested by the Administrative Agent, causing the Administrative Agent’s name to be noted thereon); (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection of, or Administrative Agent’s ability to enforce, Administrative Agent’s security interest in such Collateral, (iv) obtaining any and all necessary governmental and other third party consents and approvals, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral; (v) obtaining executed landlord’s waivers or subordination agreements in form and substance satisfactory to the Administrative Agent, executed by the lessor of each leased location in which at any time Collateral valued at $500,000 or more is maintained, held or stored, subordinating the Liens held by such lessor to the Liens of the Administrative Agent on behalf of the Secured Parties; and (vi) taking such other steps as are deemed necessary or desirable by the Administrative Agent to maintain and protect the Administrative Agent’s Liens. Each Grantor agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

(2)           Each Grantor will promptly, at any time and from time to time, at its sole expense, execute and deliver to the Administrative Agent such further instruments and documents, and take such further action, as the Administrative Agent may from time to time reasonably request in order to carry out to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Administrative Agent and the other Secured Parties. The Grantors, jointly and severally, will pay, or reimburse the Administrative Agent for paying, any and all fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation and protection of the Administrative Agent’s Lien on the Collateral, including all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payments or discharges of Taxes or Liens upon or in respect of the Collateral, premiums for insurance required to be obtained hereunder with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the interests of the Administrative Agent and the other Secured Parties, whether through judicial proceedings or otherwise, or in connection with defending or prosecuting any actions, suits or proceedings arising out of or related to the Collateral; and all such amounts that are paid by the Administrative Agent shall, until reimbursed by such Grantor, constitute Obligations secured by the Collateral.

(3)           Unless the Administrative Agent shall otherwise consent in writing (which consent may be revoked in the Administrative Agent’s discretion), each Grantor shall deliver to the Administrative Agent all Collateral consisting of negotiable Documents, Chattel Paper, and Instruments promptly after such Grantor receives the same.

(4)           Each Grantor shall obtain and deliver to the Administrative Agent landlord’s waivers or subordination agreements in form and substance satisfactory to the Administrative Agent, executed by the lessor of each leased location in which at any time Collateral valued at $500,000 or more is maintained, held or stored, subordinating the Liens held by such lessor to the Liens of the Administrative Agent on behalf of the Secured Parties. Upon request by the Administrative Agent, each Grantor shall in all instances obtain a signed acknowledgment of the Administrative Agent’s Liens from each bailee having possession of any Collateral that such bailee holds such Collateral for the benefit of the Secured Parties
(5)           If any Grantor, at any time, holds or acquires an interest in any electronic chattel paper or any “transferrable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall notify the Administrative Agent thereof and, upon the occurrence and continuance of an Event of Default, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent’s control, under Section 9-105 of the UCC, such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

(6)           All Deposit Accounts of each Grantor are listed on Schedule 2.3a. For each Deposit Account that any Grantor at any time opens or maintains, such Grantor shall, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) cause the depositary bank to comply at any time with instructions from the Administrative Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of such Grantor, or (b) arrange for the Administrative Agent to become the customer of the depositary bank with respect to the deposit account, with such Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw funds from such deposit account.

(7)           All Securities Accounts of each Grantor are listed on Schedule 2.3b. For each Securities Account that any Grantor at any time opens or maintains, such Grantor shall notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) cause the securities intermediary to comply at any time with instructions from the Administrative Agent to such securities intermediary directing the disposition of securities and security entitlements from time to time held in such securities account, without further consent of such Grantor, or (b) arrange for the Administrative Agent to become the customer of the securities intermediary with respect to the securities account.

(8)           If any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify. If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to any Grantor or its nominee directly by the issuer thereof, such Grantor shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) cause the issuer to agree to comply with instructions from the Administrative Agent as to such securities, without further consent of such Grantor or such nominee, or (b) arrange for the Administrative Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a securities intermediary or commodity intermediary, such Grantor shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from the Administrative Agent to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Administrative Agent to such commodity intermediary, in each case without further consent of such Grantor or such nominee, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Administrative Agent to become the entitlement holder with respect to such investment property, with such Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw or otherwise deal with such investment property.

(9)           If any Collateral is at any time in the possession of a bailee, the relevant Grantor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, shall promptly obtain an acknowledgement from the bailee, in form and substance satisfactory to the Administrative Agent, that the bailee holds such Collateral for the benefit of the Administrative Agent, and that such bailee agrees to comply, without further consent of such Grantor, with instructions from the Administrative Agent as to such Collateral.

(10)           Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file as valid financing statements in any filing office or in the applicable financing statement records any financing statements and amendments thereto that (a) indicate the Collateral (i) as “all assets” or “all personal property” of such Grantor, or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization, and any organization identification number issued to such Grantor. Each Grantor agrees to furnish any such information to the Administrative Agent promptly upon request. Each Grantor also ratifies its authorization for the Administrative Agent to file any like financing statements or amendments thereto if filed prior to the date hereof. Upon such filing, no filing or recording of any other financing statements or other instrument and no recording, filing or indexing of this Agreement is necessary in order to preserve and protect the Administrative Agent’s security interest in the Collateral as a legal, valid, enforceable and perfected (to such extent) security interest in the Collateral, except filing of appropriate continuation statements with respect to such UCC financing statement. No person or entity from which any Grantor leases any of its premises has filed any UCC financing statement with respect to any contractual lien that would have priority over the Administrative Agent’s security interest in the Collateral.

(11)           On the date hereof and at any time during the term of this Agreement during which a security interest in the Administrative Agent’s favor in the Collateral exists, no financing statement (or similar statement or instrument of registration under the laws of any jurisdiction) is or will be on file or registered in any public office covering any interest of any kind with respect to the Collateral (other than those covering Permitted Encumbrances), or intended so to be, other than those relating to the security interest created by this Agreement or those which may have been consented to by the Administrative Agent in writing, and the applicable Grantor will be the lawful owner of the Collateral and will have good right to grant the Administrative Agent a security interest therein.

(12)           From time to time, each Grantor shall, upon the Administrative Agent’s request, execute and deliver confirmatory written instruments pledging to the Administrative Agent, for the benefit of the Secured Parties, the Collateral, but any Grantor’s failure to do so shall not affect or limit any security interest or any other rights of the Administrative Agent in and to the Collateral with respect to such Grantor. Until all Secured Obligations have been fully satisfied, the Administrative Agent’s Liens shall continue in full force and effect in all Collateral.

(13)           No Grantor shall, without the prior written consent of the Administrative Agent, (i) change its type of entity; (ii) change its legal name, whether by amendment of its organizational documents, by reorganization or otherwise; (iii) change its organizational identification number; (iv) reincorporate or reorganize itself under the laws of any jurisdiction; (v) enter into any proceedings for (A) any merger, consolidation, conversion, dissolution, liquidation or termination, or (B) any transfer to or domestication in any other jurisdiction; or (vi) change its location (within the meaning of Section 9-307 of the UCC).

(14)           Each Grantor acknowledges that it is not authorized to file or to consent to the filing of any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Administrative Agent and agrees that it will not do so without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

(15)           No Grantor shall enter into any agreement that restricts or prohibits the grant of a security interest in Accounts, Inventory, Chattel Paper, Instruments, Investment Property, payment intangibles, or any other types of Collateral or the proceeds of any of foregoing to the Administrative Agent.

Section 2.4                                Location of Collateral.

(a)           Each Grantor represents and warrants to the Administrative Agent that (a) Schedule 2.4 is a correct and complete list of the location of such Grantor’s chief executive office, the location of its books and records, the locations of the Collateral, and the locations of all of its other places of business and (b) Schedule 2.4 correctly sets forth the names of the owners and lessors or sublessors of such facilities and locations. Each Grantor covenants and agrees that it will not (i) maintain any Collateral at any location other than those locations listed for such Grantor on Schedule 2.4, (ii) otherwise change or add to any of the locations listed for such Grantor on Schedule 2.4, or (iii) change its “location” (as defined in the UCC) from the location identified in Schedule 2.4, unless it gives the Administrative Agent at least thirty (30) days prior written notice thereof and executes any and all waivers, landlord subordination agreements, and other documents that the Administrative Agent reasonably requests in connection therewith. Without limiting the foregoing, each Grantor represents that all of its Inventory (other than Inventory in transit) is, and covenants that all of its Inventory will be, located either (A) on premises owned by such Grantor, (B) on premises leased by such Grantor, provided that the Administrative Agent has received, if requested by the Administrative Agent, an executed landlord waiver from the landlord of such premises in form and substance satisfactory to the Administrative Agent, or (C) in a warehouse or with a bailee, provided that the Administrative Agent has received an executed bailee letter from the applicable Person in form and substance satisfactory to the Administrative Agent.

(b)           Each Grantor will further furnish to the Administrative Agent at such times as the Administrative Agent may reasonably request the location and aggregate value at each such location of all such Grantor’s Inventory and a statement showing opening Inventory, Inventory acquired, Inventory sold and held for future delivery, Inventory returned or repossessed, Inventory used or consumed in such Grantor’s business and closing Inventory, such statement to be certified by such Grantor’s chief financial officer. The Administrative Agent shall have the right at any time and from time to time to verify the existence and state of the Collateral in any manner as the Administrative Agent may consider appropriate, and each Grantor agrees to furnish all assistance and information and to perform all such acts as the Administrative Agent may reasonably request in connection therewith and for such purpose to grant to the Administrative Agent or its agents reasonable access to all places where the Collateral may be located and to all premises occupied by such Grantor’s business.

Section 2.5                                Jurisdiction of Organization. Schedule 2.5 correctly identifies each Grantor’s exact legal name as of the date hereof as it appears in official filings in the state of its incorporation or other organization, the type of entity of each Grantor (including corporation, partnership, limited partnership, or limited liability company), the organizational identification number issued by each Grantor’s state of incorporation or organization or a statement that no such number has been issued, and the jurisdiction in which each Grantor is incorporated or organized. Each Grantor is a registered organization and has only one state of incorporation or organization.

Section 2.6                                Title to, Liens on, and Sale and Use of, Collateral. Each Grantor represents and warrants to the Administrative Agent and agrees with the Administrative Agent that: (a) such Grantor is the legal and equitable owner and holder of or has sufficient rights in and the power to transfer all of the Collateral free and clear of any adverse claim and free of all Liens whatsoever, except for Permitted Encumbrances; (b) the Administrative Agent’s Liens in the Collateral is not now, and will not at any time be, subject to any prior Lien except for Permitted Encumbrances and each Grantor shall, at its expense, take such action (including the obtaining and recording of waivers) as may be necessary to prevent any third party from acquiring any right to or interest in the Collateral other than Permitted Encumbrances, and if at any time any Person shall claim any such right or interest, such Grantor shall, at its expense, cause such claim to be waived in writing or otherwise eliminated to the Administrative Agent’s satisfaction within thirty (30) days after such claim shall have first become known to such Grantor; (c) such Grantor will use, store, and maintain the Collateral in its possession or control at all time and with all reasonable care and will use such Collateral for lawful purposes only; (d) such Grantor will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon; (e) such Grantor will permit the Administrative Agent, or its designee, to inspect the Collateral at any reasonable time, wherever located; (f) such Grantor will pay promptly when due all taxes, fees, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of such Collateral or incurred in connection with this Agreement; (g) such Grantor will operate its business in compliance with all applicable federal and state laws, including, without limitation, provisions of the federal Fair Labor Standards Act, as amended; (h) such Grantor will not sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral or any interest therein unless such Grantor has obtained the prior written consent of the Administrative Agent (which may be granted or denied in the discretion of the Administrative Agent), prior to the sale or other disposition or creation of any direct or indirect actual or constructive lien, security interest, or other security device, of, in, on or with respect to, of all or any part of the Collateral except for sales of inventory in the ordinary course of business; and (i) such Grantor will warrant and defend its good and marketable title to the Collateral and the perfected first priority security interest of the Administrative Agent on behalf of the Secured Parties in the Collateral against all claims and demands whatsoever.

Section 2.7                                Maintenance of Insurance.  (a) Each Grantor will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with general practices of businesses engaged in similar activities in similar geographic areas. Such insurance shall be in such minimum amounts that such Grantor will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Administrative Agent. In addition, all such insurance shall be payable to the Administrative Agent as loss payee under a standard loss payee clause. Without limiting the foregoing, such Grantor will (i) keep all of its physical property insured with casualty or physical hazard insurance on an “all risks” basis, with broad form flood coverage and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to 100% of the full replacement cost of such property, (ii) maintain all such workers’ compensation or similar insurance as may be required by law, and (iii) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of such Grantor.

(1)           Insurance Proceeds. The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall, subject to the rights, if any, of other parties with an interest having priority in the property covered thereby, (i) so long as no Event of Default has occurred and is continuing, be disbursed to the relevant Grantor for direct application by such Grantor solely to the repair or replacement of such Grantor’s property so damaged or destroyed, and (ii) if an Event of Default has occurred, be held by the Administrative Agent as cash collateral for the Secured Obligations or be applied by the Administrative Agent to the Secured Obligations.

(a)           Continuation of Insurance. All policies of insurance shall provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any cancellation or material change in coverage. In the event of failure by the relevant Grantor to provide and maintain insurance as herein provided, the Administrative Agent may, at its option, provide such insurance and charge the amount thereof to the relevant Grantor, which amount shall be part of the Secured Obligations. Each Grantor shall furnish the Administrative Agent with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

Section 2.8                                Appraisals. Whenever an Event of Default exists, each Grantor shall, at its expense and upon the Administrative Agent’s request, provide the Administrative Agent with appraisals or updates thereof of any or all of the Collateral consisting of Equipment from a credentialed appraiser acceptable to the Administrative Agent, and prepared on a basis and in form, satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulation and by the internal policies of the Administrative Agent.

Section 2.9                                Access and Examination. The Administrative Agent shall (upon reasonable prior notice unless an Event of Default has occurred, in which case no prior notice shall be required) have access to, examine, audit, make extracts from or copies of, and inspect any or all of each Grantor’s records, files, and books of account and the Collateral, and discuss the affairs of any Grantor with such Grantor’s officers and management and the officers and management of any other Grantor. Each Grantor will deliver to the Administrative Agent any instrument necessary for the Administrative Agent to obtain records from any service bureau maintaining records for such Grantor. The Administrative Agent may at any time when an Event of Default exists and at such Grantor’s expense make copies of all of any Grantor’s books and records, or require such Grantor to deliver such copies to the Administrative Agent. The Administrative Agent may, without expense to the Administrative Agent, use such of the Grantors’ respective personnel, supplies, facilities and equipment as may be reasonably necessary for maintaining or enforcing the Administrative Agent’s Liens. The Administrative Agent shall have the right, at any time, in the Administrative Agent’s name or in the name of a nominee of the Administrative Agent, to verify the validity, amount, or any other matter relating to the Accounts, Inventory, or other Collateral, by mail, telephone, or otherwise.

Section 2.10                                Accounts.

(a)           Each Grantor hereby represents and warrants to the Administrative Agent, with respect to such Grantor’s Accounts, that each existing Account represents, and each future Account will represent, a bona fide sale or lease and delivery of goods by such Grantor, or rendition of services by such Grantor, in the ordinary course of such Grantor’s business.

(b)           None of the Account Debtors or other persons obligated on any of the Accounts is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral.

(c)           Each of Grantor’s accounts receivable: (A) subject to any reserve reflected on Lufkin’s balance sheet, is on the date hereof and will be at all times during the term of this Agreement a good and valid account receivable representing an undisputed bona fide right to payment from the Account Debtor with respect thereto for merchandise held subject to delivery or theretofore shipped or delivered pursuant to a contract of sale, for services theretofore performed by such Grantor, for property sold, leased, licensed, assigned or otherwise disposed of or arising out of the use of a credit or charge card or information contained on or for use with the card; (B) will not be subject to any defense, offset, counterclaim, holdback, discount or allowance, except as stated in a statement delivered to the Administrative Agent pursuant to this subsection (c) or as would not reasonably be likely to result in a Material Adverse Effect; (C) will not have been made with an Account Debtor under an agreement pursuant to which any material reduction or discount may be claimed except as indicated in a statement or invoice furnished to the Administrative Agent with reference thereto; and (D) will be an account receivable of which such Grantor is the lawful owner and has the right to subject the same to the Administrative Agent’s Lien and no action has been or will be taken by such Grantor which has or will have the effect of giving to an Account Debtor any defense, setoff, claim or counterclaim against any Grantor that may be asserted against the Administrative Agent, whether in any proceeding to enforce the Collateral or otherwise. Any variance from the representations set forth in this subsection (c) with respect to any account receivable will be noted on any report or statement of account receivables delivered to the Administrative Agent or will be otherwise be reported in writing to the Administrative Agent promptly upon such Grantor’s becoming aware of such variance. No account receivable will have been or hereafter will be sold, assigned or transferred to any person or entity other than the Administrative Agent or in any way encumbered except to the Administrative Agent.

(d)           Each Grantor will perform all of the terms, covenants and conditions on such Grantor’s part to be observed or performed under the contracts giving rise to such Grantor’s accounts receivable and other Accounts and take all steps necessary to keep such licenses and contracts in full force and effect, except to the extent that failure to do so is not reasonably likely to result in a Material Adverse Effect. Without the Administrative Agent’s prior consent, no Grantor will compromise, adjust, amend, modify or alter any of the terms, covenants or conditions of any of such Grantor’s accounts receivable or other Accounts (or extend the time for payment thereof) or grant any additional discounts, allowances or credits thereon, except to the extent that doing so is not reasonably likely to result in a Material Adverse Effect.

(e)           Each Grantor will promptly notify the Administrative Agent if any account receivable becomes evidenced by an instrument, and, upon the Administrative Agent’s request, promptly deliver said instrument to the Administrative Agent, appropriately endorsed in the Administrative Agent’s favor to be held as Collateral hereunder.

(f)           Each Grantor will furnish to the Administrative Agent at such times as the Administrative Agent may reasonably request statements, in form and substance satisfactory to the Administrative Agent, of all of such Grantor’s accounts receivable, itemized by Account Debtor and, promptly from time to time, such other information as the Administrative Agent may reasonably request regarding the Collateral and such Grantor’s operations, business, affairs and financial condition, each such statement to be certified by such Grantor’s chief financial officer.

Section 2.11                                Collections on Accounts.

(a)           The Administrative Agent or its designee may, at any time during the existence of an Event of Default, notify Account Debtors that the Accounts have been assigned to the Administrative Agent and of the Administrative Agent’s Lien therein, and may collect them directly.
(b)           At any time during the existence of an Event of Default, each Grantor, at the Administrative Agent’s request, shall execute and deliver to the Administrative Agent such documents as the Administrative Agent shall require to grant the Administrative Agent access to any post office box of such Grantor in which collections of any Accounts of such Grantor or any other Grantor are received.

Section 2.12                                Inventory; Perpetual Inventory.

Each Grantor represents and warrants and agrees that all of the Inventory now owned or hereafter acquired by such Grantor is and will be held for sale or lease, or is to be furnished in connection with the rendition of services, in the ordinary course of such Grantor’s business, and is and will be fit for such purposes. Each Grantor will keep its Inventory in good and marketable condition, except for damaged or defective goods arising in the ordinary course of such Grantor’s business. No Grantor will, without the prior written consent of the Administrative Agent, acquire or accept any Inventory on consignment or approval. Each Grantor agrees that it has operated and will operate its business and operations in compliance with, and all Inventory produced by such Grantor in the United States has been, and will be, produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and orders thereunder. Each Grantor will maintain a perpetual inventory reporting system at all times. No Grantor will, without the Administrative Agent’s written consent, sell any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis.

Section 2.13                                Equipment.

(a)           Each Grantor represents and warrants and agrees that all of the Equipment now owned or hereafter acquired by such Grantor is and will be used or held for use in such Grantor’s business and is and will be fit for such purposes. Each Grantor shall keep and maintain its Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof.

(b)           Each Grantor shall promptly inform the Administrative Agent of any material additions to or deletions from its Equipment and of any material damage to or destruction of its Equipment. No Grantor shall permit any of its Equipment to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Administrative Agent does not have a first priority Lien. No Grantor will, without the Administrative Agent’s prior written consent, alter or remove any identifying symbol or number on any of such Grantor’s Equipment constituting Collateral.

Section 2.14                                Documents, Instruments, and Chattel Paper. Each Grantor represents and warrants to the Administrative Agent that (a) all Documents, Instruments, Letter-of-Credit Rights, and Chattel Paper describing, evidencing, or constituting Collateral, and all signatures and endorsements thereon, are and will be complete, valid, and genuine, and (b) all goods evidenced by such Documents, Instruments, Letter-of-Credit Rights, and Chattel Paper are and will be owned by Grantors, free and clear of all Liens other than Permitted Encumbrances.

Section 2.15                                Right to Cure. The Administrative Agent may, in its discretion, pay any amount or do any act required of any Grantor hereunder or under any other Transaction Document in order to preserve, protect, maintain, or enforce the Secured Obligations or the Collateral and the Administrative Agent’s Liens therein, and which any Grantor fails to pay or do, including payment of any judgment against any Grantor, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or bailee’s claim, and any other Lien upon or with respect to the Collateral. All payments that the Administrative Agent makes under this Section 2.15 and all reasonable out-of-pocket costs and expenses that the Administrative Agent pays or incurs in connection with any action taken by it hereunder shall be payable by the Grantors on demand, shall bear interest at the Default Rate from date expended until paid, and shall be part of the Secured Obligations.

Section 2.16                                Power of Attorney. Each Grantor hereby appoints the Administrative Agent and the Administrative Agent’s designee as such Grantor’s attorney with power: (a) to endorse the Grantor’s name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into Administrative Agent’s possession; (b) to sign the Grantor’s name on any invoice, bill of lading, warehouse receipt, or other negotiable or non-negotiable Document constituting Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements and other public records and to file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedure; (c) so long as any Event of Default exists, to notify the post office authorities to change the address for delivery of such Grantor’s mail to an address designated by the Administrative Agent and to receive, open, and dispose of all mail addressed to such Grantor; (d) to send requests for verification of Accounts to customers or Account Debtors; (e) to complete, in such Grantor’s name or the Administrative Agent’s name, any order, sale, or transaction, obtain the necessary Documents in connection therewith, and collect the proceeds thereof; (f) to clear Inventory through customs in such Grantor’s name, the Administrative Agent’s name, or the name of the Administrative Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Grantor’s name for such purpose; (g) to the extent, if any, that such Grantor’s authorization given in Section 2.3(l) is not sufficient, and without otherwise limiting same, to file such financing statements with respect to this Agreement, with or without such Grantor’s signature, or to file a photocopy of this Agreement in substitution for a financing statement, as the Administrative Agent may deem appropriate and to execute in such Grantor’s name such amendments to financing statements which may require such Grantor’s signature; and (h) to do all things necessary to carry out this Agreement. Each Grantor ratifies and approves all acts of such attorney. Neither the Administrative Agent nor any of its attorneys will be liable for any acts or omissions or for any error of judgment or mistake of fact or law except for their gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until the Secured Obligations have been fully and irrevocably paid, performed and satisfied.

Section 2.17                                The Administrative Agent’s Rights, Duties, and Liabilities.

(a)           Each Grantor assumes all responsibility and liability arising from or relating to the use, sale, license, or other disposition of the Collateral. The Secured Obligations shall not be affected by any failure of the Administrative Agent to take any steps to perfect the Administrative Agent’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Grantor from any of the Secured Obligations. The Administrative Agent shall not be obligated to do any of the acts authorized in this Agreement, but if the Administrative Agent elects to do any such act, the Administrative Agent will not be responsible to any Grantor except for the Administrative Agent’s own gross negligence or willful misconduct. During the existence of any Event of Default, the Administrative Agent may (but shall not be required to), without notice to or consent from any Grantor, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of any Grantor for the Secured Obligations.

(b)           It is expressly agreed by each Grantor that, anything herein to the contrary notwithstanding, such Grantor shall remain liable under each of its contracts and each of its licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Administrative Agent does not, by (i) reason of or arising out of this Agreement, (ii) any assignment, (iii) the granting herein of a Lien thereon, or (iv) the receipt by the Administrative Agent of any payment relating to any contract, license or agreement pursuant hereto or otherwise, assume any of such Grantor’s obligations under any Collateral or any license, contract or agreement relating to any Collateral and the Administrative Agent shall have no responsibility, obligation or liability under any contract, license or agreement relating to any Collateral. The Administrative Agent shall not be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(c)           The Administrative Agent may at any time during the existence of an Event of Default, without prior notice to any Grantor, notify Account Debtors and other Persons obligated on the Collateral that the Administrative Agent has a security interest therein and that payments shall be made directly to the Administrative Agent on behalf of the Secured Parties. Upon the request of the Administrative Agent, any Grantor shall so notify Account Debtors and other Persons obligated on Collateral. Once any such notice has been given to any Account Debtor or other Person obligated on the Collateral, no Grantor shall give any contrary instructions to such Account Debtor or other Person without the Administrative Agent’s prior written consent.

(d)           The Administrative Agent may at any time, in the Administrative Agent’s own name or in the name of any Grantor, communicate with the Grantors’ Account Debtors, parties to Contracts, and obligors in respect of Instruments to verify with such Persons, to the Administrative Agent’s satisfaction, the existence, amount, and terms of Accounts, payment intangibles, Instruments, or Chattel Paper.

Section 2.18                                Patent, Trademark, and Copyright Collateral.

(a)           No Grantor has any interest in, or title to, any patents, patent applications, trademark and service mark registrations and applications, and copyright registrations and applications except as set forth in Schedule 2.18 hereto. This Agreement is effective to create a valid and continuing Lien on, and, upon filing of a copyright security agreement with the United States Copyright Office and filing of a patent security agreement and Trademark Security Agreement with the United States Patent and Trademark Office and filing of appropriate financing statements pursuant to the UCC, perfected Liens in favor of the Administrative Agent in, all right, title and interest in any of the Proprietary Rights now or hereafter held by any Grantor to the extent registered under the Requirements of Law, and such perfected Liens are enforceable as such as against any and all creditors of and purchasers from any Grantor. Upon filing of all such copyright security agreements, patent security agreements, and trademark security agreements and the filing of appropriate financing statements pursuant to the UCC, all action necessary or desirable to protect and perfect the Administrative Agent’s Lien on each Grantor’s Proprietary Rights under the Requirements of Law shall have been duly taken.

(b)           Each Grantor shall notify the Administrative Agent immediately if it knows or has notice that any application or registration relating to any Proprietary Rights (now or hereafter existing) may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office, or any court) regarding such Grantor’s ownership of any Proprietary Rights, its right to register the same, or to keep and maintain the same, if such abandonment, determination, or development could reasonably be expected to have a Material Adverse Effect.

(c)           From time to time as reasonably requested by the Administrative Agent, each Grantor shall give the Administrative Agent written notice of all applications for registration by such Grantor, either directly or through any employee, licensee, or designee, of any Proprietary Rights with the United States Patent and Trademark Office, the United States Copyright Office, or any similar office or agency and, upon request of the Administrative Agent, each Grantor shall execute and deliver any and all copyright security agreements, patent security agreements or trademark security agreements as the Administrative Agent may reasonably request to evidence the Administrative Agent’s Lien on such Proprietary Rights and the General Intangibles of such Grantor relating thereto or represented thereby.

(d)           Each Grantor shall take all reasonable actions necessary or requested by the Administrative Agent to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the Proprietary Rights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings, unless such Grantor shall determine that such Proprietary Rights are not material to the conduct of its business.

(e)           In the event that any Proprietary Rights of a Grantor are infringed upon, or misappropriated or diluted by a third party, such Grantor shall, unless it shall reasonably determine that such Proprietary Rights are not material to the conduct of its business or operations, promptly sue for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and take such other actions as are reasonable and appropriate under the circumstances to protect such Proprietary Rights.

Section 2.19                                Indemnification. In any suit, proceeding, or action brought by the Administrative Agent relating to any Collateral for any sum owing with respect thereto or to enforce any rights or claims with respect thereto, Grantors, jointly and severally, will defend the Administrative Agent, the Issuing Bank and each other Secured Party against, and save, indemnify, and keep the Administrative Agent, the Issuing Bank and each other Secured Party (each, an “Indemnitee”) harmless from and against any and all losses, claims, damages, liabilities, costs and related expenses (including costs of investigation and defense, legal fees and amounts paid in settlement) and the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee, INCLUDING LOSSES, LIABILITIES, OBLIGATIONS, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS ARISING FROM THE SOLE, CONCURRENT, ORDINARY OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED, and any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, illegal acts or willful misconduct of such Indemnitee. Any amount to be paid under this Section by the Grantors to any Indemnitee shall be a demand obligation owing by the Grantors to the Indemnitee and shall bear interest from the date of expenditure until paid at the Default Rate. The obligations of the Grantors under this Section 2.19 shall survive the termination of this Agreement.

Section 2.20                                Limitation on Liens on Collateral. No Grantor will create, permit, or suffer to exist, and each Grantor will defend the Collateral against, and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Encumbrances, and each Grantor will defend the right, title, and interest of the Administrative Agent in and to any of such Grantor’s rights under the Collateral against the claims and demands of all Persons whomsoever.

Section 2.21                                Notice Regarding Collateral. Each Grantor will, promptly upon learning thereof, report to the Administrative Agent, in reasonable detail: (a) of any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral; (b) any material adverse change in the information contained herein relating to such Grantor, its business or the Collateral; (c) the details of any material adverse claim or litigation affecting such Grantor or the Collateral; (d) any material loss of or damage to the Collateral; and (e) any reclamation, return or repossession of any material portion of the Collateral, all material delays in performance, notices of default, claims made or disputes asserted by any Account Debtor or other obligor and any other matters materially, adversely affecting the value, enforceability or collectability of any of the Collateral; and (f) any use by any person or entity of any term or design likely to cause confusion with any trademark referred to in Section 2.18 and any use by any person or entity of any other process or product that infringes upon any such trademark.
Section 2.22                                Remedies: Rights upon Default.

(a)           In addition to all other rights and remedies granted to it under this Agreement and under any other instrument or agreement securing, evidencing, or relating to any of the Obligations or the Secured Obligations, if any Event of Default shall exist, the Administrative Agent may exercise all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, each Grantor expressly agrees that in any such event the Administrative Agent, without demand of performance or other demand, advertisement, or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon any Grantor or any other Person (all and each of which demands, advertisements, and notices are hereby expressly WAIVED to the maximum extent permitted by the UCC and other applicable law), may forthwith enter upon the premises of any Grantor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving such Grantor or any other Person notice and opportunity for a hearing on the Administrative Agent’s claim or action and may collect, receive, assemble, process, appropriate, and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as the Administrative Agent may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent, the whole or any part of said Collateral so sold, free of any right or equity of redemption, to the extent permitted by law, which equity of redemption each Grantor hereby releases. Such sales may be adjourned and continued from time to time with or without notice. The Administrative Agent shall have the right to conduct such sales on any Grantor’s premises or elsewhere and shall have the right to use each Grantor’s premises without charge for such time or times as the Administrative Agent deems necessary or advisable.

(b)           Upon any sale of any of the Collateral, whether made under the power of sale given by this Agreement or under judgment, order or decree in any judicial proceeding for foreclosure or involving the enforcement of this Agreement: (i) the Administrative Agent may bid for the property being sold and, upon compliance with the terms of sale, may hold, retain and possess and dispose of such property in its own absolute right without further accountability and may, in paying the purchase price for such property, deliver any notes evidencing the Obligations or claims for interest thereon in lieu of cash in payment of the amount equal to the unpaid amount of such notes or claims; (ii) the Administrative Agent may make and deliver to the purchaser or purchasers a good and sufficient deed, bill of sale and instrument of assignment and transfer of the property sold; (iii) the Administrative Agent is irrevocably appointed each Grantor’s true and lawful attorney-in-fact in such Grantor’s name and stead to make all necessary deeds, bills of sale and instruments of assignment and transfer of the property thus sold and for such other purposes as are necessary or desirable to effectuate the provisions of this Agreement, and for that purpose the Administrative Agent may execute and deliver all necessary deeds, bills of sale and instruments of assignment and transfer, and may substitute one or more persons or entities with like power, and each Grantor ratifies and confirms all that such Grantor’s said attorney, or such substitute or substitutes, shall lawfully do by virtue of this appointment, but if so requested by the Administrative Agent or by any purchaser, such Grantor will ratify and confirm any such sale or transfer by executing and delivering to the Administrative Agent or to such purchaser all deeds, bills of sale, instruments of assignment and transfer and releases as may be designated in any such request; (iv) all of any Grantor’s right, title, interest, claim and demand whatsoever, either at law or in equity or otherwise, in and to the property so sold shall be divested, such sale shall be a perpetual bar both at law and in equity against such Grantor, its successors and assigns and against any and all persons or entities claiming or who may claim the property sold or any part thereof from, through or under such Grantor or its successors or assigns; (v) each Grantor will terminate and cease forthwith all use of the property so sold; (vi) the Administrative Agent’s receipt or a receipt of the officer making such sale shall be a sufficient discharge to the purchaser or purchasers at such sale for the purchase money, and such purchaser or purchasers, and such purchaser’s or purchasers’ assigns or personal representatives, shall not, after paying such purchase money and receiving such receipt, be obligated to see to the application of such purchase money or be in any way answerable for any loss, misapplication or non-application thereof; and (vii) to the extent that each Grantor may lawfully do so, such Grantor agrees that it will not at any time insist upon or plead, or in any manner whatsoever claim or take the benefit or advantage of, any appraisement, valuation, stay, extension or redemption law or any law permitting such Grantor to direct the order in which the Collateral or any part thereof shall be sold, now or at any time hereafter in force, that may delay, prevent or otherwise affect the performance or enforcement of this Agreement or the Obligations, and each Grantor expressly WAIVES all benefit or advantage of any such law and agrees that such Grantor will not hinder, delay or impede the execution of any power granted or delegated to the Administrative Agent in this Agreement, but will suffer and permit the execution of every such power as though no such law were in force.

(c)           Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at a place or places designated by the Administrative Agent which are reasonably convenient to the Administrative Agent and such Grantor, whether at such Grantor’s premises or elsewhere, without cost to the Administrative Agent. Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent shall have no obligation to any Grantor to maintain or preserve the rights of such Grantor as against third parties with respect to Collateral while Collateral is in the possession of the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization, or sale to the Secured Obligations as provided in Section 2.26 hereof, and only after so paying over such net proceeds, and after the payment by the Administrative Agent of any other amount required by any provision of law, need the Administrative Agent account for the surplus, if any, to any Grantor. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent arising out of the repossession, retention, or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of the Administrative Agent as finally determined by a court of competent jurisdiction. Each Grantor agrees that ten (10) days’ prior notice by the Administrative Agent of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters, except that, if the Administrative Agent determines in its sole discretion that any of the Collateral is perishable or threatens to decline speedily in value, any such sale may be made on three days’ written notice to such Grantor. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees or other expenses incurred by the Administrative Agent to collect such deficiency.

(d)           Except as otherwise specifically provided herein, each Grantor hereby waives notice of acceptance of this Agreement, notice of nonpayment of any of each Grantor’s Accounts, presentment, demand, protest, and notice thereof with respect to any and all instruments, notice of Collateral received or delivered or any other action taken in reliance of this Agreement and all other demands and notices of any description (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

(e)           To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent (i) to fail to incur expenses reasonably deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession, or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection, or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants, and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 2.22(e) is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would not be commercially unreasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 2.22(e). Without limitation upon the foregoing, nothing contained in this Section 2.22(e) shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by Requirements of Law in the absence of this Section 2.22(e).

(f)           After an Event of Default, no Grantor will request or receive any monies constituting income from or interest on the Collateral, and if any Grantor receives any such monies without any request by such Grantor, such Grantor will pay such monies promptly to the Administrative Agent and such payment shall be applied by the Administrative Agent to satisfy the Obligations.

(g)           Each Grantor further acknowledges that any payments on, or other proceeds of, the Collateral received by it from Account Debtors after notification to Account Debtors of the security interest granted by this Agreement and after an Event of Default shall exist, shall be received and held by such Grantor in trust for the Administrative Agent and shall be turned over to the Administrative Agent upon its request to be subject to the provisions of this Agreement.

Section 2.23                                Grant of License to Use Proprietary Rights. For the purpose of enabling the Administrative Agent to exercise rights and remedies under Section 2.22 or under any other Transaction Document or applicable requirements of law, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell, or otherwise dispose of Collateral) at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby GRANTS to the Administrative Agent, for the benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license, or sublicense any Proprietary Rights now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

Section 2.24                                Limitation on the Administrative Agent’s Duty in Respect of Collateral. The Administrative Agent shall use reasonable care with respect to the Collateral in its possession or under its control. The Administrative Agent shall not have any other duty as to any Collateral in its possession or control or in the possession or control of any Administrative Agent or nominee of the Administrative Agent, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

Section 2.25                                Acknowledgment of Pledge. With respect to any Investment Property issued by a Grantor which at any time is owned by a Grantor and constitutes an uncertificated security as defined by the UCC, such issuing Grantor will comply with instructions originated by the Administrative Agent without further consent by the registered owner thereof. All shares of Equity Interests issued by a Grantor at any time owned by a Grantor, and all options, warrants and similar rights, and all non-cash dividends and other non-cash distributions in respect thereof at any time registered in the name of, or otherwise deliverable to, such owning Grantor, shall be delivered directly to Administrative Agent, for the account of such owning Grantor, at the Administrative Agent’s address specified in Section 3.3 hereof. If any securities, whether certificated or uncertificated, or other Investment Property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a securities intermediary or commodity intermediary, such Grantor shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (i) upon the occurrence and continuance of an Event of Default, cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from the Administrative Agent to such securities intermediary as to such securities or other Investment Property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Administrative Agent to such commodity intermediary, in each case without such Grantor or its nominee’s further consent, or (ii) upon the occurrence and continuance of an Event of Default, in the case of Investment Property held through a securities intermediary, arrange for the Administrative Agent to become the entitlement holder with respect to such Investment Property, with such Grantor being permitted, only with the Administrative Agent’s consent, to exercise rights to withdraw or otherwise deal with such Investment Property. The provisions of this section shall not apply to any financial assets credited to a securities account for which the Administrative Agent is the securities intermediary.

Section 2.26                                Application of Proceeds.

(a)           All monies collected by the Administrative Agent upon any sale or other disposition of the Collateral, together with all other monies received by the Administrative Agent hereunder, shall be applied as provided in Section 7.03 of the Credit Agreement.
(b)           It is understood and agreed that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral hereunder and the aggregate amount of the Secured Obligations.

(c)           Nothing herein contained shall be construed to constitute the Administrative Agent as any Grantor’s agent for any purpose whatsoever except for the limited purposes of receiving proceeds of Accounts as provided in this Agreement and forwarding to such Grantor the original or copies of papers or documents received with such proceeds, and the Administrative Agent shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever it may be located and regardless of the cause thereof.

Section 2.27                                Unconditional Grant of Security Interest.

(a)           Each Grantor agrees that this Agreement shall be binding upon such Grantor and that such Grantor’s grant of the security interest in the Collateral shall be irrevocable and unconditional, irrespective of the validity, legality or enforceability of the Obligations, the absence of any action to enforce the same, any waiver or consent by the Administrative Agent with respect to any provisions thereof, the recovery of any judgment against any Grantor or any action to enforce the same or any other similar circumstances. Each Grantor’s obligations hereunder shall not be conditioned or contingent upon the Administrative Agent’s pursuit at any time of any right or remedy against any other personor entity that may be or become liable in respect of all or any part of the Obligations or against any collateral security or guaranty therefor or right of offset with respect thereto. Each Grantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of such Grantor’s merger or bankruptcy, protest or notice with respect to any notes evidencing the Obligations and all demands whatsoever, and each Grantor agrees that this Agreement will remain in full force and effect so long as any Obligation (other than any contingent indemnity or similar obligation) remains unpaid or unperformed.

(b)           For such time as any Obligations are outstanding (other than contingent indemnity or similar obligations), subject to licensing rights existing on the date hereof and licenses to which the Administrative Agent give its consent, for the sole purpose of enabling the Administrative Agent to exercise rights and remedies under Section 2.22, only, upon the occurrence and continuance of an Event of Default, the Administrative Agent, without regard to this clause (b), shall be lawfully entitled to exercise such rights and remedies and for no other purpose, each Grantor hereby grants to the Administrative Agent an irrevocable, exclusive license, exercisable at the time of and in accordance with the exercise of such rights and remedies and without present or future payment of royalty or other compensation to such Grantor, to use, assign, license or sublicense any of the trademarks now owned or hereafter acquired by such Grantor and wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

ARTICLE 3 - MISCELLANEOUS

Section 3.1                                Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations or the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations or the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, with respect to the Obligations or the Secured Obligations is rescinded, reduced, restored, or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored, or returned.

Section 3.2                                Additional Representations, Covenants and Warranties.

(a)           Each Grantor will conduct and carry on such Grantor’s business so as to protect and preserve the Collateral and maintain, in accordance with generally accepted accounting principles, consistently applied, accurate books and records pertaining to the Collateral and, if so requested by the Administrative Agent, such Grantor will mark each of its ledger cards, books of account and other records relating to the Collateral with appropriate notations, satisfactory to the Administrative Agent, disclosing that such Collateral has been assigned and/or transferred to the Administrative Agent and that such Grantor has granted to the Administrative Agent a security interest therein.

(b)           Each Grantor will deliver, or cause to be delivered, to the Administrative Agent from time to time promptly upon the Administrative Agent’s request: (i) any documents of title, Instruments and Chattel Paper (the Administrative Agent has been granted a direct security interest in all of such Grantor’s Chattel Paper and the Administrative Agent’s claim thereon is not merely as proceeds of Inventory) constituting, representing or relating to the Collateral; (ii) all financial statements prepared by or for each Grantor regarding such Grantor’s business; (iii) copies of all policies and certificates of insurance relating to the Collateral; and (iv) such information concerning the Collateral and each Grantor’s business and affairs as the Administrative Agent may reasonably request. Additionally, all books of account, records, ledgers, reports, correspondence, schedules, Documents, statements, lists and other writings relating to the Collateral for the purpose of inspecting, auditing or copying the same shall be made available to the Administrative Agent upon the Administrative Agent’s visit to such Grantor’s office during normal business hours.

(c)           Each Grantor will take adequate care of the Collateral and pay all costs necessary to preserve the Collateral, including (but not limited to) all taxes, rates, levies, assessments and other charges of every nature that may be lawfully levied, assessed or imposed against or in respect of such Grantor or the Collateral as and when they become due and payable.

(d)           Each Grantor represents and warrants to the Administrative Agent on behalf of the Secured Parties that as of the Effective Date (i) such Grantor does not maintain, hold or store any Collateral with a bailee and (ii) all leased locations where the Grantors or any combination of Grantors maintains, holds or stores any Collateral valued at $500,000 or more  are listed on Schedule 3.2.

(e)           Each Grantor represents and warrants to the Administrative Agent on behalf of the Secured Parties that (i) no material part of the assets of such Grantor consists of any of the following or rights to any of the following:  equipment, other than Excluded Assets, for which a certificate of title has been or should have been issued; receivables from the United States government or any state or local governmental authority or any agency or instrumentality of the United States government or any instrumentality or agency thereof; chattel paper; or securities; and (ii) other than described on Schedule 1.1, such Grantor holds no instruments (including promissory notes and inter-company notes) and has no commodity accounts.

Section 3.3                                Notices. Except as otherwise provided herein, all notices, demands, and communications that any party is required or elects to give to any other shall be in writing and shall, when personally delivered, delivered by courier, mailed or transmitted by telecopy, become effective (i) if personally delivered or delivered by courier, when received; (ii) if by mail, three (3) Business Days after such notice or other communication was deposited in the mail by certified mail, return receipt requested (with postage prepaid and addressed as aforesaid), or (iii) when sent by telecopy, when transmitted to the correct telecopier, with confirmation received, in each case addressed to the party to be notified as follows:

If to the Administrative Agent:

JPMorgan Chase Bank, N.A.
707 Travis Street, 7th Floor North
Houston, Texas 77002
Attn: Ms. Sallye Cielencki
Telephone: 713.216.1485
Telecopy: 713.216.3024

With a copy to:

JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1 Chase Tower, 10 S. Dearborn, 7th Floor
Chicago, Illinois 60603
Attn: Duyanna Goodlet
Telephone: 312.385.7106
Telecopy No. 888.303.9732

If to the Grantors or any of them:

Lufkin Industries, Inc.
601 S. Raguet
Lufkin, Texas 75901
Attn: Mr. Chris Boone
Telephone: 936.631.2749
Telecopy: 936.637.5565

With a copy to:

Andrews Kurth LLP
600 Travis Street
Suite 4200
Houston, Texas 77002
Attn: Mr. Tom Perich
Telephone: 713.220.4268
Telecopy: 713.220.4285

or to such other address as each party may designate for itself by like notice.

Section 3.4                                Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 3.5                                No Waiver: Cumulative Remedies. The Administrative Agent shall not by any act, delay, omission, or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Administrative Agent and then only to the extent therein set forth. A waiver by the Administrative Agent of any right or remedy hereunder on anyone occasion shall not be construed as a bar to any right or remedy which the Administrative Agent would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of the Administrative Agent, any right, power, or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Agreement may be waived, altered, modified, or amended except by an instrument in writing, duly executed by the Administrative Agent and the Grantors.

Section 3.6                                Grantors’ Obligations Absolute, Etc. The obligations of each Grantor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any increase in the commitments of the Lenders or the outstanding amount of Obligations under the Credit Agreement or the other Transaction Documents, (b)the lack of validity and enforceability of the Credit Agreement, any of the other Transaction Documents or any other credit facility from the Administrative Agent to any Loan Party; (c) any change in the time, manner or place of payment of, or in any other term of, any of the Obligations or the Secured Obligations or any other amendment or waiver or any consent to any departure from the Credit Agreement, any of the other Transaction Documents or any other credit facility between the Administrative Agent and any other Loan Party; (d) any exchange, release or nonperfection of any of the Collateral or any other collateral securing any of the Obligations or the Secured Obligations, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations; or (e) any other circumstance which might otherwise constitute a defense available to, or discharge of, any Grantor or any other Person that is a party to any Transaction Document or any other credit facility from the Administrative Agent to any Loan Party in respect of the Obligations or the Secured Obligations.

Section 3.7                                Limitation by Law. All rights, remedies, and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered, or filed under the provisions of any applicable law. Notwithstanding the general nature of the foregoing, to the extent the terms of any license, permit or other written agreement constituting or evidencing Collateral prohibits the transfer of such item of Collateral or rights thereunder, each Grantor only grants a security interest therein to the extent permitted by applicable law.
Section 3.8                                Termination of this Agreement. Subject to Section 3.1, this Agreement shall terminate following termination of the Credit Agreement and the payment in full of all Obligations (other than indemnification obligations as to which no claim has been asserted).

Section 3.9                                Relation to Other Security Documents. The provisions of this Agreement supplement the provisions of any and all other Security Documents granted to the Administrative Agent which secure the payment or performance of any of the Obligations. Nothing contained in any such Security Document shall derogate from any of the rights or remedies of the Administrative Agent under the Credit Agreement, this Agreement or any other Security Document.

Section 3.10                                Successors and Assigns. This Agreement and all obligations of each Grantor hereunder shall be binding upon the successors and permitted assigns of each Grantor (including any debtor-in-possession on behalf of any Grantor) and shall inure to the benefit of the Administrative Agent and the other Secured Parties, all future holders of any instrument evidencing any of the Secured Obligations, and their respective successors and assigns. No assignments, transfers, or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the Lien granted to the Administrative Agent. No Grantor may assign, sell, hypothecate, or otherwise transfer any interest in or obligation under this Agreement.

Section 3.11                                Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

                               Governing Law. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 3.13                                Jurisdiction. Each Grantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent or any Secured Party, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against the Grantors or their properties in the courts of any other jurisdiction to realize on the collateral or any other security for the Obligations or the Secured Obligations, or to enforce a judgment or other court order in favor of the Administrative Agent.

Section 3.14                                Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 3.15                                Other Currencies. If for the purpose of obtaining or enforcing judgment or realizing upon the Collateral in any court it is necessary to convert any amount received or payable in a currency (“Second Currency”) other than the currency in which the Obligations are payable (“Primary Currency”) into Primary Currency, the rate of exchange that shall be applied shall be that at which in accordance with the Administrative Agent’s normal banking procedures the Administrative Agent could purchase Primary Currency with the Second Currency on the Business Day preceding the day on which final judgment is given. If payment of any amount of the Obligations is made to or received by the Administrative Agent in a Second Currency, whether by judicial judgment (and notwithstanding the rate of exchange actually applied in giving such judgment), from the proceeds of the sale or other disposition of Collateral or otherwise, the Obligations shall be discharged only the to the extent of the net amount of Primary Currency that the Administrative Agent is able in accordance with its normal banking procedures lawfully to purchase with such amount of Second Currency. To the extent that the Administrative Agent is not able to purchase with such amount of Second Currency sufficient Primary Currency to discharge the Primary Currency amount of the Obligations, the Obligations shall not be discharged with respect to such difference, and any such undischarged amount will be due as a separate debt and shall not be affected by payment of, or judgment being obtained for, any other sums under or in respect of this Agreement or the Obligations. To the extent that the Administrative Agent is able to purchase Primary Currency in an amount in excess of the amount necessary to discharge the Primary Currency amount of the Obligations, the Administrative Agent shall promptly remit such excess to the applicable Grantor or as a court of competent jurisdiction may direct.

Section 3.16                                Waivers with Respect to Obligations. Each Grantor hereby waives any and all notice of or proof of reliance by the Administrative Agent on this Agreement, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Agreement, and all dealings between the Administrative Agent and such Grantor shall likewise be conclusively presumed to have been had or consummated in reliance on this Agreement.

Section 3.17                                Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 3.18                                No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 3.19                                Fraudulent Transfer Limitation. Anything contained in this Agreement to the contrary notwithstanding, the Secured Obligations of each Grantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Grantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Grantor in respect of intercompany indebtedness to the Borrower or other Affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Grantor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Grantor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Grantor and other Affiliates of the Borrower of obligations and arising under guaranties by such parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTORS:

LUFKIN INDUSTRIES, INC.

Name:   /s/ Christopher L. Boone
Christopher L. Boone,
Chief Financial Officer and Vice President

LUFKIN FINANCE (US) LP

By:            Lufkin Finance II, ULC,
an Alberta unlimited liability corporation,
its sole General Partner

Name:  /s/ Christopher L. Boone
        Christopher L. Boone,
       Vice President

[EACH OTHER MATERIAL DOMESTIC SUBSIDIARY]

By:
Name:
Title:

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Schedule 1.1

Instruments

[to be inserted]

Schedule 2.3a

Deposit Accounts

[to be inserted]

Schedule 2.3b

Securities Accounts

[to be inserted]

Name                                                                           Security Account No.

Schedule 2.4

Location of Collateral

[to be inserted]

Name                                                                                     Location

Schedule 2.5

Jurisdictions of Organization

[to be inserted]

Name                                                                           Jurisdiction of Organization

Schedule 2.18

Patents, Trademarks and Copyrights

[to be inserted]

Schedule 3.2

Leased Locations with Collateral Value
in Excess of $500,000

[to be inserted]

EXHIBIT H

[FORM OF BORROWING REQUEST]
[Letterhead of Lufkin or Lufkin Finance]

______________, 201_

JPMorgan Chase Bank, N.A., as Administrative Agent
707 Travis Street, 7th Floor North
Houston, Texas 77002
Attention: _______________

Re:            Borrowing Request

Ladies and Gentlemen:

LUFKIN INDUSTRIES, INC. (“Lufkin”), LUFKIN FINANCE (US) LP (“Lufkin Finance”), the Lenders party thereto, and JPMorgan Chase Bank, as Issuing Bank and as Administrative Agent, are parties to that certain Second Amended and Restated Credit Agreement dated as of _________________, 2011; as amended, modified, supplemented or restated (the “Credit Agreement”).  Unless otherwise specified herein, any term defined in the Credit Agreement and used in this letter shall have the meaning ascribed to it in the Credit Agreement.

The undersigned hereby irrevocably requests a Borrowing in the amount of $________, which is  an amount equaling or exceeding $250,000 and an integral multiple of $50,000, if such Borrowing is an ABR Borrowing as indicated below, or is an amount equaling or exceeding $5,000,000 and an integral multiple of $1,000,000, if such Borrowing is a Eurodollar Borrowing as indicated below.

The Borrowing is to be made on ____________________, 201_ (the “Funding Date”), which is a Business Day (a) falling at least three Business Days after the date hereof in the case of a Eurodollar Borrowing and (b) on the same Business Day in the case of an ABR Borrowing (unless this Borrowing Request is received by the Administrative Agent after 11:00 a.m., New York City time, in which case, then one Business Day after the date hereof).

Such Borrowing is to be a (check one):

[   ]    ABR Borrowing

[  ]  Eurodollar Borrowing.  If the Borrowing is to be a Eurodollar Borrowing, the applicable Interest Period is to be (check one):

[  ]  one

[  ]  two

[  ]  three

[  ] six

months.  The proceeds of the Borrowing are to be deposited in Account No. ______________ at JPMCB.

The undersigned hereby represents and warrants to Administrative Agent, the Issuing Bank and each of the Lenders as follows:

1.           Since December 31, 2010, there has occurred no Material Adverse Effect.  “Material Adverse Effect” means (a) a material adverse change in or a material adverse effect upon the business, assets, Property, operations or condition (financial or otherwise) of Lufkin and its consolidated Subsidiaries taken as a whole; (b) a material impairment of the ability of either of the Borrowers or any other Loan Party to perform its obligations under any Loan Document to which it is a party or with respect to which it shall have assumed responsibility; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against either Borrower or any other Loan Party of the Credit Agreement or any of the other Loan Documents, or the validity, perfection, priority or enforceability of any Lien granted to the Administrative Agent in respect of the Collateral; or (d) a material adverse effect upon the rights of or benefits available to the Administrative Agent, the Issuing Bank or any Lender under the Credit Agreement or any other Loan Document.

2.           The representations and warranties of each Borrower set forth in the Credit Agreement and of each other Loan Party in the other Loan Document are true and correct on and as of the date of, and after giving effect to, this Borrowing Request, except to the extent such representations and warranties expressly relate solely to an earlier date (in which case they shall have been true and correct as of such earlier date).

3.           At the time of and immediately after giving effect to such Borrowing, no Default  has occurred and is continuing.

After the making of the proposed Borrowing, the aggregate outstanding principal balance of the Loans and LC Exposures will not exceed the aggregate Commitments currently in effect under the Credit Agreement. This Borrowing Request is duly authorized in accordance with the Lufkin’s Organizational Documents and all relevant Laws. All of the conditions precedent to the Borrowing set forth in the Credit Agreement have been satisfied.

This letter is a Borrowing Request within the meaning of the Credit Agreement and is a Loan Document.  Thank you for your attention to this matter.

Very truly yours,

[LUFKIN INDUSTRIES, INC.

Name:    /s/ Christopher L. Boone
Christopher L. Boone,
Chief Financial Officer and Vice President]

[LUFKIN FINANCE (US) LP

By:           Lufkin Finance II, ULC,
an Alberta unlimited liability corporation,
its sole General Partner

Name:  /s/ Christopher L. Boone
                            Christopher L. Boone,
                            Vice President]

EXHIBIT H-1

[FORM OF]
INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent
707 Travis Street, 7th Floor North
Houston, Texas  77002
Attn:           Ms. Sallye Cielencki
Telephone: 713.216.1485
Telecopy: 713.216.3024

Ladies and Gentlemen:

The undersigned, ____________________ (the “Applicable Borrower”), refers to the Second Amended and Restated Credit Agreement dated as of November 29, 2011 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”) among Lufkin Industries, Inc. and Lufkin Finance (US) LP as Borrowers; the Lenders party thereto; and JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to Section 2.07 of the Credit Agreement, this Interest Election Request represents the Applicable Borrower’s election with respect to [Term] [Revolving] Borrowings to [insert one or more of the following]:

[1.           Use if converting Eurodollar Borrowings to ABR Borrowings.]

Convert $____________ in aggregate principal amount of Eurodollar Borrowingsmade on ________________, _____, with an applicable rate of ____, and acurrent Interest Period ending on ________________, _____, to ABR Borrowings on  ________________, _____.

[2.           Use if converting ABR Borrowings to Eurodollar Borrowings.]

Convert $____________ in aggregate principal amount of ABR Borrowings toEurodollar Borrowings on ________________, _____.  The initial Interest Periodfor such Eurodollar Borrowings is requested to be [one] [two] [three] [six] month[s].]

[3.           Use if continuing Eurodollar Borrowings.]

Continue ____________ in aggregate principal amount of Eurodollar Borrowingsmade on ________________, _____, with an applicable rate of ____, and acurrent Interest Period ending on ________________, _____.  The new Interest Period for such Eurodollar Borrowings is requested to be [one] [two] [three] [six] month[s].]

EXECUTED AND DELIVERED this ____ day of ______________, 201__.

[                                                                ]

By:
Name:
Title: _____________________________________

CC:   JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1 Chase Tower, 10 S. Dearborn, 7th Floor
Chicago, Illinois 60603
Attn: Duyanna Goodlet
Telephone: 312.385.7106
Telecopy No. 888.303.9732

EXHIBIT I

[FORM OF]
NEW LENDER ACCEPTANCE AGREEMENT

THIS NEW LENDER ACCEPTANCE AGREEMENT (this “Agreement”) to that certain Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of ___________, 2011, by and among LUFKIN INDUSTRIES, INC., a Texas corporation (“Lufkin”); LUFKIN FINANCE (US) LP, a Texas limited partnership  (“Newco” and together with Lufkin the “Borrowers” and each a “Borrower”); the Lenders from time to time party thereto; and JPMORGAN CHASE BANK, N.A., as a Lender, as Issuing Bank and as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) is made and entered into as of _______________, 201_, by and among ____________________ (the “New Lender”), the Borrowers, and the Administrative Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Investor Rights Agreement.

WHEREAS, pursuant to the terms of Section 2.01(c) of the Credit Agreement, the Lufkin may offer to financial institutions that are not lenders under the Credit Agreement a Revolving Commitment under the Credit Agreement, and the New Lender as a condition to becoming a New Lender, is required to execute and deliver a New Lender Acceptance Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Lender hereby agrees as follows:

1.           The New Lender hereby agrees, as of the Effective Date, to a Revolving Commitment under the Credit Agreement of  $____________.

2.           The New Lender acknowledges that (a) the Administrative Agent assumes no responsibility with respect to nor has any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or under the Credit Agreement or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in the Credit Agreement or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of the Credit Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 of the Credit Agreement or elsewhere therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and (b) the Administrative Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any Guarantor or any provider of security under the Credit Agreement or the Loan Documents or the performance or observance by any Borrower or any Guarantor of any of its respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

3.           The New Lender (a) represents and warrants that it is legally authorized to enter into this Agreement and make its Revolving Commitment under the Credit Agreement as otherwise provided herein; (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action as a Revolving Lender under the Credit Agreement, any other Loan Document or any related agreement or any document furnished thereunder; and (c) agrees that from and after the Effective Date until changed in accordance with the Credit Agreement, its Revolving Commitment is $_________________.

4.            The New Lender hereby agrees that upon execution of this Agreement, it shall become a party to the Credit Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of a Lender under the Credit Agreement and shall be deemed a “Lender” under the Credit Agreement for all purposes thereof.

5.           Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by either or both Borrowers and the Administrative Agent and their respective successors and assigns and the New Lender and any of its permitted successors and assigns.

6.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7.           Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

By:
Name: ____________________________________
Title: _____________________________________

LUFKIN INDUSTRIES, INC.

By:
Name: ____________________________________
Title: _____________________________________

LUFKIN FINANCE (US) LP

By:           Lufkin Finance II, ULC,
an Alberta unlimited liability corporation,
its sole General Partner

Name:   /s/Christopher L. Boone
                             Christopher L. Boone,
                             Vice President

ACKNOWLEDGED AND AGREED:

JPMORGAN CHASE BANK, N. A.
as Administrative Agent under the Credit Agreement

By:
Name: ____________________________________
Title: _____________________________________

EXHIBIT J

[FORM OF]
COMMITMENT INCREASE AGREEMENT

This COMMITMENT INCREASE AGREEMENT (this “Agreement”) is executed to be effective as of ___________________ (the “Effective Date”), by _______________________ (the “Increasing Lender”), in favor of LUFKIN INDUSTRIES, INC., a Texas corporation (“Borrower”), and JPMORGAN CHASE BANK, N.A., a national banking association, as Administrative Agent (in such capacity, the “Administrative Agent”), Issuing Bank and Lender under the terms of the Credit Agreement defined below.

Preliminary statements:

1.           Reference is hereby made to that certain Second Amended and Restated Credit Agreement dated effective ___________, 2011, by and between the Borrower, Lufkin Finance (US) LP (“Lufkin Finance”), the Administrative Agent and the financial institutions that are parties thereto as a “Lender” (collectively the “Lenders”), as now or hereafter amended, modified, restated, and supplemented from time to time, shall hereinafter be collectively referred to as the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.           Pursuant to the terms of Section 2.01(c) of the Credit Agreement, the Borrower may request from time to time one or more increases of the Revolving Commitments by notice to the Administrative Agent in writing, so long as the aggregate of the Revolving Commitments do not exceed $225,000,000 minus any reductions in the Revolving Commitments pursuant to Section 2.08(b) of the Credit Agreement after giving effect to any resulting increased Revolving Commitment.  As a result of such a request by the Borrower, the Increasing Lender has elected to subscribe for a portion of a total $____________ requested increased Revolving Commitment and to accordingly increase the Increasing Lender’s Revolving Commitment under the terms of the Credit Agreement as set forth below.  Accordingly, this Agreement is hereby executed and delivered by the Increasing Lender to the Borrower and the Administrative Agent for such purpose.

REPRESENTATIONS AND AGREEMENTS:

1.           The Increasing Lender hereby irrevocably elects, as of the Effective Date, to increase its Revolving Commitment under the Credit Agreement to $____________.

2.           The Increasing Lender acknowledges that (a) the Administrative Agent assumes no responsibility with respect to nor has any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or under the Credit Agreement or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in the Credit Agreement or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of the Credit Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 of the Credit Agreement or elsewhere therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and (b) the Administrative Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, Lufkin Finance, any Guarantor or any provider of security under the Credit Agreement or the Loan Documents or the performance or observance by the Borrower, Lufkin Finance or any Guarantor of any of its respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

3.           The Increasing Lender (a) represents and warrants that it is legally authorized to enter into this Agreement and increase its Revolving Commitment under the Credit Agreement as otherwise provided herein; (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action as a Lender under the Credit Agreement, any other Loan Document or any related agreement or any document furnished thereunder; and (c) agrees that from and after the Effective Date its Revolving Commitment under the Credit Agreement has been increased to $_________________.

4.           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

5.           This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

______________________________________,
as the Increasing Lender

By:
Name:
Title:

ACCEPTED AND AGREED TO:

JPMORGAN CHASE BANK, N.A.,
a national banking association, as Administrative Agent

By:
Name:
Title:

LUFKIN INDUSTRIES, INC.
a Texas corporation, as Borrower

By:
Name:
Title:

EXHIBIT K

[FORM OF]
COMMITMENT INCREASE NOTICE

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent

Attention:  [__________________]

Ladies and Gentlemen:

The undersigned, Lufkin Industries, Inc. (the “Borrower”), refers to the Second Amended and Restated Credit Agreement dated as of ___________, 2011 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement,” with terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined) among the Borrower, Lufkin Finance (US) LP, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as Issuing Bank and as a Lender.

The Borrower hereby requests an increase in the aggregate Revolving Commitments in the amount of $__________(the “Increased Revolving Commitment”). The proposed effective date of the Increased Revolving Commitment is ___________________.

The Borrower hereby offers to each Lender under the Credit Agreement, pursuant to Section 2.01(c)(i) of the Credit Agreement, such Lender’s pro rata share of the Increased Revolving Commitment.  If any portion of the Increased Revolving Commitment is not subscribed to by the Lenders within ten (10) Business Days following the Borrower’s delivery of this Notice to the Administrative Agent and each existing Revolving Lender, the Borrower may, with the consent of the Administrative Agent and the Issuing Bank as to any Person that is not at such time a Revolving Lender, offer to any existing Revolving Lender or to one or more additional banks or financial institutions the opportunity to acquire any unsubscribed portion of the Increased Revolving Commitment pursuant to Section 2.10(c)(ii) or Section 2.01(c)(iii), as applicable, of the Credit Agreement.

Delivery of an executed counterpart of this Commitment Increase Notice by telecopier shall be effective as delivery of an original executed counterpart of this Commitment Increase Notice.

Very truly yours,

LUFKIN INDUSTRIES, INC.

 By:
                        Name:
                        Title:

Acknowledged by:

JPMORGAN CHASE BANK, N.A.,
  as Administrative Agent

By:
Name:
Title:

EXHIBIT L

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to that certain Second Amended and Restated Credit Agreement dated as of ________________, 2011 (as amended, modified, supplemented, renewed, or extended from time to time, the “Credit Agreement”), among Lufkin Industries, Inc., Lufkin Finance (US) LP, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., in its individual capacity, as the Issuing Bank, the Swingline Lender and as Administrative Agent for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.                                          (the “Foreign Lender”) is providing this certificate pursuant to Section 1.18(g) of the Credit Agreement. The Foreign Lender hereby represents and warrants that:

1.           The Foreign Lender is the sole beneficial owner of the Loans in respect of which it is providing this certificate.

2.           The Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that:

(a)           the Foreign Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)           the Foreign Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any [Governmental Authority], any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Foreign Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4.           The Foreign Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN LENDER]

 By:
                        Name:
                        Title:

                                 Date:

EXHIBIT M

[FORM OF]
ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of November 29, 2011, by and among LUFKIN INDUSTRIES, INC. a Texas corporation (“Lufkin”); LUKFIN FINANCE (US) LP, a Texas limited partnership (“Newco”); and JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) under the Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of____________, 2011, by and among Lufkin and Newco; each of the financial institutions which are signatories thereto or which may become a party thereto from time to time (each a “Lender” and collectively the “Lenders”); the Administrative Agent; and JPMorgan Chase Bank, N.A., as Issuing Bank (in such capacity the “Issuing Bank”) and as Swingline Lender.

Preliminary statements

1.           Lufkin has borrowed Term Loans pursuant to the Credit Agreement for the purpose of financing the Acquisition.

2.           The Term Lenders are the owners and holders of the Term Loans in the original principal amount of $________________.

3.           Pursuant to the Credit Agreement, both Lufkin and Newco are Borrowers for all purposes of the Credit Agreement and the other Loan Documents.

4.           As one step in completing the Acquisition, Newco desires to assume primary liability, jointly and severally with Lufkin, for a portion (the “Assumed Amount”) of Lufkin's indebtedness with respect to the Term Loans and desires to assume, to the extent of the Assumed Amount, all indebtedness, duties, obligations and liabilities of Lufkin under and with respect to the Term Loans, pro rata according to their original principal amounts, to the same extent as if Newco had borrowed the Assumed Amount of such Term Loans itself, pursuant to the terms set forth below.

5.           Lufkin and Newco have requested that the Lenders, the Issuing Bank and the Administrative Agent (the “Lender Parties”) consent to the foregoing proposed assumption

6.           In order to further induce the Lender Parties to consent to the foregoing request, Lufkin has agreed to guarantee (to the extent of the Assumed Amount) any and all of the obligations of any kind whatsoever of Newco under or in connection with the Term Loans and, to the extent of the Debt assumed by Newco hereunder, each of the other Loan Documents.

7.           The Lender Parties are willing to allow such transfer, provided that Newco shall assume full joint and several liability with Lufkin for the Debt with respect to the Term Loans to the extent of the Assumed Amount by means of this Agreement and provided that Lufkin execute and deliver to the Administrative Agent on behalf of the Lenders the Lufkin Guarantee, whereby Lufkin unconditionally and irrevocably guarantees, subject to the terms and conditions therein stated, the obligations of Newco assumed hereunder.

NOW, THEREFORE, for and in consideration of the sum of Ten U.S. Dollars ($10.00), the Lender Parties’ consent to the assumption by Newco of liability for the Assumed Amount pursuant to this Agreement, the mutual covenants and agreements of the parties in this Agreement, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1.           Incorporation of Preliminary Statements. The foregoing preliminary statements are true and correct and are hereby incorporated by reference for all purposes as if fully set forth herein. Terms not defined in this Agreement shall have the meanings ascribed to them in the Credit Agreement.

2.           Definitions.

“Assumed Amount” means $___________ in principal amount of the Term Loans.

“Debt” means all obligations and all other debt and liabilities of any kind or character (principal, interest, reimbursement obligation, indemnity, fee or other) incurred under or in connection with the Assumed Amount of the Term Loans or any of them. The Debt includes interest and other obligations accruing or arising after (a) commencement of any case under any bankruptcy or similar laws by or against Newco or (b) the obligations of Newco shall cease to exist by operation of law or for any other reason. The Debt also includes all reasonable attorneys' fees and any other expenses incurred by any of the Lender Parties in enforcing any of the Term Loans; provided, that  Debt shall not include any principal of the Term Loans other than the Assumed Amount and shall not include (i) any amounts described herein that relate to principal portions of Term Loans in excess of the Assumed Amount or (ii) any Revolving Loans or LC Exposures.

3.           Unpaid Principal Balance of the Term Loans. The aggregate unpaid principal balance of the Term Loans as of the date hereof is $________________.

4.           Assumption of Liability. Newco hereby unconditionally and irrevocably assumes joint and several liability with Lufkin for payment of all Debt and agrees to pay all such Debt in accordance with the terms of the Credit Agreement.

5.           No Release of Lufkin. Nothing in this Agreement or the transactions contemplated by it shall release or be deemed to have released Lufkin from its liability for payment of the all or any part of any Term Loan.

6.           Consent to Transfer. Subject to the terms and conditions of this Agreement, the Administrative Agent, for itself and on behalf of the other Lender Parties, hereby consents to the assumption by Newco of liability for the Debt.

7.           Representations and Warranties of Lufkin and Newco.

In consenting to the assumption of liability for the Debt by Newco, the Lender Parties are relying upon the representations, warranties and agreements set forth in the Credit Agreement. In addition, Lufkin and Newco hereby jointly and severally represent and warrant to the Lender Parties as follows:

(a)           Newco has full and lawful authority and power to execute, acknowledge, deliver, and perform this Agreement and to assume the Assumed Debt.  This  Agreement has been duly executed and delivered by Newco and Lufkin and constitutes the legal, valid, and binding obligations of Newco and Lufkin, enforceable against Newco and Lufkin in accordance with their respective terms, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws of general application affecting creditors’ rights generally.

(b)           The execution, delivery and performance of this Agreement and the assumption of the Debt have been duly authorized by all necessary action on the part of Newco and Lufkin; do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person; and do not and will not violate any applicable law or the Organizational Documents of Newco or Lufkin or any order of any Governmental Authority.

(c)           The security interests created pursuant to the Loan Documents are and shall remain valid and subsisting security interests constituting first priority security interests in and to the collateral identified therein, all as more fully provided in the Credit Agreement and the other Loan Documents.

(d)           Newco is now Solvent, and no bankruptcy or insolvency proceedings are pending or contemplated by or – to the best of Newco’s knowledge – against Newco. Newco’s assumption of the Debt pursuant to this Agreement do not and will not render  Newco not Sol¬vent, cause Newco’s liabilities to exceed Newco’s assets, or leave Newco with too little capital to properly conduct all of its business as now conducted or contemplated to be conducted.

8.           Addresses for Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy pursuant to Section 9.1 of the Credit Agreement and to the addresses as follows:

(a)                      if to Lufkin, to it at

Lufkin Industries, Inc.
601 S. Raguet
Lufkin, Texas 75901
Attn: Mr. Chris Boone
Telephone: 936.631.2749
Telecopy: 936.637.5565
With a copy to:

Andrews Kurth LLP
600 Travis Street
Suite 4200
Houston, Texas 77002
Attn: Mr. Tom Perich
Telephone: 713.220.4268
Telecopy: 713.220.4285

(b)                      if to Newco, to it at

Lufkin Finance (US) LP
601 S. Raguet
Lufkin, Texas 75901
Attn: Mr. Chris Boone
Telephone: 936.631.2749
Telecopy: 936.637.5565

With a copy to:

Andrews Kurth LLP
600 Travis Street
Suite 4200
Houston, Texas 77002
Attn: Mr. Tom Perich
Telephone: 713.220.4268
Telecopy: 713.220.4285

(c)                      if to Administrative Agent, to it at

JPMorgan Chase Bank, N.A.
707 Travis Street, 7th Floor North
Houston, Texas 77002
Attn: Ms. Sallye Cielencki
Telephone: 713.216.1485
Telecopy: 713.216.3024

with a copy to

JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1 Chase Tower, 10 S. Dearborn, 7th Floor
Chicago, Illinois 60603
Attn: Duyanna Goodlet
Telephone: 312.385.7106
Telecopy No. 888.303.9732

9.           Ratification. This Agreement is an assumption only and shall not affect in any way the terms, the validity or the enforceability of the Term Loans or any Loan Document. Lufkin and Newco hereby ratify and confirm the terms and conditions of the Term Loans and the Loan Documents as their ongoing legal, valid and binding obligations. Nothing in this Agreement shall impair or be deemed to impair, prejudice, waive, release, discharge, diminish or otherwise adversely affect any indebtedness, indemnities, benefits, powers, claims, rights, remedies or recourses of any kind whatsoever available, or due, owing or payable, to any Lender or to any other Person in connection with any Term Loan or any Loan Document or any guaranty, security agreement or pledge agreement now or hereafter securing the Obligations under the Credit Agreement or benefitting the holders of the Term Loans.

10.           Further Assurances. Should the Administrative Agent so request, each of Lufkin and Newco shall execute and deliver such other or further documentation and perform such other acts as may be necessary to better effectuate and carry out the purposes of this Agreement and the assumption evidenced hereby.

11.           Setoff. Newco agrees that, in addition to (and without limitation of) any rights of setoff, banker's lien or counterclaim any Lender may otherwise have, each Lender and the Issuing Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Newco at any of such Lender's or the Issuing Bank's offices, in dollars or in any other currency, against any amount payable by Newco with respect to the Debt which is not paid when due (regardless of whether such balances are then due to Newco), in which case it shall promptly notify Newco thereof; provided that failure to give such notice shall not affect the validity of such offset.

12.           Merger. Neither any of the Lender Parties nor any of their respective employees, attorneys, representatives, or other agents has made any representation, covenant, promise, or warranty with respect to the subject matter hereof, express or implied, except as explicitly set forth herein, and no rights or privileges are or shall be acquired by Newco or Lufkin, by implication or otherwise, except as expressly set forth herein.

13.           Severability. Should any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be deemed invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and this Agreement shall be valid and enforced to the fullest extent permitted by applicable law. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions thereof or affecting the validity or enforceability of such provision in any other jurisdiction and, to this end, the provisions of this Agreement are severable; provided, that should the assumption by Newco provided for herein be reversed or found invalid or unenforceable for any reason, Lufkin shall nevertheless remain fully liable for all indebtedness in connection with the Term Loans, including but not limited to the Debt.

14.           Binding Effect; Loan Document. This Agreement shall be binding upon and inure to the benefit of the parties to it and their respective successors, assigns, receivers and trustees and is a Loan Document. The headings herein shall be accorded no significance in interpreting this Amendment.

15.           Governing Law. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

16.           Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement, provided that manually executed copies shall be delivered promptly thereafter.

[Signature Pages to Follow]

IN WITNESS WHEREOF, Lufkin has executed this Agreement as of the day and year first above written.

LUFKIN

LUFKIN INDUSTRIES, INC.

Name:     /s/ Christopher L. Boone
Christopher L. Boone,
Chief Financial Officer and VicePresident

IN WITNESS WHEREOF, Newco has executed this Agreement as of the day and year first above written.

NEWCO

LUFKIN FINANCE (US) LP

By	Lufkin Finance II, ULC,
an Alberta unlimited liability corporation,
its sole General Partner

Name:	/s/ Christopher L. Boone
Christopher L. Boone
Vice President

IN WITNESS WHEREOF, the Administrative Agent on behalf of the Lenders and the Issuing Bank has executed this Agreement as of the day and year first above written.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT N

[FORM OF]
GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (“Guaranty”), dated as of ___________________, 201_, is executed and delivered by LUFKIN INDUSTRIES, INC., a Texas corporation (“Guarantor”) to each of the financial institutions from time to time party to the Second Amended and Restated Credit Agreement dated as of ___________, 2011, by and among Lufkin Industries, Inc., Lufkin Finance (US) LP, the Lenders, and JPMorgan Chase Bank, N.A., in its individual capacity and as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Such credit agreement, as amended, modified, supplemented, restated and in effect from time to time, is herein called the “Credit Agreement”.

ARTICLE I

1.1           Definitions. As used in this Guaranty, terms not defined herein which are defined in the Credit Agreement shall have the meanings therein ascribed to them, and the following terms shall have these respective meanings:

Assumed Amount means $_____________.

Assumption Agreement means that certain Assumption Agreement dated of even date herewith by and among Lufkin Industries, Inc., Lufkin Finance (US) LP,  and the Administrative Agent.

Debt means the Debt relating to the Term Loans to the extent of the Assumed Amount assumed by Lufkin Finance pursuant to the Assumption Agreement and all other debt and liabilities of any kind or character (principal, interest, reimbursement obligation, indemnity, fee or other) of Lufkin Finance under or in connection with the Credit Agreement. The Debt includes interest and other obligations accruing or arising after (a) commencement of any case under any bankruptcy or similar laws by or against Lufkin Finance or (b) the obligations of Lufkin Finance shall cease to exist by operation of law or for any other reason. The Debt also includes all reasonable attorneys' fees and any other expenses incurred by the Administrative Agent, the Issuing Bank or any Lender in enforcing any of the Loan Documents.

Dollars and $ means lawful money of the United States of America.

Lender means a Lender from time to time under the Credit Agreement.

Lufkin Finance means Lufkin Finance (US) LP, a Texas limited partnership.

Obligations means all indebtedness, liabilities and obligations of Lufkin Finance arising under or in connection with the Credit Agreement or any of the other Loan Documents, of any kind or character, now existing or hereafter acquired, created or arising, including but not limited to the Assumed Debt. The term “Obligations” includes all interest and other obligations accruing or arising after the commencement of any case under any bankruptcy or similar laws by or against Lufkin Finance. The term “Obligations” also includes all expenses, attorneys’ fees and disbursements, and any other sum chargeable to Lufkin Finance under the Assumption Agreement, the Credit Agreement or any other Loan Document.

ARTICLE II

2.1           Execution of Loan Documents. Lufkin Finance has executed and delivered the Credit Agreement and other Loan Documents to the Lenders and the Administrative Agent.

2.2           Consideration. In consideration of the credit and other financial accommodations extended and contemplated to be extended to Guarantor and Lufkin Finance by the Lenders, the Issuing Bank and the Administrative Agent pursuant to the Loan Documents or otherwise, and in consideration of the Guaranty Fee paid by Lufkin Finance to Guarantor, and for other good and valuable consideration, the receipt and sufficiency of which Guarantor hereby acknowledges, Guarantor executes and delivers this Guaranty to the Lenders, the Issuing Bank and the Administrative Agent, with the intention of being presently and legally bound by its terms.

ARTICLE III

3.1           Payment Guaranty.                                           In order to induce the Lenders, the Issuing Bank and the Administrative Agent to enter into the Credit Agreement and to extend credit from time to time thereunder, and in consideration thereof, Guarantor, as a primary obligor and not as a surety, hereby unconditionally and irrevocably guarantees to the Lenders, the Issuing Bank and the Administrative Agent the full, prompt and punctual payment and performance of the Debt when due (whether at stated maturity, by acceleration or otherwise) in accordance with the Loan Documents. This Guaranty is irrevocable, unconditional and absolute, and if for any reason all or any portion of the Debt shall not be paid when due, Guarantor agrees to immediately pay the Debt to the Lenders or other Person entitled to it, in Dollars, regardless of (i) any defense, right of set-off or counterclaim which Guarantor may have or assert, (ii) whether any other such Person shall have taken any steps to enforce any rights against Lufkin Finance or any other Person to collect any of the Debt, and (iii) any other circumstance, condition or contingency.

3.2           Application.  Guarantor agrees that any payment or prepayment by Guarantor or any other Person against the Debt shall be paid against any portion of the Debt in such order and manner as the Lenders and the Issuing Bank or the Administrative Agent shall determine in their respective sole and absolute discretion.

3.3           Notification.  Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent, the Issuing Bank or any Lender on account of its liability under this Guaranty, it will notify the Administrative Agent in writing that such payment is made under this Guaranty. No payment or payments made by Lufkin Finance or any other Person or received or collected by the Administrative Agent, the Issuing Bank or any Lender from Lufkin Finance or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Debt shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor under this Guaranty.

3.4           Amendments, Etc. with Respect to the Obligations. Guarantor shall remain obligated under this Guaranty notwithstanding that, without any reservation of rights against  Guarantor or any other guarantor of any of the Obligations, and without notice to or further assent by Guarantor or any other guarantor of any of the Obligations, (a) any demand for payment of or reduction in the principal amount of any of the Obligations made by the Administrative Agent, the Issuing Bank or any Lender is rescinded by the Administrative Agent, the Issuing Bank or such Lender, (b) any of the Obligations is extended, continued, or modified, or (c) any of the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, is, from time to time, in whole or in part, renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Issuing Bank or any Lender. The Credit Agreement and the other Loan Documents may from time to time be amended, modified, supplemented or terminated, in whole or in part, in accordance with their respective terms, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent, the Issuing Bank or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released, all without in any way releasing, diminishing, reducing, impairing or otherwise affecting the obligations of Guarantor under this Guaranty. Neither the Administrative Agent, the Issuing Bank nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantees contained in this Guaranty or any property subject thereto.

Guarantor WAIVES diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Guarantor or Lufkin Finance with respect to the Obligations. This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the legality, validity or enforceability of the Credit Agreement, the Assumption Agreement or any other Loan Document, any of the Obligations or any collateral security therefor or any guarantee or right of offset with respect thereto at any time or from time to time held or purported to be held by the Administrative Agent, the Issuing Bank or any Lender, (b) the legality under any applicable law of repayment by Lufkin Finance of any of the Obligations or the adoption or application of any law purporting to render any such Obligations null and void, (c) any defense, setoff or counterclaim which may at any time be available to or be asserted by Guarantor against the Administrative Agent, the Issuing Bank or any Lender, or (d) any other circumstance whatsoever (with or without notice to or knowledge of Guarantor or Lufkin Finance) which constitutes, or might be construed to constitute, an equitable or legal discharge of Lufkin Finance for any of the Obligations, or of Guarantor under this Guaranty, in bankruptcy or in any other instance. The Administrative Agent, the Issuing Bank or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against Lufkin Finance, Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Issuing Bank or any Lender to pursue such other rights or remedies or to collect any payments from Lufkin Finance,  Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Lufkin Finance, Guarantor or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability under this Guaranty and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Issuing Bank or any Lender against Guarantor.

3.5           Obligations Not Affected. Guarantor's covenants, agreements and obligations under this Guaranty shall in no way be released, diminished, reduced, impaired or otherwise affected by reason of the happening from time to time of any of the following things, for any reason, whether by voluntary act, operation of law or order of any competent Governmental Authority, and whether or not Guarantor is given any notice or is asked for or gives any further consent (all requirements for which, however arising, Guarantor hereby WAIVES):

(a)           release or waiver of any obligation or duty to perform or observe any express or implied agreement, covenant, term or condition imposed in any of the Loan Documents or by applicable law on Lufkin Finance or any other party to the Loan Documents.

(b)           extension of the time for payment of any part of the Obligations or any other sums payable under the Loan Documents, extension of the time for performance of any other obligation under or arising out of or in connection with the Loan Documents or change in the manner, place or other terms of such payment or performance.

(c)           settlement or compromise of any or all of the Obligations.

(d)           renewal, supplementing, modification, rearrangement, amendment, restatement, replacement, cancellation, rescission, revocation or reinstatement (whether or not material) of all or any part of any of the Loan Documents or any obligation under the Loan Documents of Lufkin Finance or any other party to the Loan Documents (without limitation on the number of times any of the foregoing may occur).

(e)           acceleration of the time for payment or performance of any Obligations or other obligation under any of the Loan Documents or exercise of any other right, privilege or remedy under or in regard to any of the Loan Documents.

(f)           failure, omission, delay, neglect, refusal or lack of diligence by the Administrative Agent, the Issuing Bank or any Lender or any other Person to assert, enforce, give notice of intent to exercise -- or any other notice with respect to -- or exercise any right, privilege, power or remedy conferred on the Administrative Agent, the Issuing Bank or any Lender or any other Person in any of the Loan Documents or by law or action on the part of the Administrative Agent, the Issuing Bank or any Lender or any other Person granting indulgence, grace, adjustment, forbearance or extension of any kind to Lufkin Finance or any other Person.

(g)           taking or acceptance of any security or any other guaranty for the payment or performance of any or all of the Obligations.

(h)           voluntary or involuntary liquidation, dissolution, sale of any collateral, marshaling of assets and liabilities, change in corporate or organizational status, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt or other similar proceedings of or affecting Lufkin Finance or Guarantor or any of the assets of Lufkin Finance or Guarantor, even if any of the Obligations is thereby rendered void, unenforceable or uncollectible.

(i)           occurrence or discovery of any lack of genuineness, irregularity, invalidity or unenforceability of any of the Obligations or Loan Documents or any defect or deficiency in any of the Obligations or Loan Documents.

(j)           failure by the Administrative Agent, the Issuing Bank, any Lender or any other Person to notify -- or timely notify -- Guarantor of any default, event of default or similar event (however denominated) under any of the Loan Documents, or of any renewal, extension, supplementing, modification, rearrangement, amendment, restatement, replacement, cancellation, rescission, revocation or reinstatement (whether or not material) or assignment of all or any part of the Obligations, release or exchange of any security, other action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender against Lufkin Finance, Guarantor or any other Person, or any other event or circumstance. Neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty or obligation to give Guarantor any notice of any kind under any circumstances whatsoever with respect to or in connection with the Obligations or this Guaranty.

(k)           occurrence of any event or circumstance which might otherwise constitute a defense available to, or a discharge of, Lufkin Finance or Guarantor, including failure of consideration, fraud by or affecting any Person, usury, forgery, breach of warranty, failure to satisfy any requirement of the statute of frauds, running of any statute of limitation, accord and satisfaction and any defense based on election of remedies of any type.

(l)           receipt and/or application of any proceeds, credits or recoveries from any source, including any proceeds, credits, or amounts realized from exercise of any rights, remedies, powers or privileges of the Administrative Agent, the Issuing Bank or any Lender under any of the Loan Documents, by law or otherwise available to the Administrative Agent, the Issuing Bank or any Lender.

(m)           occurrence of any act, error or omission of the Administrative Agent, the Issuing Bank or any Lender, except behavior which is proven to be in bad faith to the extent (but no further) that Guarantor cannot effectively waive the right to complain.

3.6           Waivers.  Guarantor hereby WAIVES and RELEASES all right to require marshaling of assets and liabilities, sale in inverse order of alienation, notice of acceptance of this Guaranty and of any liability to which it applies or may apply, notice of the creation, accrual, renewal, increase, extension, modification, amendment or rearrangement of all or any part of the Obligations, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of intent to accelerate, notice of acceleration and all other notices and demands, collection suit and the taking of any other action by the Administrative Agent, the Issuing Bank or any Lender.

3.7           Guaranty of Payment and Not of Collection. This is an absolute guaranty of payment and not of collection, and an absolute guaranty of performance of all of the obligations of Lufkin Finance under the Loan Documents, and Guarantor WAIVES any right to require that any action be brought against Lufkin Finance or any other Person, or that the Administrative Agent, the Issuing Bank or any Lender be required to enforce, attempt to enforce or exhaust any rights, benefits or privileges of the Administrative Agent, the Issuing Bank or any Lender under any of the Loan Documents, by law or otherwise; provided that nothing herein shall be construed to prevent the Administrative Agent, the Issuing Bank or any Lender from exercising and enforcing at any time any right, benefit or privilege which the Administrative Agent, the Issuing Bank or such Lender may have under any Loan Document or by law from time to time, and at any time. Guarantor agrees that Guarantor's obligations hereunder are – and shall be – absolute, independent, and unconditional under any and all circumstances. Should the Administrative Agent, the Issuing Bank or any Lender seek to enforce Guarantor's obligations by action in any court, Guarantor WAIVES any requirement, substantive or procedural, that (a) the Administrative Agent, the Issuing Bank or any Lender pursue any foreclosure action, realize or attempt to realize on any security or preserve or enforce any deficiency claim against Lufkin Finance, Guarantor or any other Person after any such realization, (b) a judgment first be sought or rendered against Lufkin Finance, Guarantor or any other Person, (c) Lufkin Finance, Guarantor or any other Person be joined in such action, or (d) a separate action be brought against Lufkin Finance, Guarantor or any other Person. Guarantor's obligations under this Guaranty are several from those of Lufkin Finance or any other Person and are primary obligations concerning which Guarantor is the principal obligor. All waivers in this Guaranty or any of the other Loan Documents shall be without prejudice to the right of the Administrative Agent, the Issuing Bank or any Lender at its option to proceed against Lufkin Finance, Guarantor or any other Person, whether by separate action or by joinder. Guarantor agrees that its obligations under this Guaranty shall not be discharged except by payment of the Obligations in full, complete performance of all obligations of  Lufkin Finance under the Loan Documents and termination of the Lenders’ obligations    if any -- to make any further advances under the Loan Documents or extend other financial accommodations to Lufkin Finance.

3.8           Obligations Joint and Several with Other Guaranties.  If any other Person makes any guaranty of any of the Obligations or gives any security for them, Guarantor's obligations under this Guaranty shall be joint and several with the obligations of such other Person pursuant to such agreement or other papers making the guaranty or giving the security.

3.9           Reinstatement. Guarantor agrees that, if at any time all or any part of any payment previously applied by the Administrative Agent, the Issuing Bank or any Lender to the Obligations is or must be returned by the Administrative Agent, the Issuing Bank or such Lender – or recovered from the Administrative Agent or such Lender – for any reason (including the order of any bankruptcy court), this Guaranty shall automatically be reinstated to the same effect as if the prior application had not been made, and, in addition, Guarantor hereby agrees to indemnify the Administrative Agent, the Issuing Bank and each Lender against, and to save and hold the Administrative Agent, the Issuing Bank and each Lender harmless from, any required return by the Administrative Agent, the Issuing Bank or any Lender – or recovery from the Administrative Agent or any Lender – of any such payment because of its being deemed preferential under applicable bankruptcy, receivership or insolvency laws, or for any other reason. The provisions of this Section 3.9 shall survive the termination of this Guaranty and any satisfaction and discharge of Lufkin Finance by virtue of any payment, court order or other law.

3.10           Effect of Stay. If an event permitting the acceleration of any of the Obligations shall at any time have occurred and be continuing and such acceleration shall at such time be prevented by reason of the pendency against Lufkin Finance of a case or proceeding under any bankruptcy or insolvency law, Guarantor agrees that, for purposes of this Guaranty and its obligations hereunder, the Obligations shall be deemed to have been accelerated and Guarantor shall forthwith pay such Obligations (including interest which but for the filing of such petition in bankruptcy would accrue on such Obligations), and the other obligations hereunder, without any further notice or demand. Guarantor agrees that, as between Guarantor and the Lenders, the Issuing Bank and the Administrative Agent, the Debt may be declared to be due and payable for the purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards Lufkin Finance and that in the event of a declaration or attempted declaration, the Debt shall immediately become due and payable by Guarantor for the purposes of this Guaranty.

3.11           Subrogation and Contribution. Guarantor expressly agrees that it will not be entitled to enforce any and all rights of subrogation, reimbursement, contribution, exoneration and indemnity, contractual, statutory or otherwise, against the Administrative Agent, the Issuing Bank and the Lenders individually and collectively, including any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor or similar Law arising from the existence or performance of this Guaranty, until the termination of this Guaranty, and until such termination Guarantor irrevocably agrees that it will not be entitled to enforce any right to enforce any remedy which the Administrative Agent, the Issuing Bank or any Lender now has or may hereafter have against Lufkin Finance and the benefit of and any right to participate in any security now or hereafter held by the Administrative Agent, the Issuing Bank or any Lender. Until such termination, if any amount shall be paid by or on behalf of Lufkin Finance or any other Person to Guarantor on account of any of the rights waived in this Section 3.11, such amount shall be held by Guarantor in trust, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to the Administrative Agent for the account of the Issuing Bank and each Lender in the exact form received by Guarantor (duly indorsed by Guarantor to the Administrative Agent, the Issuing Bank or such Lender, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this Section 3.11 shall survive the term of this Guaranty, the payment in full of the Obligations and the termination of the Commitments.

3.12           Administrative Matters. If, in the exercise of any of its rights and remedies, the Administrative Agent, the Issuing Bank or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against Lufkin Finance or Guarantor, for any reason, Guarantor hereby consents to such action, even if such action by the Administrative Agent, the Issuing Bank or such Lender shall result in a full or partial loss of any rights of subrogation which Guarantor might otherwise have had but for such action by the Administrative Agent, the Issuing Bank or such Lender. Any election of remedies which results in the denial or impairment of the right of the Administrative Agent, the Issuing Bank or any Lender to seek a deficiency judgment against Lufkin Finance shall not impair Guarantor's obligation to pay the full amount of Guarantor's Debt.

3.13           Certain Taxes. Guarantor further agrees that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country or by any political subdivision or taxing authority thereof or therein (“Taxes”). If any Taxes are required to be withheld from any amounts payable hereunder, the amounts so payable shall be increased to the extent necessary to yield to the recipient thereof (after payment of all Taxes) the amount payable hereunder in the full amounts so to be paid. Whenever any Tax is paid by a Guarantor, as promptly as possible thereafter, Guarantor shall send the Administrative Agent an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by Administrative Agent.
3.14           Reliance on Guaranty. All extensions of credit and financial accommodations heretofore or hereafter made by the Administrative Agent, the Issuing Bank or any Lender under or in respect of the Credit Agreement or any of the other Loan Documents shall be conclusively presumed to have been made in reliance on and acceptance of this Guaranty.

ARTICLE IV

In order to induce the Administrative Agent, the Issuing Bank and the Lenders to accept and rely on this Guaranty, Guarantor warrants and represents to the Administrative Agent, the Issuing Bank and each Lender as follows:

4.1           Relationship to the Lufkin Finance. Lufkin Finance is an indirect Wholly-Owned Subsidiary of Guarantor. The Debt is being assumed by Lufkin Finance as an integral part of an arrangement by which another Subsidiary of Guarantor shall acquire substantially all of the assets of Quinn’s Oilfield Supply, Ltd., an Alberta corporation.  Guarantor has determined that its liability and obligation under this Guaranty may reasonably be expected to substantially benefit it directly or indirectly, and its board of directors (or such board's duly authorized and appointed designee) or other equivalent body has made that determination. The transactions contemplated in this Guaranty produce distinct and identifiable financial and economic direct or indirect benefits to Guarantor. Guarantor has had full and complete access to the underlying papers relating to the Obligations and all other papers executed by Lufkin Finance or any other Person in connection with the Obligations, has reviewed them and is fully aware of the meaning and effect of their contents. Guarantor is fully informed of all circumstances which bear upon the risks of executing this Guaranty and which a diligent inquiry would reveal. Guarantor has adequate means to obtain from the Lufkin Finance on a continuing basis information concerning Lufkin Finance’s financial condition, and is not depending on the Administrative Agent, the Issuing Bank or any Lender to provide such information, now or in the future. Guarantor agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any obligation to advise or notify it or to provide it with any data or information.

4.2           Guarantor Solvent.  Guarantor is now Solvent, and no bankruptcy or insolvency proceedings are pending or contemplated by or – to the best of Guarantor's knowledge – against Guarantor. Guarantor's liabilities and obligations under this Guaranty do not and will not render Guarantor not Solvent, cause Guarantor's liabilities to exceed Guarantor's assets or leave  Guarantor with too little capital to properly conduct all of its business as now conducted or contemplated to be conducted.

ARTICLE V

5.1           Term. Subject to the automatic reinstatement provisions of Article III, this Guaranty shall terminate and be of no further force or effect upon the occurrence of all of the following: (i) the full payment of the Debt, (ii) the final expiry of all Letters of Credit, (iii) the complete performance of all of the obligations of Lufkin Finance under the Loan Documents, and (iv) the final termination of the obligations, if any, of the Administrative Agent and the Lenders to make any further Loans or to issue, amend, renew or extend Letters of Credit under the Credit Agreement and the other Loan Documents or to provide any other financial accommodations to Lufkin Finance.

ARTICLE VI

6.1           Survival; Persons Bound. The obligation of Guarantor under this Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full (after the termination of the Commitments) of the Obligations and all other amounts payable under this Guaranty; (b) be binding upon Guarantor; and (c) inure, together with the rights and remedies of the Administrative Agent, the Issuing Bank and each Lender under this Guaranty, to the benefit of the Administrative Agent, the Issuing Bank and each Lender and their respective successors, transferees and assigns. Without limiting the generality of the foregoing, the Administrative Agent, the Issuing Bank or any Lender may assign or otherwise transfer its rights and obligations under this Guaranty and the other Loan Documents to any other Person or entity in accordance with the terms of the Credit Agreement, and such other Person or entity shall thereupon become vested with all the benefits in respect thereof granted to the Administrative Agent, the Issuing Bank or such Lender in this Guaranty or otherwise. Guarantor shall not assign or delegate any of its obligations under this Guaranty or any of the other Loan Documents without the express prior written consent of the Required Lenders in accordance with the Credit Agreement.

6.2           Subordination. Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent, the Issuing Bank and each Lender that all obligations and liabilities of Lufkin Finance and its Subsidiaries to Guarantor of whatsoever description (including all intercompany receivables of Guarantor from Lufkin Finance or any of its Subsidiaries) shall be subordinated and junior in right of payment to the Obligations. Guarantor shall not accept any payment on any indebtedness of Lufkin Finance or any of its Subsidiaries until the termination of this Guaranty, shall in no circumstance whatsoever attempt to set-off or reduce any obligations because of such indebtedness and shall, if the Administrative Agent shall so request, collect and receive such indebtedness as trustee for the Administrative Agent, the Issuing Bank and the Lenders and pay over all sums so collected to the Administrative Agent for the account of the Issuing Bank and the Lenders on account of the Obligations but without reducing or affecting in any manner the liability of Guarantor under this Guaranty.

6.3           Waiver of Suretyship Rights. By signing this Guaranty, Guarantor WAIVES each and every right to which it may be entitled by virtue of any suretyship law now or hereafter in existence.

6.4           Amendments in Writing. This Guaranty shall not be changed orally but shall be changed only by agreement in writing signed by Guarantor and the Administrative Agent in accordance with the Credit Agreement. Any waiver or consent with respect to this Guaranty shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing between the parties, no usage of trade and no parol or extrinsic evidence of any nature shall be used to supplement or modify any of the terms or provisions of this Guaranty.

6.5           Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, addressed to the respective parties as set forth on their signatures pages to this Guaranty. All such notices and communications shall, when personally delivered, delivered by courier, mailed or transmitted by telecopy, become effective (i) if personally delivered or delivered by courier, when received; (ii) if by mail, three (3) Business Days after such notice or other communication was deposited in the mail by certified mail, return receipt requested (with postage prepaid and addressed as aforesaid), or (iii) when sent by telecopy, when transmitted to the correct telecopier, with confirmation received. The Administrative Agent or the Guarantors may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

6.6           “Including” is Not Limiting; Section Headings.  Wherever the term “including” or a similar term is used in this Guaranty, it shall be read as if it were written “including by way of example only and without in any way limiting the generality of the clause or concept referred to.” The headings used in this Guaranty are included for reference only and shall not be considered in interpreting, applying or enforcing this Guaranty.

6.7           Governing Law and Jurisdiction.

(a)           This Guaranty and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Guaranty and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           Guarantor hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or the Issuing Bank in any way relating to this Guaranty or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Guaranty against the Guarantor or its properties in the courts of any jurisdiction.

(c)           Guarantor hereby irrevocably and unconditionally WAIVES, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (b) of this Section. Guarantor hereby irrevocably WAIVES, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

6.8           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.9           Survival. The representations, covenants and agreements set forth in this Guaranty shall continue and survive until the final termination of this Guaranty in accordance with Article V.

6.10           Rights Cumulative; Delay Not Waiver. The exercise of any right, benefit of privilege under any of the Loan Documents or any other papers or at law or in equity shall not preclude the concurrent or subsequent exercise of any of the other present or future rights, benefits or privileges of the Administrative Agent, the Issuing Bank or any Lender. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law, the other Loan Documents or any other papers. No failure by the Administrative Agent, the Issuing Bank or any Lender to exercise, and no delay in exercising, any right under this Guaranty or any other Loan Document or any other papers shall operate as a waiver thereof.

6.11           Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected thereby, and this Guaranty shall be liberally construed so as to carry out the intent of the parties to it. Each waiver in this Guaranty is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against the Administrative Agent, the Issuing Bank or any Lender for having bargained for and obtained it.

6.12           Setoff. Guarantor agrees that, in addition to (and without limitation of) any rights of setoff, banker's lien or counterclaim any Lender or the Issuing Bank may otherwise have, each Lender and the Issuing Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Guarantor at any of such Lender's or the Issuing Bank's offices, in dollars or in any other currency, against any amount payable by Guarantor under this Guaranty which is not paid when due (regardless of whether such balances are then due to Guarantor), in which case it shall promptly notify Guarantor thereof; provided that failure to give such notice shall not affect the validity of such offset.

6.13           Captions. The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.

6.14           Entire Agreement. This Guaranty embodies the entire agreement and understanding among the parties with respect to its subject matter and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter.  Guarantor acknowledges and agrees that there is no oral agreement between Guarantor and the Administrative Agent, the Issuing Bank or any Lender which has not been incorporated in this Guaranty.

THIS GUARANTY AGREEMENT is executed as of the date first above written.

LUFKIN INDUSTRIES, INC

By	/s/ Christopher L. Boone
Christopher L. Boone
Vice President/Treasurer/Chief Financial Officer
(Principal Financial and Accounting Officer)

Address of Guarantor:

Lufkin Industries, Inc.
601 S. Raguet
Lufkin, Texas 75902
Attn: Mr. Chris Boone